Exhibit 10.1

Execution Version

Credit Agreement

dated as of January 8, 2020

among

Trinity Funding 1, LLC, Trinity Funding 2, LLC, Trinity Funding 3, LLC, Trinity Capital

Fund II, L.P., and Trinity Capital Fund III, L.P.,

each as a Borrower

Credit Suisse AG, New York Branch,

as Agent and for the financial institutions

that may from time to time become parties hereto as Lenders

Lenders

from time to time party hereto

Funding Agents

from time to time party hereto

and

Wells Fargo Bank, National Association,

as Paying Agent and as Custodian

-i-

-ii-

-iii-

Schedule I	—	Eligibility Criteria
Schedule II	—	Lockbox Bank, Lockbox Accounts, the Collection Accounts, the Distribution Account, the Reserve Account, the Hedge Reserve Account and the Takeout Transaction Account

Exhibit A	—	Defined Terms
Exhibit B-1	—	Form of Borrowing Base Certificate
Exhibit B-2	—	Form of Notice of Borrowing
Exhibit C	—	Form of Substitution Certificate
Exhibit D	—	Form of Loan Note
Exhibit E	—	Commitments
Exhibit F	—	Form of Assignment
Exhibit G	—	Form of Loan and Form of Lease

-iv-

Credit Agreement

This Credit Agreement (this “Agreement”) is entered into as of January 8, 2020, by and among Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each a “Borrower”, collectively, the “Borrowers”, provided, that on and after the Fund II License Surrender Date, all references to Borrower or Borrowers shall automatically exclude Fund II, on and after the Fund III License Surrender Date, all references to Borrower or Borrowers shall automatically exclude Fund III, and following the License Surrender Dates, all references to Borrower or Borrowers shall only mean the SPE Borrowers, and on and after the SPE Merger Event, all references to Borrower or Borrowers shall only mean SPE 1), the financial institutions from time to time parties hereto (each such financial institution (including any Conduit Lender), a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch (“CSNY”), as agent (in such capacity, the “Agent”) for the Lenders, Wells Fargo Bank, National Association, not in its individual capacity, but solely as paying agent (the “Paying Agent”) and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian (the “Custodian”).

Recitals

Whereas, immediately prior to the Closing Date, the Funds owned certain Eligible Assets and were the recipient of debentures (the “SBA Loans”) from the United States Small Business Administration (the “SBA”);

Whereas, immediately prior to the Closing Date, Trinity Capital Fund IV, L.P., a Delaware limited partnership (“Fund IV”) owned certain Eligible Assets;

Whereas, simultaneous with the Initial Borrowing Date, Fund IV will transfer certain Eligible Assets to SPE 1 and will, from time to time, transfer additional Eligible Assets to SPE 1, in each case, pursuant to a Sale and Contribution Agreement between Fund IV and SPE 1 (the “SPE 1 Sale and Contribution Agreement”);

Whereas, the proceeds from the Lenders’ initial Advance to be made hereunder on the Initial Borrowing Date will be used in part to pay off the SBA Loans and concurrent with the payoff of the SBA Loans, Fund II and Fund III will seek to surrender their respective licenses from the SBA;

Whereas, concurrent with the occurrence of the Fund II License Surrender Date, Fund II will transfer all of its Eligible Assets to SPE 2 pursuant to a sale and contribution agreement between Fund II and SPE 2 (the “SPE 2 Sale and Contribution Agreement”) at which time Fund II shall automatically cease to be a Borrower hereunder;

Whereas, concurrent with the occurrence of the Fund III License Surrender Date, Fund III will transfer all of its Eligible Assets to SPE 3 pursuant to a sale and contribution agreement between Fund III and SPE 3 (the “SPE 3 Sale and Contribution Agreement”, together with the SPE 1 Sale and Contribution Agreement and the SPE 2 Sale and Contribution Agreement, the “Sale and Contribution Agreements”) at which time Fund III shall automatically cease to be a Borrower hereunder;

Whereas, if the BDC Event occurs, then concurrent with the BDC Event or shortly thereafter, SPE 2 and SPE 3 will merge into SPE 1, leaving SPE 1 as the sole Borrower hereunder;

Whereas, the Borrowers have requested that the Lenders provide financing to pay off the SBA Loans, to acquire Eligible Assets from Fund IV and for future origination (prior to the Fund II License Surrender Date with respect to Fund II and prior to the Fund III License Surrender Date with respect to Fund III) and acquisition (on and after the Fund II License Surrender Date with respect to Fund II and on and after the Fund III License Surrender Date with respect to Fund III) of Eligible Assets; and

Whereas, the Lenders are willing to provide the initial Advance on the Initial Borrowing Date and to provide financing for the origination/acquisition of Eligible Assets upon the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

Article I

Certain Definitions

Section 1.1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in Exhibit A attached hereto.

Section 1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.3. Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (E) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced and (G) “or” is not exclusive.

Section 1.4. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis (except as disclosed in the applicable footnotes), as in effect from time to time, applied in a manner consistent with that used in preparing audited financial statements, except as otherwise specifically prescribed herein.

Section 1.5. Borrowers. The obligations of the Borrowers hereunder are joint and several until the Fund II License Surrender Date with respect to Fund II and until the Fund III License Surrender Date with respect to Fund III, on and after which applicable License Surrender Date, the related Fund, automatically and with no further action by any Person, shall have no obligations as a Borrower hereunder and shall cease to be a “Grantor” under (and as defined in) the Security Agreement. Promptly following the Fund II License Surrender Date, the Agent authorizes the filing of a UCC-3 financing statement for Fund II, thereby releasing any security interest against Fund II, and shall receive evidence of such filing when available. Promptly following the Fund III License Surrender Date, the Agent authorizes the filing of a UCC-3 financing statement for Fund III, thereby releasing any security interest against Fund III, and shall receive evidence of such filing when available. After the occurrence of the BDC Event, SPE 2 and SPE 3 shall be merged into SPE 1 (such merger, the “SPE Merger Event”) and SPE 1 shall be the sole Borrower hereunder.

Article II

Amounts And Terms Of The Advances

Section 2.1. Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Agent, the Funding Agents and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrowers.

Section 2.2. The Advances. Subject to the terms and conditions set forth herein, each Non- Conduit Lender agrees, severally and not jointly, to make one or more loans (each such loan, an “Advance”) to the Borrowers, from time to time during the Availability Period, in an amount, for each Lender Group, equal to its Lender Group Percentage of the aggregate Advances requested by the Borrowers pursuant to Section 2.4; provided that the Advances made by any Lender Group shall not exceed its Lender Group Percentage of the lesser of (i) the Aggregate Commitment in effect at such time and (ii) the Borrowing Base at such time; provided, further, that a Non-Conduit Lender shall be deemed to have satisfied its obligation to make an Advance hereunder (solely with respect to such Advance) to the extent any Conduit Lender in such Lender Group funds such Advance in place of such Non-Conduit Lender in accordance with this Agreement, it being understood that such Conduit Lender may fund such Advance in its sole discretion.

Section 2.3.Use of Proceeds.  Proceeds of the Advance to be made on the Initial Borrowing Date shall only be used by the Funds to pay off the principal of the SBA Loans, by SPE 1 to pay for Eligible Assets being acquired from Fund IV pursuant to the SPE 1 Sale and Contribution Agreement (which shall be used to pay off outstanding debt of Fund IV), and to make deposits into the Reserve Account and pay certain fees and expenses incurred in connection with the establishment of the credit facility set forth in this Agreement; and proceeds of all other Advances shall only be used (i) prior to the Fund II License Surrender Date by Fund II and prior to the Fund III License Surrender Date by Fund III, to originate or acquire Eligible Assets, and by SPE 1 to acquire Eligible Assets from Fund IV and to make deposits into the Reserve Account and pay ancillary fees and expenses in connection therewith and with the other transactions contemplated by the Transaction Documents, and (ii) on and after the Fund II License Surrender Date by SPE 2 and on and after the Fund III License Surrender Date by SPE 3, to acquire Eligible Assets from the applicable Depositor and to make deposits into the Reserve Account and pay ancillary fees and expenses in connection therewith and with the other transactions contemplated by the Transaction Documents.

Section 2.4. Making the Advances. (A) Except as otherwise provided herein, the Borrowers may request the Lenders to make Advances to the Borrowers by the delivery to the Agent, each Funding Agent and, so long as they remain a Lender hereunder, the CS Conduit Lenders, not later than 1:00 P.M. (New York City time) two (2) Business Days prior to the proposed Borrowing Date of a written notice of such request substantially in the form of Exhibit B-2 attached hereto (each such notice, a “Notice of Borrowing”) together with a duly completed Borrowing Base Certificate signed by a Responsible Officer of each Borrower. Any Notice of Borrowing or Borrowing Base Certificate received by the Agent and the Funding Agents after the time specified in the immediately preceding sentence shall be deemed to have been received by the Agent and the Funding Agents on the next Business Day, and to the extent that results in the proposed Borrowing Date being earlier than two (2) Business Days after the date of delivery of such Notice of Borrowing, then the date specified in such Notice of Borrowing as the proposed Borrowing Date of an Advance shall be deemed to be the Business Day immediately succeeding the proposed Borrowing Date of such Advance specified in such Notice of Borrowing. The proposed Borrowing Date specified in a Notice of Borrowing shall be no earlier than two (2) Business Days after the date of delivery of such Notice of Borrowing and may be up to a maximum of five (5) Business Days after the date of delivery of such Notice of Borrowing. Unless otherwise provided herein, each Notice of Borrowing shall be irrevocable. The aggregate principal amount of the Advance requested by the Borrowers for any Borrowing Date shall not be less than the lesser of (x) $5,000,000 and (y) the remaining amount necessary in order for the Borrowers to fully utilize all available Commitments.

(B) The Notice of Borrowing shall specify (i) the aggregate amount of Advances requested together with the allocated amount of Advances to be paid by each Lender Group based on its respective Lender Group Percentage and (ii) the Borrowing Date.

(C) With respect to the Advances to be made on the Initial Borrowing Date, each Lender Group shall make the amount of its Advance available to the Paying Agent by initiation of a wire transfer of such funds to the account specified in the related Notice of Borrowing no later than 2:00 P.M. (New York City time) on the Initial Borrowing Date. The Paying Agent shall receive and hold such Advances in escrow for the benefit of the Lenders. Upon a determination by the Agent that all conditions precedent to the Advances to be made on the Initial Borrowing Date set forth in Article III have been satisfied or otherwise waived, the Paying Agent shall distribute the Advances to be made on the Initial Borrowing Date in accordance with the Flow of Funds Direction Letter.

(D) With respect to the Advances to be made on any Borrowing Date, other than the initial Advance to be made on the Initial Borrowing Date, upon a determination by the Agent that all conditions precedent to the Advances to be made on such Borrowing Date set forth in Article III have been satisfied or otherwise waived, each Lender Group shall send the amount of its Advance by initiation of a wire transfer of such funds in accordance with the Borrowers' joint written instructions no later than 2:00 P.M. (New York City time) on such Borrowing Date.

(E) Notwithstanding any provision to the contrary herein or in any other Transaction Document, with respect to the Advances to be made on the Initial Borrowing Date, the Paying Agent is obligated only to perform the duties specifically set forth in Section 2.4(C) or otherwise in the related Notice of Borrowing, which shall be deemed purely ministerial in nature. Under no circumstance will the Paying Agent be deemed to be a fiduciary to any Person with respect to the Advances to be made on the Initial Borrowing Date or the Paying Agent’s duties under Section

2.4(C) or the related Notice of Borrowing. With respect to the Advances to be made on the Initial Borrowing Date, the Paying Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than Section 2.4(C) and the related Notice of Borrowing, whether or not an original or a copy of such agreement has been provided to the Paying Agent; and the Paying Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. With respect to the Advances to be made on the Initial Borrowing Date, the Paying Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. Section 2.4(C) and the related Notice of Borrowing set forth all matters pertinent to the escrow of the Advances to be made on the Initial Borrowing Date contemplated hereunder, and no additional obligations of the Paying Agent with respect thereto shall be inferred or implied from the terms of this Agreement or any other agreement.

Section 2.5.  Fees.

(A) Servicer Fee. The Borrowers shall pay the Servicer Fee to the initial Servicer and after the resignation or replacement of the initial Servicer, the Borrowers shall pay the Servicer Fee to a Successor Servicer, which may be the Back-Up Servicer, appointed in accordance with the Servicing Agreement.

(B) Back Up Servicing Fee. The Borrowers shall pay the Back-Up Servicing Fee to the Back-Up Servicer until such time as the Back-Up Servicer becomes the Successor Servicer in accordance with the Servicing Agreement.

(C) Custodial Fee. The Borrowers shall pay to the Custodian the Custodial Fee.

  (D) Paying Agent Fee. The Borrowers shall pay to the Paying Agent the Paying Agent Fee.

(E) Unused Line Fees. The Borrowers agree to pay to each Funding Agent, in each case for the benefit of the Non-Conduit Lenders in its Lender Group and as consideration for the Commitment of such Non-Conduit Lenders in such Lender Group, unused line fees in Dollars (collectively, the “Unused Line Fee”) for the period from the Closing Date to the last day of the Availability Period, and the amount of such Unused Line Fee due on each applicable Payment Date shall be computed as (a) the Unused Line Fee Percentage multiplied by (b) the average of, for each day during the related Interest Accrual Period (or portion thereof occurring during the Availability Period), the Unused Portion of the Commitments on such day. It is agreed and understood by the parties hereto that no Unused Line Fee shall be due or payable with respect to the period beginning with the Closing Date and ending on the Initial Borrowing Date.

(F) Payment of Fees. The fees set forth in Section 2.5(A) through (E) shall be payable on each Payment Date by the Borrowers from Distributable Collections as set forth in and in the order of priority established pursuant to Section 2.7(B).

Section 2.6.  Reduction/Increase of the Commitments.

(A) The Borrowers may, on any Business Day, upon written notice given to the Agent and each of the Funding Agents not later than ten Business Days prior to the date of the proposed action (which notice may be conditioned upon any event), terminate in whole or reduce in part, on a pro rata basis based on its Lender Group Percentage, the Unused Portion of the Commitments with respect to each Lender Group (and on a pro rata basis with respect to each Non-Conduit Lender in such Lender Group); provided, that (i) any partial reduction shall be in a minimum amount, for all Lenders in the aggregate, of $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) any Unused Portion of the Commitments so reduced may not be increased again other than in accordance with Section 2.6(B).

(B) The Borrowers may, on any Business Day, upon written notice given to the Agent and each of the Funding Agents, request an increase, on a pro rata basis based on its Lender Group Percentage, of the Commitments of the Non-Conduit Lender(s) in each Lender Group; provided, that any increase shall be at least equal to, for all Lenders in the aggregate, $5,000,000 or in integral multiples of $1,000,000 in excess thereof and shall not cause the Aggregate Commitment to exceed the Maximum Facility Amount. Each Non-Conduit Lender shall, within five (5) Business Days of receipt of such request, notify the Agent and the Agent shall in turn notify the Borrowers in writing (with copies to the other members of the applicable Lender Group) whether or not each Non-Conduit Lender has, in its sole discretion, agreed to increase its Commitment. If a Non-Conduit Lender does not send any notification to the Agent within such five (5) Business Day period, such Non-Conduit Lender shall be deemed to have declined to increase its Commitment. If less than all of the Non-Conduit Lenders agree to an increase in the maximum amount requested, the Borrowers may request the Non-Conduit Lenders who have so agreed to increase their Commitments to further increase their Commitments and each such Non- Conduit Lender shall, in its sole discretion, give written notice to the Agent and the Agent shall in turn notify the Borrowers in writing, of the amount, if any, by which it is willing to further increase its Commitment and such increase shall be allocated among such Non-Conduit Lenders in such amounts as are agreed between the Borrowers and the Agent. For the avoidance of doubt, any increase agreed to by a Non-Conduit Lender shall be effective irrespective of whether one or more other Non-Conduit Lenders shall have declined or be deemed to have declined to increase its Commitment.

Section 2.7. Repayment of the Advances; Application of Collections. (A) The outstanding principal balance of the Advances and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable in full, if not due and payable earlier, on the Maturity Date.

(B) On each Payment Date, the Borrowers shall direct the Paying Agent to, subject to Section 2.7(D), apply all Distributable Collections to the Obligations in the following order of priority (the “Priority of Payments”) based solely on information contained in the Monthly Servicer Report for such related Collection Period or, if no Monthly Servicer Report is provided, solely as directed in writing by the Agent:

(i) first (Service Providers), ratably, (a) to the Paying Agent (1) the Paying Agent Fee and (2)(x) any accrued and unpaid Paying Agent Fees with respect to prior Payment Dates plus (y) out-of-pocket expenses and indemnities of the Paying Agent incurred and not reimbursed in connection with its obligations and duties under this Agreement and payable hereunder; (b) to the Back-Up Servicer (1) the Back-Up Servicing Fee, (2)(x) any accrued and unpaid Back-Up Servicing Fees with respect to prior Payment Dates plus (y) out-of-pocket expenses and indemnities of the Back-Up Servicer incurred and not reimbursed in connection with its obligations and duties under this Agreement and the Servicing Agreement and (3) any accrued and unpaid transition costs, in each case, payable pursuant to the applicable Transaction Documents; (c) to the Custodian (1) the Custodial Fee and (2)(x) any accrued and unpaid Custodial Fees with respect to prior Payment Dates plus (y) out-of-pocket expenses and indemnities of the Custodian incurred and not reimbursed in connection with its obligations and duties under the Custodial Agreement and payable thereunder; provided that the aggregate payments to the Paying Agent, the Back-Up Servicer and the Custodian pursuant to clauses (a)(2)(y), (b)(2)(y) and (c)(2)(y) will be limited to $100,000 per calendar year so long as no Event of Default has occurred and is continuing (unless otherwise approved by the Agent); and (d) to the Servicer, (1) the Servicer Fee and (2)(x) any accrued and unpaid Servicer Fees with respect to prior Payment Dates plus (y) with respect to any Successor Servicer, any out-of-pocket expenses and indemnities of the Servicer incurred and not reimbursed in connection with its obligations and duties under this Agreement and the Servicing Agreement;

(ii) second (Interest Distribution Amount and Hedge Payments), ratably, (a) to the Agent for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent), in each case for the benefit of and on behalf of the Lenders in its Lender Group, the Interest Distribution Amount then due (allocated among the Lender Groups based on their Lender Group Percentages) until paid in full; and (b) to the Hedge Counterparty under each Hedge Agreement, the payment of all amounts which are due and payable by the Borrowers to such Hedge Counterparty on such date (other than fees, expenses, termination payments, indemnification payments, tax payments or other similar amounts), pursuant to the terms of the applicable Hedge Agreement (net of all amounts which are due and payable by such Hedge Counterparty to the Borrowers on such date pursuant to the terms of such Hedge Agreement);

(iii) third (Unused Line Fee), to the Agent for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent), in each case for the benefit of and on behalf of the Non-Conduit Lender(s) in its Lender Group, the payment of the Unused Line Fee then due (allocated among the Lender Groups based on their Lender Group Percentages) until paid in full;

(iv) fourth (Borrowing Base Deficiency), to the extent required under Section 2.9 in connection with a Borrowing Base Deficiency as of the related Determination Date, to the Agent for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent), in each case on behalf of the Lenders in its Lender Group, for the prepayment and reduction of the outstanding principal amount of any Advances, an amount equal to the amount necessary to cure such Borrowing Base Deficiency (allocated ratably among the Lender Groups based on their Lender Group Percentages);

(v) fifth (Hedge Counterparty Breakage), to the Hedge Counterparty under each Hedge Agreement, all payments which arose due to a default by the Borrowers or a termination event in respect of which a Borrower is an “Affected Party” (as defined in such Hedge Agreement) pursuant to the terms of the applicable Hedge Agreement;

(vi) sixth (Reserve Account), if the amount on deposit in the Reserve Account is less than the Reserve Account Required Balance, to the Reserve Account, until the amount on deposit in the Reserve Account shall equal the Reserve Account Required Balance;

(vii) seventh (Hedge Reserve Account), if the amount on deposit in the Hedge Reserve Account is less than the Hedge Reserve Required Balance, to the Hedge Reserve Account, until the amount on deposit in the Hedge Reserve Account shall equal the Hedge Reserve Required Balance;

(viii) eighth (Amortization Pe ri od Lender Obligations), during the Amortization Period, to the Agent for allocation to the Funding Agents, in each case, on behalf of itself and the Lenders in its related Lender Group, for application to the payment of the principal balance of the outstanding Advances (allocated among such Obligations as selected by the Agent; provided that payment of the principal balance of such outstanding Advances shall be allocated ratably among the Lender Groups based on their Lender Group Percentages) until paid in full;

(ix) ninth (Lender Fees and Expenses), to the Agent and for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent) on behalf of itself and the Lenders in its related Lender Group, the payment of all Breakage Costs, all Liquidation Fees, any Exit Fees and all other amounts (other than those already provided for above) due and payable by the Borrowers to the Agent for allocation to each Funding Agent and such Lenders (solely in their capacity as a Lender) hereunder or under any other Transaction Document until paid in full;

(x) tenth (All Other Obligations), without duplication of amounts payable pursuant to clause (ix) above, to the Agent on behalf of any applicable party, the ratable payment of all other Obligations (other than amounts payable pursuant to clause (xi) below) that are past due and/or payable on such date;

(xi) eleventh (Hedge Agreement Payments), to the Hedge Counterparty under each Hedge Agreement, all payments which arose due to any prepayments of amounts under such Hedge Agreement and all fees, expenses, indemnification payments, tax payments or other amounts (to the extent not previously paid hereunder) which are due and payable by the Borrowers to such Hedge Counterparty on such date, pursuant to the terms of the applicable Hedge Agreement;

(xii) twelfth (Service Provider Indemnities), to the Paying Agent, the Custodian, the Back-Up Servicer and/or the Servicer, any indemnification, expenses, fees or other obligations owed to the Paying Agent, the Custodian, the Back-Up Servicer and/or the Servicer, respectively (including, any such amounts not paid pursuant to clause (i) above), pursuant to the Transaction Documents;

(xiii) thirteenth (Principal Prepayments), as specified in Section 2.8(A), to the Agent for allocation to each Funding Agent, in each case on behalf of its related Lender Group, to the prepayment of Advances in accordance with Section 2.8(A) together with any Liquidation Fees in accordance with Section 2.12(A) and accrued interest on the amount prepaid (allocated ratably among the Lender Groups based on their Lender Group Percentages); and

(xiv)  fourteenth (Remainder), all Distributable Collections remaining in the Distribution Account after giving effect to the preceding distributions in this Section 2.7(B), to an account or accounts specified by the Borrowers.

(C) The Paying Agent shall, subject to Section 2.7(D), apply all amounts on deposit in the Takeout Transaction Account on any Business Day to the Obligations in the following order of priority (and, if such Business Day is a Payment Date, without duplication of amounts distributed (or distributable) on such date pursuant to Section 2.7(B)):

(i) first (Interest), to the Agent for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent), in each case on behalf of the Lenders in its Lender Group, an amount (allocated among the Lender Groups based on their Lender Group Percentages) equal to the excess, if any, of the Interest Distribution Amount accrued with respect to the amount of Advances prepaid on such day with respect to the related Interest Accrual Period over, if such Business Day is a Payment Date, the amount distributed (or distributable) to the Funding Agents on such day pursuant to Section 2.7(B)(ii);

(ii) second (Principal), to the Agent for allocation to each Funding Agent (so long as each Funding Agent is a Credit Suisse Related Party, otherwise to each Funding Agent), in each case on behalf of its related Lender Group, to the prepayment of Advances in an amount equal to the Minimum Payoff Amount with respect to such Takeout Transaction (allocated ratably among the Lender Groups based on their Lender Group Percentages);

(iii) third (Liquidation Fees and Other Obligations Owing to Agents, Lenders and Funding Agents), (a) first, to the Agent for allocation to each Funding Agent, in each case on behalf of the Lenders in its related Lender Group, for application to the aggregate amount of all Liquidation Fees and Exit Fees, if any, accrued with respect to the amount of Advances prepaid on such day then due and payable by the Borrowers (allocated ratably among each such Lender Group and within each Lender Group based on their applicable Lender Group Percentages) until paid in full, and (b) second, to the Agent for allocation to each Funding Agent, in each case on behalf of itself and the Lenders in its related Lender Group, the aggregate amount of all Obligations accrued with respect to the amount of Advances prepaid on such day (other than those provided for in other clauses of this Section 2.7(C)) then due and payable by the Borrowers to the Agent, such Funding Agent and such Lenders (solely in its capacity as a Lender) hereunder or under any other Transaction Document until paid in full;

(iv) fourth (Hedge Counterparty), to the Hedge Counterparty under each Hedge Agreement, all payments that are due and payable by the Borrowers to such Hedge Counterparty on such date arising as a result of the prepayment of Advances in connection with such Takeout Transaction (including all fees, expenses, indemnification payments, tax payments, termination payments and other amounts), pursuant to the terms of the applicable Hedge Agreement; and

(v) fifth (Remainder), all proceeds of such Takeout Transaction remaining in the Takeout Transaction Account to an account or accounts specified by the Borrowers.

(D) Notwithstanding anything to the contrary set forth in this Section 2.7 or Section 8.2, the Paying Agent shall not be obligated to make any determination or calculation with respect to the payments or allocations to be made pursuant to either of such Sections, and in making the payments and allocations required under such Sections, the Paying Agent shall be entitled to rely exclusively and conclusively upon the information in the latest Monthly Servicer Report (or such other report or direction signed by the Agent) received by the Paying Agent pursuant to either such Section prior to the applicable payment date. Any payment direction to be acted upon by the Paying Agent pursuant to either such Section on a payment date other than a Payment Date shall be delivered to the Paying Agent at least one (1) Business Day prior to the date on which any payment is to be made.

Section 2.8. Certain Prepayments. (A) The Borrowers (through the Paying Agent pursuant to Section 2.7(B) and as otherwise permitted in this Agreement) may at any time upon written notice to the Agent, the Funding Agents and the Paying Agent, and subject to the priority of payments set forth in Section 2.7(B), prepay all or any portion of the balance of the principal amount of the Advances based on the outstanding principal amounts thereof, which notice shall be given at least five (5) Business Days prior to the proposed date of such prepayment. Each such prepayment (which need not be on a Payment Date) shall be accompanied by (i) the payment of all accrued but unpaid interest on the amounts to be so prepaid (to, but excluding the date of repayment), (ii) the Exit Fee, if applicable, and (iii) any Liquidation Fee in connection with such prepayment if such prepayment is not made on a Payment Date. Any advances prepaid pursuant to this Agreement may, subject to the terms and conditions hereof (including the terms and conditions set forth in Section 3.3), be reborrowed during the Availability Period. Notwithstanding anything herein or any other Transaction Document (including the Fee Letters) to the contrary, the parties hereto hereby agree that following a conversion of an Advance to Cost of Funds based upon an Alternate Rate, if the new rate set by the Agent (i.e., the Alternate Index Rate as adjusted by the Alternate Index Spread) materially increases the interest rate payable by the Borrowers on the Advances, then no Exit Fee shall accrue or be payable with respect to any prepayment pursuant to this Section 2.8(A) at any time during the one hundred and twenty (120) day period following such conversion.

(B) In connection with any Takeout Transaction, the Borrowers shall deposit into the Takeout Transaction Account an amount equal to at least the Minimum Payoff Amount with respect to such Takeout Transaction and the Agent shall apply such amount in accordance with Section 2.7(C).

Section 2.9. Mandatory Prepayments of Advances; Liquidated Damages.

(A) No later than January 31, 2020, the Borrowers shall pay to the Funding Agents, in each case for the account of its Lender Group, the amount required to reduce the Aggregate Outstanding Advances to an amount equal to or less than $160,000,000 (such prepayment, the “Initial Prepayment”). No Breakage Costs shall be owing in connection with the Initial Repayment and so long as Borrower provides the Funding Agent with no less than three (3) Business Days prior written notice of the Initial Prepayment amount and date, no Liquidation Fees shall be owing in connection with the Initial Prepayment and no Exit Fee shall be owing in connection with the Initial Prepayment. For the avoidance of doubt, (x) the Borrowers may direct the Paying Agent to, and the Paying Agent shall, apply funds in the Collection Accounts to pay the Initial Prepayment to the Funding Agent, upon not less than two (2) Business Day’s prior written notice from the Borrowers (or the Servicer on behalf of the Borrowers), and (y) no Asset owned by any Borrower on the Closing Date or the Initial Borrowing Date may be sold, transferred or released from the Collateral in connection with the Initial Prepayment.

(B) If any Borrower either (i) obtains knowledge or (ii) receives notice from the Agent (with calculations set forth in reasonable detail) that the aggregate outstanding principal amount of all Advances (without giving effect to any Advance that was approved pursuant to Section 2.18 or giving effect to any payments to be made on the related Payment Date if such amount is being calculated on a Determination Date) exceeds the lesser of (x) the amount of the Aggregate Commitment in effect as of such date and (y) the Borrowing Base as of such date plus all amounts on deposit in the related Collection Accounts attributable to principal payments made with respect to any Assets (the occurrence of any such excess being referred to herein as a “Borrowing Base Deficiency”; provided, that for the calculation of a Borrowing Base Deficiency on any Determination Date shall not include amounts on deposit in the related Collection Accounts attributable to principal payments made with respect to any Assets), the Borrowers shall pay to the Funding Agents, in each case for the account of its Lender Group, no later than the close of business on the second Business Day (or, in the case of a Borrowing Base calculated on any Determination Date, no later than the related Payment Date) following knowledge or notice of a Borrowing Base Deficiency, the amount of any such excess (to be allocated and applied to the reduction of Advances ratably among all Lender Groups based on their Lender Group Percentages to the extent necessary to cure such Borrowing Base Deficiency). Notwithstanding anything contained herein to the contrary, (i) at all times with respect to Fund IV, as a Depositor, and (ii) after the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, each Fund, as a Depositor, in lieu of repaying Advances to cure a Borrowing Base Deficiency, may instead voluntarily contribute cash to its related SPE Borrower, or may voluntarily contribute additional Eligible Assets to its related Borrower SPE under the applicable Sale and Contribution Agreement, in each case in an amount sufficient to cure such Borrowing Base Deficiency (which contribution may be effected pursuant to a substitution of Eligible Assets pursuant to Section 2.10 or by any other voluntary contribution of Eligible Assets or cash) so long as (x) the related SPE Borrower provides written notice to the Agent that a Depositor intends to make such contribution together with a pro forma Borrowing Base Certificate giving effect to such contribution, (y) such Depositor delivers the related Custodian File (as applicable) to the Custodian for certification pursuant to the Custodial Agreement and (z) the Agent shall have received the related Custodial Certification in respect of such Eligible Assets (as applicable) from the Custodian pursuant to the Custodial Agreement.

(C) Prior to the Fund II License Surrender Date with respect to Fund II or the Fund III License Surrender Date with respect to Fund III, as applicable, upon the receipt of notice by such Fund from the Agent stating that a Pledged Asset is a Defective Asset (providing in reasonable detail the basis for such conclusion) or the knowledge of such Fund of a Defective Asset, such Fund shall, within ten (10) Business Days, remit the Liquidated Damages with respect to such Defective Asset into the related Collection Account. Upon the receipt of notice by Fund IV from the Agent stating that a Pledged Asset is a Defective Asset (providing in reasonable detail the basis for such conclusion) or knowledge of Fund IV of a Defective Asset, Fund IV shall, within ten (10) Business Days, repurchase such Defective Asset pursuant to and in accordance with the terms of the SPE 1 Sale and Contribution Agreement and (unless such repurchase and retransfer is effected pursuant to a substitution of Eligible Assets pursuant to Section 2.10) shall remit the Repurchase Price with respect to such Defective Asset into the related Collection Account. After the Fund II License Surrender Date with respect to Fund II or the Fund III License Surrender Date with respect to Fund III, as applicable, upon the receipt of notice by such Fund from the Agent stating that a Pledged Asset is a Defective Asset (providing in reasonable detail the basis for such conclusion) or the knowledge of such Fund of a Defective Asset, such Fund shall, within ten (10) Business Days, repurchase such Defective Asset pursuant to and in accordance with the terms of the its related Sale and Contribution Agreement and (unless such repurchase and retransfer is effected pursuant to a substitution of Eligible Assets pursuant to Section 2.10) shall remit the Repurchase Price with respect to such Defective Asset into the related Collection Account. It is understood and agreed that the initial Servicer also has an obligation to pay Liquidated Damages with respect to Defective Assets and a payment by any of Fund II or Fund III, any Depositor or the initial Servicer (or retransfer of such Defective Asset pursuant to a substitution of Eligible Assets pursuant to Section 2.10) shall be the sole remedy of the Secured Parties for the breach of the representation and warranty in Section 4.1(Q) hereof or Section 10.02(f) of the Servicing Agreement. For the avoidance of doubt, a payment of Liquidated Damages, the Purchase Price or the Repurchase Price (or a substitution of Eligible Assets pursuant to Section 2.10), as the case may be, with respect to a particular Defective Asset by any of Fund II, Fund III, any Depositor or the initial Servicer will relieve the obligation of the others to pay Liquidated Damages or the Repurchase Price with respect to the same Defective Asset.

Section 2.10. Substitution of Eligible Assets. At any time after (x) the Initial Borrowing Date, in the case of Fund IV, (y) the Fund II License Surrender Date, in the case of Fund II, and (z) the Fund III License Surrender Date, in the case of Fund III, and prior to the Maturity Date, such Depositor shall be entitled (but not obligated) to (including in connection with any retransfer of an Asset to such Depositor under the applicable Sale and Contribution Agreement) replace any Asset that is a Defective Asset, a Defaulted Asset or a Delinquent Asset, with another Eligible Asset (a “Qualified Substitute Asset”), subject to the satisfaction of the following conditions:

(A) each Qualified Substitute Asset is an Eligible Asset and, during the occurrence and continuance of an Early Amortization Event, has been pre-approved by the Agent on or before the date of substitution;

(B)  no Borrowing Base Deficiency would exist as a result of such substitution; (C) no Potential Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution) unless such Potential Default or Event of Default would be cured after giving effect to such substitution;

(D) the applicable Borrower or applicable Depositor shall deliver to the Custodian the Custodian File for any Qualified Substitute Assets for certification pursuant to the Custodial Agreement and the Agent shall have received the related Custodial Certification in respect of such Qualified Substitute Assets from the Custodian pursuant to the Custodial Agreement;

(E) the applicable Depositor shall deposit into the Distribution Account the Substitution Shortfall Amount, if any; and

(F) the applicable Borrower shall deliver to the Agent on the date of such substitution a certificate of a Responsible Officer of such Borrower certifying that each of the foregoing is true and correct as of such date in the form of Exhibit C attached hereto.

Upon confirmation of the delivery of a Qualified Substitute Asset for each applicable Asset being substituted for, each applicable Asset being substituted for shall be removed from the Collateral (and the Agent shall cause to be released all Liens on such removed Assets in favor of the Agent) and the applicable Qualified Substitute Asset(s) shall be included in the Collateral.

The aggregate Outstanding Asset Amount of any Defaulted Assets or Delinquent Assets (in each case measured as of the date immediately prior to such Asset becoming classified as such) that are the subject of any substitution pursuant to this Section 2.10 (i) by any Fund shall not exceed 10.0% of the highest aggregate Outstanding Asset Amount of all Assets owned by the related SPE Borrower since the Closing Date less the sum of the Outstanding Asset Amounts of all Delinquent Assets and Defaulted Assets (in each case measured as of the date immediately prior to such Asset becoming classified as such) previously substituted by such Fund pursuant to this option or (ii) by all Depositors shall not exceed 10.0% of the highest aggregate Outstanding Asset Amount of all Assets owned by the SPE Borrowers since the Closing Date less the sum of the Outstanding Asset Amounts of all Delinquent Assets and Defaulted Assets (in each case measured as of the date immediately prior to such Asset becoming classified as such) previously substituted by any Depositor pursuant to this option.

Section 2.11. Interest. The Lenders shall be entitled to the applicable Interest Distribution Amount payable on each Payment Date in accordance with the Priority of Payments and on each date on which the Paying Agent applies amounts on deposit in the Takeout Transaction Account in accordance with Section 2.7(C), in each case allocated among the Lender Groups in accordance with the Priority of Payments or Section 2.7(C), as applicable.

Section 2.12. Breakage Costs; Liquidation Fees; Increased Costs; Capital Adequacy; Illegality; Additional Indemnifications; Inability to Determine Rates.

(A) Breakage Costs and Liquidation Fees. (i) If any Advance is not made on the date specified by the Borrowers for any reason other than default by the Lenders, the Borrowers hereby agree to pay Breakage Costs, if any, and (ii) the Borrowers agree to pay all Liquidation Fees associated with a reduction of the principal balance of an Advance at any time. The Borrowers shall not be responsible for any Liquidation Fees or any other loss, cost, or expenses arising at the time of, and arising solely as a result of, any assignment made pursuant to Section 10.8 and the reallocation of any portion of an Advance of the applicable Lender making such assignment. Except for any Liquidation Fees and an Exit Fee, if applicable, all payments and prepayments hereunder shall be made without any penalty or premium.

(B) Increased Costs. If any Change in Law (i) shall subject any Lender, the Agent or any Affiliate thereof (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) shall impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party, or (iii) shall impose any other condition affecting the Collateral or the rights of any Lender and the Agent hereunder, the result of which is to increase the cost to any Affected Party under this Agreement or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within the ten Business Days after written demand by such Affected Party, the Borrowers shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered to the extent such additional or increased costs or reduction are incurred or suffered in connection with the Collateral, any obligation to make Advances hereunder, any of the rights of such Lender or the Agent hereunder, or any payment made hereunder in accordance with Section 2.7(B); provided, that the Borrowers shall not be required to compensate an Affected Party pursuant to this Section 2.12(B) for any additional or increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(C) Capital Adequacy. If any Change in Law has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such Change in Law (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then within ten (10) Business Days after written demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrowers shall pay directly to such Affected Party such additional amount or amounts (without duplication of amounts payable pursuant to Section 2.12(B)) as will compensate such Affected Party for such reduction in accordance with Section 2.7(B); provided, that the Borrowers shall not be required to compensate an Affected Party pursuant to this Section 2.12(C) for any amounts or additional amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(D) Compensation. If as a result of any event or circumstance similar to those described in Section 2.12(A), 2.12(B), or 2.12(C), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) Business Days after written demand by such Affected Party, the Borrowers shall pay to such Affected Party such additional amount or amounts (without duplication of amounts payable pursuant to Section 2.12(A), (B) or (C)) as may be necessary to reimburse such Affected Party for any amounts paid by it; provided, that the Borrowers shall not be required to compensate an Affected Party pursuant to this Section 2.12(D) for any amounts or additional amounts incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the event or circumstance giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor; provided further that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(E) In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim or demand under this Section 2.12, as a condition to payment in respect thereof, shall submit to the Borrower a certificate setting forth, in reasonable detail, the basis for and calculation of such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.

(F) If any Borrower is required to pay amounts under Section 2.12(B), (C) or (D), then the applicable Lender (other than any Credit Suisse Related Party) shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) file any certificate or document reasonably requested in writing by such Borrower or (ii) assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would avoid or minimize any additional costs, taxes, expense or obligation which would otherwise be imposed on such Borrower pursuant to such Sections; provided, however, that no Lender shall be required to take any such action that, as determined by such Lender in its sole discretion, would adversely affect the making, issuing, funding or maintaining of such Advances or the interests of such Lender; provided, further, however, that such efforts shall not cause the imposition on any Lender of any additional costs or expenses, unless such Borrower agrees to pay such additional costs and expenses.

(G) If any Borrower incurs any liability to a Lender (other than any Credit Suisse Related Party) under Section 2.12(B), (C) or (D) or Section 2.17, then such Borrower, at its sole expense may, upon notice to such Lender and the Agent, require such Lender subject to this Section 2.12(G) to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Advances and Commitments of the Lender being replaced hereunder to an assignee that shall assume all those rights and obligations; provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having valid jurisdiction, (y) such Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, and (z) such Borrower or such assignee shall have paid to the replaced Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Advances of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto. A Lender subject to this 2.12(G) shall not be required to make any such assignment and delegation if (A) prior to any such assignment and delegation the circumstances entitling such Borrower to require such assignment and delegation have ceased to apply, (B) such Lender shall waive its right to claim compensation or payment under Section 2.12 or 2.17, if applicable, or (C) any Potential Default or Event of Default then exists. Each Lender (other than any Credit Suisse Related Party) hereby grants to the Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any assignment and acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.12(G).

(H)       Inability to Determine Rates.

(i) In connection with the conversion of an Advance to Cost of Funds based upon an Alternate Rate, the Agent will have the right to make technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent determines in its reasonable discretion are commonly accepted by market participants in warehouse loans, to reflect the adoption and implementation of an Alternate Index and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (such changes, “Alternate Index Conforming Changes”) and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Alternate Index Conforming Changes will become effective without any further action or consent of the Borrowers.

(ii) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to make or maintain an Advance that accrues interest based upon LIBOR as contemplated hereunder (A) the obligation of such Lender hereunder to make any Advance based upon LIBOR shall be canceled forthwith and (B) any outstanding Advances with a Cost of Funds based upon LIBOR shall be converted automatically to a Cost of Funds based upon a Base Rate on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrowers hereby agree to promptly pay to each Lender, upon demand, any additional amounts necessary to compensate such Lender for any reasonable costs incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any additional interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the Advances hereunder. Such Lender’s notice setting forth such costs in reasonable detail, as certified to Borrowers, shall be conclusive absent manifest error.

Section 2.13. Payments and Computations. (A) The Borrowers (through the Paying Agent pursuant to Sections 2.7(B) and 2.7(C) and as otherwise permitted in this Agreement) shall make each payment and prepayment hereunder and under the Advances in respect of principal, interest, expenses, indemnities, fees or other Obligations due from the Borrowers not later than 2:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Agent at its address referred to in Section 10.3 or to such account provided by the Agent in immediately available, same-day funds for further distribution by the Agent to each Funding Agent, except as otherwise specified in Sections 2.7(B) and 2.7(C), as applicable. Payments on Obligations may also be made by application of funds in the Distribution Account or the Takeout Transaction Account as provided in Section 2.7(B) or 2.7(C), as applicable. All computations of interest for Advances made under the Base Rate shall be made by the applicable Funding Agent on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by a Funding Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, any payment payable to a Lender but paid, in accordance with this Agreement or any other Transaction Document, to the Agent or the related Funding Agent shall be deemed to be payment of such amount to such Lender and to discharge the Borrowers’ obligations to such Lender in respect of such payment.

(B) All payments to be made in respect of fees, if any, due to the Agent from the Borrowers hereunder shall be made on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without setoff, counterclaim or other deduction of any nature (other than with respect to Taxes pursuant to Section

2.17).

Section 2.14. Payment on Non-Business Days. Whenever any payment hereunder or under the Advances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

Section 2.15.  [Reserved].

Section 2.16. Extension of the Scheduled Commitment Termination Date. No earlier than ninety (90) days, and no later than sixty (60) days, prior to the then Scheduled Commitment Termination Date, the Borrowers may deliver written notice to the Agent and each Funding Agent requesting an extension of such Scheduled Commitment Termination Date. The Agent shall respond to such request no later than thirty (30) days following the date of its receipt of such request, indicating whether it is considering such request and preliminary conditions precedent to any extension of the Scheduled Commitment Termination Date as the Agent determines to include in such response. The Agent’s failure to respond to a request delivered by the Borrowers pursuant to this Section 2.16 shall not be deemed to constitute any agreement by the Agent to any such extension. The granting of any extension of the Scheduled Commitment Termination Date requested by the Borrowers shall be in the mutual discretion of the Borrowers and the Agent (on behalf of the Lenders with the consent of all Lender Groups).

Section 2.17.  Taxes.

(A) Defined Terms. For purposes of this Section 2.17 the term “applicable Law” includes FATCA.

(B) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(C) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of a Funding Agent timely reimburse it for the payment of, any Other Taxes.

(D) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to each Funding Agent), or by a Funding Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(E) Indemnification by the Lenders. Each Non-Conduit Lender shall severally indemnify each Funding Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Non-Conduit Lender (but only to the extent that the Borrowers have not already indemnified such Funding Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), and (ii) any Excluded Taxes attributable to such Non-Conduit Lender, in each case, that are payable or paid by a Funding Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Non-Conduit Lender by its Funding Agent shall be conclusive absent manifest error. Each Non-Conduit Lender hereby authorizes its Funding Agent to set off and apply any and all amounts at any time owing to such Non-Conduit Lender under any Transaction Document or otherwise payable by such Funding Agent to the Non-Conduit Lender from any other source against any amount due to such Funding Agent under this paragraph (E).

(F) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to each Funding Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Funding Agent.

(G) Status of Recipients. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrowers, the Paying Agent and the related Funding Agent, at the time or times reasonably requested by the Borrowers, the Paying Agent or such Funding Agent, such properly completed and executed documentation reasonably requested by the Borrowers, the Paying Agent or such Funding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrowers, the Paying Agent or the related Funding Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers, the Paying Agent or such Funding Agent as will enable the Borrowers, the Paying Agent or such Funding Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)       Without limiting the generality of the foregoing,

(a) any Recipient that is a U.S. Person shall deliver to the Borrowers, the Paying Agent and the related Funding Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers, the Paying Agent or such Funding Agent), executed originals of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(b) any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers, the Paying Agent and the related Funding Agent (in such number of copies as shall be requested by the Borrowers, the Paying Agent or such Funding Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers, the Paying Agent or such Funding Agent), whichever of the following is applicable:

(1) in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers, the Paying Agent and the related Funding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers, the Paying Agent or such Funding Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers, the Paying Agent or such Funding Agent to determine the withholding or deduction required to be made; and

(d) if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrowers, the Paying Agent and the related Funding Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers, the Paying Agent or such Funding Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers, the Paying Agent or such Funding Agent as may be necessary for the Borrowers, the Paying Agent and such Funding Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers, the Paying Agent and the related Funding Agent in writing of its legal inability to do so.

(H) Forms for Paying Agent. The Agent and each Funding Agent shall deliver to the Paying Agent on or before the first Payment Date, executed originals of IRS Form W-9 or W-8, as applicable, certifying that the Agent or such Funding Agent is exempt from U.S. federal backup withholding tax.

(I) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (I) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (I), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (I) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(J) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of a Funding Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.18. Request for Borrowing Exceeding Aggregate Commitment.

(A) Notice. The Borrowers may, from time to time during the Availability Period, prior to the issuance of a Notice of Borrowing, send a written notice to the Agent (who shall promptly forward the same to each Lender Group) setting forth the Borrowers' intent to request a borrowing that will cause the sum of all outstanding Advances to exceed the Aggregate Commitment then in effect, provided, that in no event will it cause the sum of all outstanding Advances to exceed the Maximum Facility Amount. Such notice shall be sent no later than five (5) Business Days prior to the date on which the Borrowers intend to send the related Notice of Borrowing and shall set forth the amount by which the sum of all outstanding Advances (after giving effect to such borrowing) will exceed the Aggregate Commitment and the related Borrowing Date.

(B) Approval/Disapproval. Upon receipt of the notice described in Section 2.18(A) by the Agent, the Agent shall, no later than five (5) Business Days after receipt thereof, obtain the written approval or disapproval of each Non-Conduit Lender regarding the requested Advances, which approval shall be granted or not granted in the sole discretion of the Non-Conduit Lenders. If the making of the requested Advances is approved, the Borrowers shall, in accordance with procedures set forth in Section 2.4, send the related Notice of Borrowing. Any approved Advances to be made by the Lenders in the related Lender Group shall be funded within such Lender Group pursuant to any allocation as agreed to by all of the members of such Lender Group. If the making of the requested Advances is not approved, then the Borrowers shall, prior to sending its Notice of Borrowing, modify the same in a manner sufficient to ensure that the requested borrowing does not cause the sum of all outstanding Advances to exceed the Aggregate Commitment then in effect, as applicable.

(C) Commitment. For the avoidance of doubt, if the making of an Advance by a Lender Group that would cause the sum of all outstanding Advances to exceed the Aggregate Commitment, as applicable, is approved, no Non-Conduit Lender’s Commitment shall be increased or be deemed to be increased. Each Non-Conduit Lender’s Commitment shall remain as set forth on Exhibit E unless increased and/or reduced from time to time in accordance with Section 2.6 or amended in connection with assignments made by a Non-Conduit Lender pursuant to Section 10.8. Moreover, the Borrowers must go through the procedures described in Sections 2.18(A) and (B) each time a request for an Advance is made which would cause the sum of all outstanding Advances to exceed the Aggregate Commitment.

(D) Nothing set forth in this Section 2.18 requires a Conduit Lender to make any Advance; however, a Conduit Lender may, in its sole discretion, make the Advance requested pursuant to this Section 2.18 for its Lender Group. Any Advance approved pursuant to this Section 2.18 shall be made pursuant to and in accordance with Sections 2.2 and 2.4.

Section 2.19. [Reserved].

Section 2.20. License Surrender Date. Each of Fund II and Fund III irrevocably covenants to take all reasonable action necessary to cause the surrender of its SBIC License. With respect to Fund II, the date on which its SBIC License is surrendered and the conditions set forth in this Section 2.20 are satisfied shall be the “Fund II License Surrender Date”. With respect to Fund III, the date on which its SBIC License is surrendered and the conditions set forth in this Section 2.20 are satisfied shall be the “Fund III License Surrender Date” (and, together with the Fund II License Surrender Date, the “License Surrender Dates”). In connection therewith, the following conditions shall be satisfied in order to effectuate the Fund II License Surrender Date or the Fund III License Surrender Date (which may occur on the same date for each Fund), as applicable:

(A) such Fund shall become the sole member of its related SPE Borrower (i.e., Fund II shall become the sole member of SPE 2 and Fund III shall become the sole member of SPE 3);

(B) such Fund shall cause all of the Assets owned by it immediately prior to the Fund II License Surrender Date (in the case of Fund II) and the Fund III License Surrender Date (in the case of Fund III) to be sold and/or contributed to the applicable SPE Borrower pursuant to the applicable Sale and Contribution Agreement;

(C) the filing of Forms UCC-1 naming, with respect to Assets sold and/or contributed by such Fund to the related SPE Borrower, such Fund as debtor, such SPE Borrower as assignor/secured party, and the Agent as secured party, in all necessary filing offices;

(D) the Agent shall have received all legal opinions required by and satisfactory to the Agent, including, without limitation, legal opinions regarding bankruptcy and corporate matters; and

(E) the Agent shall have received evidence, satisfactory to it, that the related SBIC License is surrendered.

Article III

Conditions Of Lending And Closing

Section 3.1. Conditions Precedent to Closing. The following conditions shall be satisfied on or before the Closing Date:

(A) Closing Documents. The Agent shall have received each of the following documents, in form and substance satisfactory to the Agent, duly executed, and each such document shall be in full force and effect, and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained:

(i) this Agreement;

(ii) a Loan Note for each Lender Group that has requested the same;

(iii) the Security Agreement;

(iv) the Servicing Agreement;

(v) the Custodial Agreement;

(vi) the Performance Guaranty;

(vii) each Fee Letter;

(viii) each Lockbox Agreement;

(ix) each Securities Account Establishment and Control Agreement;

(x) the SPE 1 Sale and Contribution Agreement; and

(xi) the Custodial and Paying Agent Fee Letter.

(B) Secretary’s Certificates. Agent shall have received certificates from each of the parties to the Transaction Documents on the Closing Date, certifying to and attaching: its authorization to enter into the Transaction Documents to which it is a party; the incumbency and signatures of such specific Responsible Officers; copies of governing documents, as amended, modified, or supplemented prior to the Closing Date; and a certificate of status dated as of a date reasonably acceptable to the Agent (and, if dated within fifteen (15) days of the Closing Date, such certificate shall be deemed to be acceptable to the Agent), such certificate to be issued by the appropriate officer of the jurisdiction of organization of such entity, which certificate shall indicate that such entity is in good standing in such jurisdiction.

(C) Legal Opinions. The Agent shall have received customary opinions from (i) counsel to Paying Agent, Back-Up Servicer and Custodian addressing authorization and enforceability of the Transaction Documents and other corporate matters and (ii) counsel to the Servicer and the Borrowers addressing (a) authorization and enforceability of the Transaction Documents and other corporate matters, (b) security interest and UCC matters and (c) with respect to Fund IV and SPE 1, true sale/non-consolidation matters.

(D) No Material Adverse Effect. Since December 31, 2018, there has been no Material Adverse Effect.

(E) Know Your Customer Information. The Agent and the Paying Agent shall have received all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act.

(F) Evidence of Insurance. The Agent shall have received certification evidencing coverage under the insurance policies referred to in Section 5.1(L).

(G) UCC Search Results. The Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to each Borrower in all appropriate jurisdictions together with copies of all such filings disclosed by such search.

(H) UCC Financing Statements. The Borrowers shall have duly filed proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Agent deems necessary or desirable in order to perfect the Agent’s interests in the Collateral. The Borrowers shall have filed on or before the Closing Date proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrowers or any of their respective affiliates, other than (x) Liens in favor of the Agent or the Secured Parties, and (y) security interests and other rights granted by any Depositor in favor of the related Borrower, other than the security interest and rights described in the preceding sentence.

(I) Accounts. The Agent shall have received evidence reasonably satisfactory to it that the Lockbox Accounts, the Collection Accounts, the Distribution Account, the Reserve Account, the Hedge Reserve Account and the Takeout Transaction Account have been established and that the Lockbox Accounts and the Collection Accounts are subject to account control agreements pursuant to which the Agent shall be granted control (as defined in Section 9-104 of the UCC) in favor of the Agent, in form and substance satisfactory to the Agent.

(J) Financial Covenants. The Agent shall have received a certificate from each of Fund II, Fund III, Fund IV and the Servicer that it satisfies each of the Financial Covenants as of the date hereof.

(K) Other Information. The Agent shall have received such other information related to the Pledged Assets as the Agent may reasonably request.

Section 3.2. Conditions Precedent to the Initial Borrowing Date. In addition to the conditions set forth in Section 3.3, the obligation of each Non-Conduit Lender to make or participate in the initial Advance shall be subject to the satisfaction of the following conditions:

(A) Payment of Fees. The Borrowers shall have paid all fees previously agreed in writing to be paid on or prior to the Initial Borrowing Date, including, the reasonable and documented fees and expenses of Kramer Levin Naftalis & Frankel LLP, counsel to the Agent, in connection with the transactions contemplated hereby.

(B) Payoff and Release. The Agent shall have received evidence reasonably satisfactory to it that any outstanding debt of Fund IV is or will concurrently on the Initial Borrowing Date be satisfied and that any Liens with respect to any Collateral owned by SPE 1 is or will concurrently on the Initial Borrowing Date be released.

(C) Trinity Deposit Amount. On the Initial Borrowing Date, the Agent shall have received evidence that the Borrowers shall have caused to be paid to the Paying Agent an amount equal to the sum of the interest payoff amount of the SBA Loan and all other amounts required to be deposited with the Paying Agent on or prior to the Initial Borrowing Date in order for the Paying Agent to be able (along with the funding of the initial Advance) to make the payments set forth in the Flow of Funds Direction Letter.

(D) Equity Commitments. The BDC shall have received at least (i) $100,000,000 in equity commitments and (ii) $100,000,000 in commitments related to Permitted Subordinated Indebtedness in connection with the BDC Event.

In addition to the conditions set forth above in this Section 3.2, the Agent shall have received the Flow of Funds Direction Letter before the Initial Borrowing Date, in form and substance satisfactory to the Agent, duly executed, and such document shall be in full force and effect, and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained on or before the Initial Borrowing Date.

Section 3.3. Conditions Precedent to All Advances. (A) Except as otherwise expressly provided below, the obligation of each Non-Conduit Lender to make or participate in each Advance (including the initial Advance made on the Initial Borrowing Date) shall be subject, at the time thereof, to the satisfaction of the following conditions:

(i) Funding Documents. The Agent shall have received, no later than two (2) Business Days prior to the Borrowing Date, a completed Notice of Borrowing and a Borrowing Base Certificate, each in form and substance satisfactory to the Agent.

(ii) Assets. The Pledged Assets shall be comprised of a minimum of 15 unique Obligors and for each Advance made on or after the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, and, if applicable, all conditions to the purchase of the related Assets under the related Sale and Contribution Agreement shall have been satisfied as of the applicable Transfer Date with respect to such Assets.

(iii) Representations and Warranties. All of the representations and warranties of the Borrowers, the Depositors, and the Servicer, as applicable, contained in this Agreement or any other Transaction Document that relate to the eligibility of the Pledged Assets shall be true and correct as of the applicable Transfer Date with respect to such Pledged Assets and all other representations and warranties of the Borrowers, the Performance Guarantor, the Depositors, and the Servicer contained in this Agreement or any other Transaction Document shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Borrowing Date (or such earlier date or period specifically stated in such representation or warranty).

(iv) No Defaults; Solvency. The Agent shall have received a certification that no Early Amortization Event, Event of Default, Potential Early Amortization Event or Potential Default has occurred and is continuing or would result from any borrowing of any Advance or from the application of the proceeds therefrom and after giving effect to such Advance and the application of the proceeds therefrom, each Borrower will be Solvent.

(v) Custodial Certificate. The Agent shall have received the Custodial Certification in respect of the related Assets from the Custodian pursuant to the Custodial Agreement.

(vi) Hedge Requirements and Hedge Reserve Account. The Borrowers shall be in compliance with all applicable Hedge Requirements. The amount on deposit in the Hedge Reserve Account shall not be less than the Hedge Reserve Required Balance, taking into account the application of the proceeds of the Advances on the Borrowing Date.

(vii) Reserve. The amount on deposit in the Reserve Account shall not be less than the Reserve Account Required Balance, taking into account the application of the proceeds of the Advances on the Borrowing Date.

(viii) Aggregate Commitment/ Borrowing Base Compliance. After giving effect to such Advance, the sum of all outstanding Advances (excluding any Advance that was approved pursuant to Section 2.18) would not exceed the lesser of the Aggregate Commitment in effect as of such Borrowing Date and the Borrowing Base.

(ix) Availability Period. The Commitment Termination Date shall not have occurred, nor shall it occur as a result of making such Advance, nor has the Availability Period ended.

(x) UCC Financing Statements. For each Advance made prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, each applicable Borrower shall have duly filed proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), on or before such Borrowing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Agent deems necessary or desirable in order to perfect the Agent’s interests in the Collateral. For each Advance made on or after (A) the Initial Borrowing Date, in the case of SPE 1, (B) the Fund II License Surrender Date, in the case of SPE 2, or (C) the Fund III License Surrender Date, in the case of SPE 3, such SPE Borrower shall have duly filed proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), on or before such Borrowing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Agent deems necessary or desirable in order to perfect (i) the sale of Assets from the applicable Depositor to such Borrower and (ii) the Agent’s interests in the Collateral owned by such Borrower. The Borrowers shall have filed proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by any Depositor (as applicable), the Borrowers or any of their respective affiliates, other than security interest and rights described in the two preceding sentences;

(xi) Other Documents. The Borrowers shall have provided the Agent with all documents reasonably requested by the Agent related to the Assets being purchased (or prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, originated) by the Borrowers on such Borrowing Date, including applicable lien search results to evidence that the Borrowers’ ownership of such Assets shall be free and clear of all Liens (other than Permitted Liens).

(B) Each Notice of Borrowing submitted by the Borrowers after the Closing Date shall be deemed to be a representation and warranty that the conditions (other than any condition relating to an item being satisfactory to the Agent) specified in this Section 3.3 have been satisfied on and as of the date of the applicable Notice of Borrowing.

Article IV

Representations And Warranties

Section 4.1. Representations and Warranties of the Borrowers. Each Borrower represents and warrants to the Agent, each Lender, the Paying Agent and the Custodian as of the Closing Date, as of each Borrowing Date and as of each Determination Date (provided, that the representations and warranties in Sections 4.1(L) and 4.1(Q) shall only be made as of the Closing Date and as of each Borrowing Date), as follows:

(A) Organization; Corporate Powers. Such Borrower (i) is a duly organized and validly existing entity, in good standing under the laws of its formation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized.

(B) Authority and Enforceability. Such Borrower has the limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Such Borrower has duly executed and delivered each Transaction Document to which it is party and each Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(C) Government Approvals. No order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to: (i) the execution, delivery and performance by such Borrower of any Transaction Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which such Borrower is a party.

(D) Litigation. There are no actions, suits or proceedings, pending or threatened in writing with respect to such Borrower (x) as of the Closing Date or (y) as of any Borrowing Date that, in the case of this clause (y) would reasonably be expected to result in a Material Adverse Effect.

(E) Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by such Borrower of the Transaction Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Borrower or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Agreement or Permitted Liens) upon any of the property or assets of such Borrower pursuant to the terms of any contract, or (iii) will breach any provision of the certificate of formation or the operating agreement of such Borrower.

(F) Use of Proceeds. Proceeds of the Advances have been used only as permitted under Section 2.3. No part of the proceeds of the Advances will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of such Borrower that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

(G) Accounts. The names and addresses of the Lockbox Bank, together with the account numbers of the related Lockbox Accounts and the Paying Agent Accounts are specified on Schedule II attached hereto, as updated pursuant to Section 5.1(Q). Other than accounts on Schedule II attached hereto, as updated pursuant to Section 5.1(Q), such Borrower does not have any other accounts. Such Borrower has directed, or has caused to be directed, all related payments of the related Obligors to be deposited into the applicable Lockbox Account.

(H) ERISA. None of the assets of any Borrower are or, prior to the repayment of all Obligations, will be subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in such Borrower by any governmental plan or similar plan as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Neither such Borrower nor any of its ERISA Affiliates currently, or during the past six (6) years, sponsors, maintains, participates in, contributes to, has any obligation for any of the foregoing or has any liability in respect of any Single Employer Plan, Multi-Employer Plan or Multiple Employer Plan. With respect to any Multi-Employer Plan, no such Multi-Employer Plan shall be in “reorganization” or shall be “insolvent,” as defined in Title IV ERISA, in each case, if the reorganization or insolvent status continues unremedied for thirty (30) days. No ERISA Event has occurred or is reasonably likely to occur.

(I) Taxes. Such Borrower has timely filed all federal, state, provincial, territorial, foreign and other Tax returns and reports required to be filed under applicable Law, and has timely paid all federal, state, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax due from such Borrower or with respect to its Pledged Assets or the assignments thereto (other than Permitted Liens). Any Taxes due and payable by such Borrower or its predecessors in interest in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transfers and transactions contemplated hereby or thereby have been paid or shall have been paid if and when due. Such Borrower is not liable for Taxes payable by any other Person (other than withholding Taxes).

(J) No Default. No Event of Default or Potential Default has occurred and is continuing.

(K) Accuracy of Information. The written information (other than financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available to the Paying Agent, the Custodian, the Back-Up Servicer, the Agent or any Lender by or on behalf of such Borrower or any Affiliate thereof in connection with the transactions hereunder including any written statement or certificate of factual information, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

(L) No Material Adverse Effect. Since the date of delivery of the latest audited financial statements required to be delivered pursuant to Section 5.1(A)(i), there has been no Material Adverse Effect.

(M) Investment Company Act. Such Borrower is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the 1940 Act.

(N) Volcker Rule. The Advances do not comprise, and the transactions contemplated by the Transaction Documents to not create, “ownership interests” for purposes of Section 619 of the Dodd-Frank Act.

(O) Properties; Security Interest. Such Borrower has good title to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. Once executed and delivered, the Security Agreement creates, as security for the Obligations, valid and enforceable and (coupled with this Agreement and the taking of all actions required thereunder and under the Security Agreement and Lockbox Agreement for perfection) perfected security interests in and Liens on all of the Collateral, in favor of the Agent, for the benefit of the Secured Parties, free and clear of all other Liens, except that the Collateral may be subject to Permitted Liens.

(P) Subsidiaries. Such Borrower does not have, and shall not have, any Subsidiaries, and does not and shall not otherwise own or hold, directly or indirectly, any Capital Stock of any other Person.

(Q) Eligible Assets. Each Initial Asset of such Borrower is an Eligible Asset as of the Initial Borrowing Date or will be an Eligible Asset within 30 days of the Initial Borrowing Date and each Asset of such Borrower added to the Schedule of Assets is an Eligible Asset as of the related Transfer Date.

(R) [Reserved.]

(S) USA Patriot Act. Neither such Borrower nor any of its respective Affiliates:

(i) is (1) a Sanctioned Person; (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non- Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns;

(ii) has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction, and it and its Affiliates have instituted and maintain policies and procedures designed to prevent any such violation; or

(iii) retains or employs any director, officer or employee that has (A) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government- owned or controlled entity or of a public international organization, or an person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (C) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anticorruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of an unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

Article V

Covenants

Section 5.1. Affirmative Covenants. Each Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full and the Commitments have been terminated:

(A) Reporting Requirements. Such Borrower will furnish or will cause to be furnished to the Agent for delivery to each Lender:

(i) within:

(a) one hundred fifty (150) days after the close of each fiscal year (beginning with the fiscal year ending December 31, 2019), the unqualified audited financial statements for such fiscal year that include the consolidated balance sheet of such Borrower and its Parent (provided, that with respect to Fund II, Fund III or Fund IV as a Borrower, it shall not be deemed to have a Parent for purposes of this Section 5.1) and its consolidated subsidiaries as of the end of such fiscal year, the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, and, beginning with the fiscal year ending December 31, 2019, the consolidated financial statements of such Borrower as of the end of such fiscal year presented as a schedule to the financial statements of Parent as “Other Financial Information”, and in each case prepared in accordance with GAAP and audited by a Nationally Recognized Accounting Firm selected by Parent (or in the case of any Fund as a Borrower, by such Fund); and

(b) forty-five (45) days after the end of each of its first three fiscal quarters, the unaudited consolidated balance sheets and income statements for such fiscal quarter on a year-to-date basis for such Borrower and its Parent and its consolidated subsidiaries;

(ii) as soon as possible, and in any event within ten (10) Business Days, after such Borrower or any of its ERISA Affiliates knows or has reason to know that an ERISA Event has occurred, deliver to the Lenders a certificate of a responsible officer of such Borrower setting forth the details of such ERISA Event, the action that such Borrower or the ERISA Affiliate proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(iii) to the extent any such notice has not been separately provided by the Servicer or Parent, (a) promptly, and in any event within five (5) Business Days, after a Responsible Officer of any of such Borrower, the Servicer (if it is an Affiliate of such Borrower), or the Parent obtains knowledge thereof, notice of the occurrence of any event that constitutes an Event of Default, a Potential Default, an Early Amortization Event or a Potential Early Amortization Event, which notice shall specify the nature thereof, the period of existence thereof and what action such Borrower proposes to take with respect thereto and (b) promptly, and in any event within five (5) Business Days after a Responsible Officer of any of such Borrower, the Servicer (if it is an Affiliate of such Borrower) or the Parent obtains knowledge thereof, notice of any other development concerning any litigation, governmental or regulatory proceeding (including environmental law) or labor matter (including ERISA Event) pending or threatened in writing against such Borrower;

(iv) to the extent any such notice has not been separately provided by the Servicer or Parent, promptly, and in any event within five (5) Business Days, after receipt thereof by any of such Borrower, the Servicer (if it is an Affiliate of such Borrower), or the Parent, copies of all material notices, requests, and other documents (excluding regular periodic reports) delivered or received by such Borrower under or in connection with the applicable Sale and Contribution Agreement;

(v) to the extent any such notice has not been separately provided by the Servicer or Parent, promptly, and in any event within five (5) Business Days, after receipt thereof by any of such Borrower, the Servicer (if it is an Affiliate of such Borrower) or the Parent, copies of all notices and other documents delivered or received by such Borrower with respect to any material tax Liens on Pledged Assets (either individually or in the aggregate); and

(vi) on or prior to (as set forth herein) each Borrowing Date and on or prior to each other day on which such Borrower either acquires or disposes of Assets, a Borrowing Base Certificate, Notice of Borrowing (as applicable) and Schedule of Assets, to reflect such Borrower’s acquisition or disposition of Assets on such date.

(B) Asset Reporting. Such Borrower shall enforce the provisions of the Servicing Agreement which require the Servicer to furnish, in each case to the Agent, the Back-Up Servicer, and the Paying Agent the Monthly Servicer Report pursuant to and in accordance with the terms of the Servicing Agreement (inclusive of an asset portfolio data tape, an executed compliance certificate and a Borrowing Base Certificate setting forth detailed calculations of the Borrowing Base as of the last day of the related Collection Period).

(C) UCC Matters; Protection and Perfection of Security Interests. Such Borrower agrees to notify the Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, or (iii) in the jurisdiction of its organization, in each case, within ten (10) days of such change. Such Borrower agrees that from time to time, at its sole cost and expense, it will promptly execute and deliver all further instruments and documents, and take all further action necessary or reasonably required by the Agent (a) in the case of Fund IV or SPE 1, to complete all assignments from Fund IV to the SPE 1 under the SPE 1 Sale and Contribution Agreement, (b) in the case of Fund II or SPE 2, on and after the Fund II License Surrender Date, to complete all assignments from Fund II to SPE 2 under the SPE 2 Sale and Contribution Agreement, (c) in the case of Fund III or SPE 3, on and after the Fund III License Surrender Date, to complete all assignments from Fund III to SPE 3 under the SPE 3 Sale and Contribution Agreement, (d) to perfect, protect or more fully evidence the Agent’s security interest in the Pledged Assets acquired by such Borrower under the applicable Sale and Contribution Agreement, or (e) to enable the Agent to exercise or enforce any of its rights hereunder, under the Security Agreement or under any other Transaction Document. Without limiting such Borrower’s obligation to do so, such Borrower hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or reasonably required by the Agent to perfect, protect or more fully evidence the Agent’s security interest in the Collateral. Such Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming such Borrower as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of such Borrower where permitted by law. A carbon, photographic or other reproduction of the Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.

(D) Access to Certain Documentation and Information Regarding the Assets. Such Borrower shall permit (and, as applicable, shall cause the Servicer, the Depositor and the Parent to permit) the Agent or its duly authorized representatives or independent contractors, upon reasonable advance notice to such Borrower (and, as applicable, the Servicer, the Depositor and the Parent), (i) access to documentation that such Borrower, the Depositor, the Parent and the Servicer, as applicable, may possess regarding the Pledged Assets, (ii) to visit such Borrower, the Depositor, the Parent or the Servicer, as applicable, and to discuss their respective affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) with such Borrower, the Depositor, the Parent or the Servicer, as applicable, their respective officers, and independent accountants (subject to such accountants’ customary policies and procedures), and (iii) to examine the books of account and records of such Borrower, the Servicer, the Depositor or the Parent, as applicable as they relate to the Pledged Assets, to make copies thereof or extracts therefrom, in each case, at such reasonable times and during regular business hours of such entity. The frequency of the granting of such access, such visits and such examinations, and the party to bear the expense thereof, shall be governed by the provisions of Section 7.13 with respect to the reviews of such Borrower’s business operations described in such Section 7.13. The Agent shall and shall cause their representatives or independent contractors to use commercially reasonable efforts to avoid interruption of the normal business operations of each Borrower, the Depositor, the Parent or the Servicer, as applicable. Notwithstanding anything to the contrary in this Section 5.1(D), (i) none of the Borrowers, the Servicer, the Depositor or the Parent will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement, or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product, and (ii) each Borrower shall have the opportunity to participate in any discussions with such Borrower’s independent accountants.

(E) Existence and Rights; Compliance with Laws. Such Borrower shall preserve and keep in full force and effect its entity existence, and any material rights, permits, patents, franchises, licenses and qualifications. Such Borrower shall comply with all applicable Laws and maintain in place all permits, licenses, approvals and qualifications required for it to conduct its business activities, except such non-compliance as would not be reasonably expected to have a Material Adverse Effect.

(F) Books and Records. Such Borrower shall maintain, and cause (if Servicer is an Affiliate of such Borrower) the Servicer to maintain, proper and complete financial and accounting books and records. Such Borrower shall maintain or shall cause to be maintained with respect to Pledged Assets owned by it, accounts and records as to each such Pledged Asset that are proper, complete, accurate and sufficiently detailed so as to permit (x) the reader thereof to know as of the most recently ended calendar month the status of each such Pledged Asset including payments made and payments owing (and whether or not such payments are past due), and (y) reconciliation of payments on each such Pledged Asset and the amounts from time to time deposited in respect thereof into the related Lockbox Account, the related Collection Account or the Distribution Account.

(G) Taxes. Such Borrower shall pay, or cause to be paid, when due all Taxes imposed upon it or any of its properties or which it is required to withhold and pay over, and provide evidence of such payment to the Agent if requested; provided, that it shall not be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

(H) Third Party Valuation Opinions. Any Third Party Valuation Opinion required to be delivered herein in respect of any Eligible Asset shall be dated no more than (a) six (6) months prior to the Closing Date and (b) if such Eligible Asset becomes a Pledged Asset after the Closing Date, sixty (60) days prior to the time that such Eligible Asset becomes a Pledged Asset. The applicable Borrower shall be required to update any Third Party Valuation Opinion for each Eligible Asset no less than one (1) time per annum; provided, that Agent, in its sole discretion, shall have the right to require certain Eligible Assets to receive an updated Third Party Valuation Opinion to the extent the Agent reasonably believes that the most recent opinion includes a value that is higher than the then-current enterprise value of such Eligible Asset.

(I) ERISA. Such Borrower shall deliver to the Agent such certifications or other evidence from time to time prior to the repayment of all Obligations and the termination of all Commitments, as reasonably requested by the Agent, that (i) it is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a plan within the meaning of Section 4975 of the Internal Revenue Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA, (ii) it is not subject to federal, state or local statutes or laws regulating investments and fiduciary obligations with respect to governmental plans, and (iii) its assets do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

(J) Use of Proceeds. Such Borrower will only use the proceeds of the Advances as permitted under Section 2.3.

(K) Change of State of Organization; Collections; Names, Etc. (i) In respect of any Depositor, the Parent and the Servicer (if any are Affiliates of such Borrower), such Borrower shall notify the Agent, the Paying Agent, the Back-Up Servicer and the Custodian in writing of any change (a) in such entity’s legal name, (b) in such entity’s identity or type of organization or corporate structure, or (c) in the jurisdiction of such entity’s organization, in each case, within ten (10) days of such change; and

(ii) In the event that such Borrower or any Affiliated Entity thereof receives any Collections relating to any Assets directly, such Borrower shall hold, or cause such Affiliated Entity to hold, all such Collections in trust for the benefit of the Secured Parties and deposit, or cause such Affiliated Entity to deposit, such Collections into the Distribution Account or the related Collection Account or Lockbox Account, as soon as practicable, but in no event later than two (2) Business Days after its receipt thereof as cleared funds.

(L) Insurance. Such Borrower shall maintain or cause to be maintained, at its own expense, insurance coverage (i) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by such Borrower as of the Closing Date or (ii) as is customary, reasonable and prudent in light of the size and nature of such Borrower’s business as of any date after the Closing Date. Such Borrower shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to such Borrower, the Depositor and the Parent. Upon the request of the Agent at any time subsequent to the Closing Date, such Borrower shall cause to be delivered to the Agent, a certification evidencing such Borrower’s and the Parent’s coverage under any such policies.

(M) Maintenance of Independent Director. In the case of an SPE Borrower, such SPE Borrower shall maintain at least one individual to serve as an independent director (an “Independent Director”) of such SPE Borrower, (i) which is not, nor at any time during the past six (6) years has been, (a) a direct or indirect beneficial owner, a partner (whether direct, indirect or beneficial), customer or supplier of such SPE Borrower or any of its Affiliates, (b) a manager, officer, employee, member, stockholder, director, creditor, Affiliate or associate of such SPE Borrower or any of its Affiliates (other than as an independent officer, director, member or manager acting in a capacity similar to that set forth herein), (c) a person related to, or which is an Affiliate of, any person referred to in clauses (a) or (b), or (d) a trustee, conservator or receiver for any Affiliate of such SPE Borrower, (ii) which shall have had prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or mangers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (iii) which shall have at least three (3) years of employment experience with one or more entities with a national reputation and presence that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and is currently employed by such an entity.

(N) The Sale and Contribution Agreements. On and after the Initial Borrowing Date with respect to SPE 1, on and after the Fund II License Surrender Date with respect to SPE 2, and on and after the Fund III License Surrender Date with respect to SPE 3, such Borrower shall make such reasonable requests for information and reports or for action under the applicable Sale and Contribution Agreement to the related Depositor as the Agent may reasonably request to the extent that such Borrower is entitled to do the same thereunder.

(O) Acquisitions from Depositors. On and after the Initial Borrowing Date with respect to SPE 1, on and after the Fund II License Surrender Date with respect to SPE 2, and on and after the Fund III License Surrender Date with respect to SPE 3, with respect to each Pledged Asset, the ownership of which is acquired by such Borrower from the related Depositor, such Borrower shall (i) acquire such ownership pursuant to and in accordance with the terms of the applicable Sale and Contribution Agreement, (ii) take all action necessary to perfect, protect and more fully evidence such ownership, including (a) filing and maintaining effective financing statements (Form UCC-1) naming, with respect to Pledged Assets acquired by such Borrower, the related Depositor as debtor, such Borrower as assignor/secured party and the Agent as secured party, in all necessary filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (b) executing or causing to be executed such other instruments or notices as may be necessary or reasonably requested by the Agent to perfect, protect or more fully evidence the Agent’s security interest in the Pledged Assets, and (iii) take all additional action that the Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement.

(P) Maintenance of Separate Existence. Such Borrower shall take all reasonable steps to continue its identity as separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of the Affiliated Entities or any other Person, and that it is not a division of any of the Affiliated Entities or any other Person. In that regard such Borrower shall:

(i) [Reserved];

(ii) maintain its assets in a manner which facilitates their identification and segregation from those of any of the other Affiliated Entities;

(iii) conduct all intercompany transactions with the other Affiliated Entities on terms which such Borrower reasonably believes to be on an arm’s length basis;

(iv) except as expressly otherwise permitted hereunder or contemplated under any of the other Transaction Documents, not guarantee any obligation of any of the other Affiliated Entities, nor have any of its obligations guaranteed by any other Affiliated Entity or hold itself out as responsible for the debts of any other Affiliated Entity or for the decisions or actions with respect to the business and affairs of any other Affiliated Entity;

(v) except as expressly otherwise permitted hereunder or contemplated under any of the other Transaction Documents, not permit the commingling or pooling of its funds or other assets with the assets of any other Affiliated Entity;

(vi) maintain separate deposit and other bank accounts to which no other Affiliated Entity has any access (except the Servicer in accordance with the Servicing Agreement);

(vii) compensate (either directly or through reimbursement of its allocable share of any shared expenses) all employees, consultants and agents, and Affiliated Entities, to the extent applicable, for services provided to such Borrower by such employees, consultants and agents or Affiliated Entities, in each case, either directly from such Borrower’s own funds or indirectly through documented capital contributions from its Parent or any other direct or indirect parent of such Borrower;

(viii) have agreed with each of the other relevant Affiliated Entities to allocate among themselves, through documented intercompany transactions, including documented capital contributions from its Parent or any other direct or indirect parent of such Borrower, shared overhead and corporate operating services and expenses which are not reflected in documentation in connection with a Takeout Transaction (including the services of shared employees, consultants and agents and reasonable legal and auditing expenses) on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered;

(ix) pay for its own account, directly from such Borrower’s own funds or indirectly through documented capital contributions from Parent or any other direct or indirect parent of such Borrower, for accounting and payroll services, rent, lease and other expenses (or its allocable share of any such amounts provided by one or more other Affiliated Entity) and not have such operating expenses (or such Borrower’s allocable share thereof) paid by any of the Affiliated Entities; provided, that Parent or another Affiliated Entity shall be permitted to pay the initial organizational expenses of such Borrower;

(x) conduct its business (whether in writing or orally) solely in its own name through its duly authorized officers, employees and agents, including the Servicer; and

(xi) otherwise practice and adhere to corporate formalities such as complying with its organizational documents and member and manager resolutions, the holding of regularly scheduled meetings of members and managers, and maintaining complete and correct books and records and minutes of meetings and other proceedings of its members and managers.

Nothing otherwise expressly permitted or contemplated by any provision in any Transaction Document shall be prohibited by this Section 5.1(P).

(Q) Updates to Account Schedule. Schedule II attached hereto shall be updated by the Borrowers (or the Servicer on their behalf) and delivered to the Agent promptly to reflect any changes as to which the notice and other requirements specified in Section 5.2(J) have been satisfied.

(R) Deposits into the Accounts. (i) Such Borrower shall (a) direct, or cause to be directed, all Obligors to make all payments directly into the related Lockbox Account and (b) deposit or cause to be deposited all other Collections into the related Collection Account.

(ii) Such Borrower shall not deposit into or otherwise credit (or cause to be deposited or credited), or consent to or fail to object to any such deposit or credit of, cash or cash proceeds, other than Collections of Pledged Assets and capital contributions from Depositors or Parent, in each case, if applicable, into the Collection Account or the Lockbox Account; provided that the inadvertent or erroneous depositing of funds into the Collection Account or the Lockbox Account shall not constitute a breach of this provision.

(S) Hedging. Such Borrower shall at all times satisfy the Hedge Requirements.

(T) Update to Assets. Such Borrower shall (or shall cause the Servicer to) notify the Servicer, the Back-Up Servicer and the Agent in writing of any related additions or deletions to the Schedule of Assets, no later than each Borrowing Date and each Payment Date (which in the case of an update delivered on any Payment Date shall be prepared as of the last day of the related Collection Period).

(U)    Deposit Account Control Agreement Assignments. Within thirty (30) days of the Closing Date, such Borrower shall receive consent or provide notice, as applicable, to any deposit bank pursuant to any existing deposit account control agreement between such deposit bank, any Obligor as the “borrower” and such Borrower as “secured party”; provided, however, if such consent is not received or if notice is not provided, as applicable, the Pledged Assets associated with such Obligor shall become Defective Assets.

(V)    Participation Agreement Assignments. Within thirty (30) days of the Closing Date, such Borrower shall receive consent from each Obligor party to a participation assignment agreement with such Borrower; provided, however, if such consent is not received, the Pledged Assets associated with such Obligor shall become Defective Assets.

(W)   License Surrender Date. In the case of Fund II and Fund III, such Borrower shall take any all action, including without limitation, delivering and causing the delivery of such applicable documentation as required in connection with the Fund II License Surrender Date or Fund III License Surrender Date, as applicable, and set forth in Section

2.20.

Section 5.2. Negative Covenants. Each Borrower covenants and agrees that, until all Obligations (other than contingent obligations not then due) hereunder have been paid in full and the Commitments have been terminated, such Borrower will not:

(A)    Business Activities. Conduct any business other than:

(i)    (x) in the case of Fund II and Fund III, in their capacities as Borrowers, the origination from time to time, and (y) (1) on an after the Initial Borrowing Date, in the case of SPE 1, (2) on and after the Fund II License Surrender Date, in the case of SPE 2, and (3) on and after the Fund III License Surrender Date, in the case of SPE 3, the purchase or acquisition from time to time, of all (direct or indirect) right, title and interest in and to Assets and all rights and interests thereunder or relating thereto pursuant to the related Sale and Contribution Agreement (including in connection with a permitted substitution pursuant to Section 2.10), and to own, finance, hold, service, sell, contribute, assign, transfer, deliver, pledge, grant security interest in or otherwise deal and exercise ownership rights with respect to Assets;

(ii)   the conveyance by such Borrower from time to time of any interest in Eligible Assets in connection with a Takeout Transaction;

(iii)     the execution and delivery by such Borrower from time to time of purchase agreements, related to the sale of Eligible Assets by such Borrower or any of its Affiliates in connection with a Takeout Transaction;

(iv)    the performance by such Borrower of all of its obligations and the exercise of its rights under the aforementioned agreements and under this Agreement, the other Transaction Documents and any documentation related thereto;

(v)   the preparation, negotiation, execution and performance by such Borrower of all of its obligations and the exercise of its rights under, and the consummation of the transactions contemplated by this Agreement and each other Transaction Document to which such Borrower is a party, any agreement governing any financing facility or transaction entered into by such Borrower as contemplated herein or the other Transaction Documents, including, but not limited to, any Takeout Agreements, and all other agreements, instruments and documents related to the foregoing (including, without limitation, any interest rate cap, swap or collar or any other hedging agreement required or permitted under the foregoing), as each may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms thereof;

(vi)    the opening of accounts (including, without limitation, a Collection Account or Lockbox Account) necessary or appropriate for the accomplishment of the above mentioned purposes and consistent with the terms of the Transaction Documents;

(vii)   in the case of SPE 1, SPE 2 and SPE 3, to engage in any lawful act or activity and to exercise any powers permitted under the Delaware Limited Liability Company Act that are reasonably related, incidental, necessary, or advisable to accomplish the foregoing and in the case of Fund II and Fund III, to engage in any lawful act or activity and to exercise any powers permitted under applicable Law and their limited partnership agreements that are reasonably related, incidental, necessary, or advisable to accomplish the foregoing.

Notwithstanding the foregoing, after the Closing Date and at any time on or prior to the earlier of (a) the Maturity Date and (b) the date on which all Obligations (other than contingent obligations not then due) of the Borrowers hereunder have been paid in full and the Commitments have been terminated, such Borrower shall not, without the prior written consent of the Agent, (1) in the case of the SPE Borrowers, purchase or otherwise acquire any Assets or interests therein, except for acquisitions from the related Depositor pursuant to and in accordance with the related Sale and Contribution Agreement or (2) establish or acquire any Subsidiaries.

(B)    Sales, Liens, Etc. Except as permitted hereunder (including Takeout Transactions) (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to any Pledged Asset owned by such Borrower or Collections, or upon or with respect to the Collection Account or the Lockbox Account of such Borrower or any other account owned by or in the name of such Borrower to which any Collections are sent, or assign any right to receive income in respect thereof, or (ii) create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, to secure or provide for the payment of any Indebtedness of any Person or for any other reason; provided that notwithstanding anything to the contrary herein, this Section 5.2(B) shall not prohibit any Lien that constitutes a Permitted Lien.

(C)    Indebtedness. Incur or assume any Indebtedness, except Permitted Indebtedness.

(D)    Loans and Advances. Other than Fund II and Fund III, in their capacities as Originators, make any loans or advances to any Person.

(E)    Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any interest in a Borrower, or purchase, redeem or otherwise acquire for value any interest in the Affiliated Entities or any rights or options to acquire any such interest, except:

(i)   distributions of cash paid to an account or accounts specified by such Borrower in accordance with Section 2.7(B)(xiv) or 2.7(C)(v) and distributions of any amounts the disbursement of which is expressly permitted by this Agreement;

(ii)    transfers, dividends or other distributions of Transferable Assets to (or at the direction of) the related Depositor;

(iii)    distributions of the proceeds of any Takeout Transaction other than the portion thereof required to be deposited into the Takeout Transaction Account (except proceeds deposited into the Takeout Transaction Account and then paid to an account or accounts specified by a Borrower in accordance with Section 2.7(C)).

provided, that the distributions described in subsection (i) of clause (E) shall not be permitted if either an Event of Default or Potential Default would result therefrom unless all outstanding Obligations (other than contingent liabilities for which no claims have been asserted) have been irrevocably paid in full with all accrued but unpaid interest thereon and any related Liquidation Fees or Exit Fee, as applicable.

(F)    Mergers, Etc. Other than a Permitted Merger, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person except in connection with the acquisition or sale of Assets and similar property pursuant to the applicable Sale and Contribution Agreement or pursuant to a Takeout Transaction or an acquisition or sale where all the Advances associated with such Assets and related Obligations have been paid in full with all accrued but unpaid interest thereon and any related Liquidation Fees or Exit Fee, as applicable.

(G)    Investments. Make any investment of capital in any Person either by purchase of stock or securities, contributions to capital, property transfer or otherwise or acquire or agree to acquire by any manner any business of any Person, except in connection with the acquisition or sale of Assets and similar property pursuant to the applicable Sale and Contribution Agreement, Section 2.10 hereof or in connection with the workout of or recoveries on Delinquent Assets or Defaulted Assets.

(H)   Change in Organizational Documents. Other than the respective License Surrender Amendments to be effected by the applicable Funds and the SPE Borrowers on or about the applicable License Surrender Dates, amend, modify or otherwise change any of the terms or provisions in its organizational documents as in effect on the date hereof without the consent of the Agent (at the direction of the Majority Lenders).

(I)    Transactions with Affiliates. Enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions contemplated by the Transaction Documents or any conveyance agreement entered into in connection with a Takeout Transaction and (ii) any other transactions (including the lease of office space or computer equipment or software by a Borrower from an Affiliate and the sharing of employees and employee resources and benefits) (a) in the ordinary course of business or as otherwise permitted hereunder, (b) pursuant to the reasonable requirements and purposes of a Borrower’s business, (c) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction, and (d) permitted by Sections 5.2(B), (C), (E) or (F).

(J)     Addition, Termination or Substitution of Accounts. (i) Terminate or substitute, or consent to the termination or substitution, or permit such Borrower to terminate or substitute, or consent to the termination or substitution of, a Lockbox Account or (ii) add, terminate or substitute, or consent to the addition, termination or substitution of a Paying Agent Account unless, the Agent shall have consented thereto after having received at least fifteen (15) days’ (in the case of clause (i)) or thirty (30) days’ (in the case of clause (ii)) prior written notice thereof, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, no Borrower shall have any control over a Lockbox Account or a Collection Account after the delivery of the applicable Access Termination Notice or Securities Account Access Termination Notice, as applicable, by the Agent.

(K)    Collections. (i) Deposit, at any time Collections received by it into any bank account other than a Lockbox Account or a Collection Account; provided that the inadvertent or erroneous depositing of funds into any other account shall not constitute a breach of this provision so long as such Borrower transfers such funds into the applicable Collection Account or Distribution Account no later than the second (2nd) Business Day after becoming aware thereof, (ii) make any change to the payment instructions to any Obligor or direct any Obligor to make any payments to any other destination other than a Lockbox Account.

(L)     Amendments to Transaction Documents. Without the consent of the Agent and subject to Section 10.2, amend, modify or otherwise change any of the terms or provisions of any Transaction Document other than supplements identifying Assets to be transferred in connection with each transfer of Assets from time to time in accordance with the applicable Sale and Contribution Agreement or this Agreement.

(M)    Amendments to Policies. Revise or modify or permit the Servicer or an Affiliate thereof to revise or modify the Servicer’s Risk Policy and Procedures which would be reasonably expected to have a material adverse effect on the Lenders without the prior written consent of the Majority Lenders.

(N)   Custodial Files. Instruct the Custodian pursuant to Section 5(b) of the Custodial Agreement to make any disposition of any Custodian File other than as permitted under Section 7 of the Custodial Agreement.

Article vi

Events of Default

Section 6.1.     Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement (each, an “Event of Default”):

(A)    Non-Payment. (i) The Borrowers shall fail to make any required payment of principal (including any payment required to be made to cure a Borrowing Base Deficiency) when due hereunder and such failure shall continue unremedied for three (3) Business Days after the day such payment is due or (ii) the Borrowers shall fail to make any required payment of interest when due hereunder and such failure shall continue unremedied for three (3) Business Days after the day such payment is due, or (iii) the Borrowers shall fail to pay the aggregate outstanding principal balance of all Advances made to the Borrowers on the Maturity Date, or (iv) the Borrowers shall fail to make any required payment on any other Obligation when due hereunder or under any other Transaction Document and such failure under this subclause (iv) shall continue unremedied for five (5) Business Days after the earlier of (a) written notice of such failure shall have been given to the Borrowers, Servicer, Depositor or Parent by the Agent or any Lender or (b) the date upon which a Responsible Officer of any Borrower, the Servicer, any Depositor or the Parent obtained knowledge of such failure.

(B)    Representations. Any representation or warranty made or deemed made by any Borrower, any Depositor, the Servicer or the Parent herein or in any other Transaction Document (after giving effect to any qualification as to materiality set forth therein, if any, and other than a breach of any representation or warranty that could give rise to a Pledged Asset being a Defective Asset, so long as Fund II, Fund III, Fund IV, the Depositor or the Servicer (as applicable) duly complies with its obligations pertaining to such Defective Asset) shall fail to have been accurate in any material respect when made and, to the extent such failure can be cured, such failure shall continue unremedied for a period of fifteen (15) Business Days after the earlier of (a) written notice of such failure shall have been given to the Borrowers, Servicer, Depositors or Parent by the Agent or any Lender or (b) the date upon which a Responsible Officer of any Borrower, the Servicer, any Depositor or the Parent obtained knowledge of such failure.

(C)   Covenants. Any Borrower, the Performance Guarantor or the Servicer shall fail to perform or observe (after giving effect to any qualification as to materiality set forth therein, if any), in any other term, covenant or agreement contained in this Agreement or in any other Transaction Document which has not been cured within fifteen (15) Business Days from the earlier of (x) the date of receipt by any Borrower, the Performance Guarantor or the Servicer, as the case may be, of written notice from the Agent of such failure by such Borrower, the Performance Guarantor or the Servicer, as the case may be, or (y) the date upon which a Responsible Officer of any Borrower, the Performance Guarantor or the Servicer obtained knowledge of such failure; provided, that the failure by the Servicer to deliver any required scheduled report when due shall be an Event of Default if such failure has not been cured within five (5) Business Days from the date due.

(D)    Validity of Transaction Documents. Except, in each case below, as contemplated by Section 2.20 hereof, this Agreement or any other Transaction Document shall (except in accordance with its terms), in whole or in material part, cease to be in full force and effect, or any Borrower, the Depositor or the Servicer shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under this Agreement or any other Transaction Document at any time following the execution thereof (and prior to the earlier of (i) the Debt Termination Date and (ii) the date such Transaction Document has otherwise terminated or expired in accordance with its terms).

(E)     Insolvency Event. An Insolvency Event shall have occurred with respect to any Borrower, any Depositor, the Servicer or the Parent.

(F)    Breach of Financial Covenants. Prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, failure of Fund II, Fund III or Fund IV, as applicable, to be in compliance with the Financial Covenants; on and after the License Surrender Dates, failure of each Borrower’s Parent to be in compliance with the Financial Covenants and on or after the BDC Event, failure of the BDC to be in compliance with the Financial Covenants.

(G)    ERISA Event. Either (i) any ERISA Event shall have occurred with respect to any Borrower, (ii) any ERISA Event shall have occurred with respect to any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect or (iii) the assets of any Borrower become subject to Title I of ERISA, Section 4975 of the Internal Revenue Code, or, by reason of any investment in any Borrower by any governmental plan, as the case may be, any other federal, state, or local provision similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

(H)    Failure to Deliver Payments. Failure of Servicer to deliver or cause to be delivered into the applicable Collection Account or the Distribution Account any Collections representing cleared funds and required to be delivered that continues unremedied for two (2) Business Days.

(I)     Security Interest. The Agent, for the benefit of the Secured Parties, ceases to have a first priority perfected security interest in Collateral.

(J)    Judgments. There shall remain in force, undischarged, unsatisfied, and unstayed for more than thirty (30) consecutive days, any final non-appealable judgment against any Borrower or the Servicer in excess of $100,000 over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage.

(K)    1940 Act. Any Borrower is or becomes required to register as an “investment company” under the 1940 Act.

(L)     Disregarded Entity. Failure of any SPE Borrower to be treated as a disregarded entity for US federal income tax purposes.

(M)   Hedging. Failure of the Borrowers following the occurrence and during the continuance of a Hedge Trigger Event to maintain Hedge Agreements satisfying the Hedge Requirements and such failure continues for five (5) Business Days; any Hedge Counterparty ceases to be a Qualifying Hedge Counterparty and such failure is not cured and such Hedge Counterparty is not replaced with a Qualifying Hedge Counterparty within ten (10) Business Days, unless such failure is a result of a downgrade in credit rating, then twenty (20) Business Days.

(N)    Change of Control. The occurrence of a Change of Control of any Borrower.

(O)     Asset Performance Event. The Rolling Average Delinquency Ratio or the Rolling Average Default Ratio is equal to or exceeds 12.5% and 4.0% respectively.

(P)    Defective Assets. Fund II, Fund III, Fund IV, a Depositor or the Servicer, as applicable, shall fail to pay (without duplication) any Liquidated Damages, Purchase Price or Repurchase Price with respect to a Defective Asset when due in accordance with the terms hereof, any Sale and Contribution Agreement or the Servicing Agreement, as applicable.

(Q)    BDC Event. The BDC Event does not occur by January 31, 2020.

(R)    Servicer Termination Event. The occurrence and continuance of a Servicer Termination Event.

Section 6.2. Remedies. If any Event of Default shall then be continuing, the Agent shall, upon the written request of the Majority Lenders, by written notice to the Borrowers and the Lenders, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrowers in any manner permitted under applicable Law:

(A)    declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(B)    declare the principal of and any accrued interest in respect of the Advances and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided, that, upon the occurrence of an Insolvency Event with respect to any Borrower, the principal of and any accrued interest in respect of the Advances and all other Obligations owing hereunder shall be immediately due and payable without any notice to the Borrowers or Lenders;

(C)     with respect to the initial Servicer, replace the Servicer with a Successor Servicer in accordance with the Servicing Agreement; and/or

(D)    following the acceleration of Advances pursuant to Section 6.2(b), foreclose on and liquidate the Pledged Assets owned by the Borrowers and pursue all other remedies available, in each case under and pursuant to the Security Agreement.

Section 6.3. Sale of Collateral (A) The power to effect any sale of any portion of the Collateral following the acceleration of Advances pursuant to this Article VI and the Security Agreement shall not be exhausted by any one or more sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until all Obligations (other than contingent obligations not then due) hereunder have been paid in full or, if such Obligations have not been paid full, until all Collateral shall have been sold. The Agent acting on its own or through an agent, may from time to time postpone any sale by public announcement made at the time and place of such sale.

(B)    Following the acceleration of Advances, the Agent shall, upon the written request of the Majority Lenders, by written notice to the Borrowers and the Lenders sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit (including pursuant to a “credit sale” to a Lender or an assignee thereof) or for future delivery, and upon such other terms as the Agent may require, subject in all cases to the Security Agreement.

Article vii

The Agent and Funding Agents

Section 7.1. Appointment; Nature of Relationship. The Agent is appointed by the Funding Agents and the Lenders (and by each Hedge Counterparty by execution of a Hedge Counterparty Joinder, if applicable) as the Agent hereunder and under each other Transaction Document, and each of the Funding Agents and the Lenders and each Hedge Counterparty irrevocably authorizes the Agent to act as the contractual representative of such Funding Agent and such Lender and such Hedge Counterparty with the rights and duties expressly set forth herein and in the other Transaction Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Funding Agent or Lender or any Hedge Counterparty by reason of this Agreement and that the Agent is merely acting as the representative of the Funding Agents, the Lenders and each Hedge Counterparty with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the Funding Agents’, the Lenders’ and each Hedge Counterparty’s contractual representative, the Agent (A) does not assume any fiduciary duties to any of the Funding Agents, the Lenders or any Hedge Counterparty, (B) is a “representative” of the Funding Agents, the Lenders and each Hedge Counterparty within the meaning of Section 9-102 of the UCC as in effect in the State of New York, and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Funding Agents, the Lenders and each Hedge Counterparty agree to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Funding Agent, each Lender and each Hedge Counterparty waives.

Section 7.2. Powers. The Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Funding Agents, the Lenders or to any Hedge Counterparty, or any obligation to the Funding Agents, the Lenders or any Hedge Counterparty to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by the Agent.

Section 7.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Funding Agents, the Lenders, or any Hedge Counterparty for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Transaction Documents.

Section 7.4. No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc.. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Agent, (D) the existence or possible existence of any Potential Default or Event of Default, or (E) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Funding Agent, any Lender or any Hedge Counterparty for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrowers or any of their respective Affiliates.

Section 7.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Loan Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 7.6. Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Transaction Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Funding Agents, the Lenders or any Hedge Counterparty, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Funding Agents, the Lenders or any Hedge Counterparty and all matters pertaining to the Agent’s duties hereunder and under any other Transaction Document.

Section 7.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

Section 7.8. The Agent’s Reimbursement and Indemnification. The Non-Conduit Lenders agree to reimburse and indemnify (on a pro rata basis based on the Lender Group Percentages) the Agent (A) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Transaction Documents, (B) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent.

Section 7.9. Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, the Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrowers or any of their Affiliates in which such Person is not prohibited hereby from engaging with any other Person.

Section 7.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

Section 7.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders, the Funding Agents, each Hedge Counterparty, the Custodian, the Back-Up Servicer, the Paying Agent and the Borrowers, and the Agent may be removed at any time for cause by written notice received by the Agent from the Majority Lenders. Upon any such resignation or removal, the Lenders shall have the right, in consultation with the Borrowers, to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the exiting Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent (but only if such successor is reasonably acceptable to each Lender) or petition a court of competent jurisdiction to appoint a successor Agent. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, the resignation or removal of the exiting Agent shall become effective, and such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Agent, and the exiting Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents. After any exiting Agent’s resignation hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Transaction Documents.

Section 7.12. Transaction Documents; Further Assurances. (A) Each Non-Conduit Lender, each Funding Agent and each Hedge Counterparty authorizes the Agent to enter into each of the Transaction Documents to which it is a party and each Lender, each Funding Agent and each Hedge Counterparty authorizes the Agent to take all action contemplated by such documents in its capacity as Agent. Each Lender, each Funding Agent and each Hedge Counterparty agrees that no Lender, no Funding Agent and no Hedge Counterparty, respectively, shall have the right individually to seek to realize upon the security granted by any Transaction Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Lenders, the Funding Agents and each Hedge Counterparty upon the terms of the Transaction Documents.

(B) Any Funding Agent may (in their sole discretion and expense), at any time, have their Advances rated by Moody’s, S&P, DBRS, Inc., A.M. Best or Kroll Bond Rating Agency, Inc. Any such rating shall not be a condition precedent to closing the credit facility or the making of the Advances as set forth in this Agreement. The Borrowers, the Depositors, the Servicer and the Performance Guarantor shall provide reasonable assistance to obtain such rating. For the avoidance of doubt, any such rating shall not be a condition precedent to the exercise of any rights of the Borrowers under this Agreement.

Section 7.13. Due Diligence. (A) Prior to the occurrence of an Event of Default, the Agent and/or its designated agent may not more than four (4) times during any given twelve (12) month period (at the expense of the Borrowers), during regular business hours and upon reasonable notice, perform (i) reviews of the Servicer’s, the Depositor’s, the Performance Guarantor’s and/or Borrowers’ business operations and (ii) audits of the Collateral, in all cases, the scope of which shall be determined by the Agent in its reasonable discretion.

(B)    After the occurrence of an Event of Default, the Agent or its designated agent may, in its sole discretion regarding frequency (at the expense of the Borrowers), upon reasonable notice, perform (i) reviews of the Servicer’s, the Depositor’s, the Performance Guarantor’s and/or Borrowers’ business operations and (ii) audits or any other review of the Collateral, in all cases, the scope of which shall be determined by the Agent in its reasonable discretion.

(C)   The Borrowers hereby authorize such officers, employees and independent accountants to discuss with the Agent and their representatives, the affairs of the Borrowers. Any review provided for herein shall be conducted in accordance with the rules of the Borrowers respecting confidentiality, safety and security on its premises and without materially disrupting operations.

Section 7.14. Funding Agent Appointment; Nature of Relationship. Each Funding Agent is appointed by the Lenders in its Lender Group as their agent hereunder, and such Lenders irrevocably authorize such Funding Agent to act as the contractual representative of such Lenders with the rights and duties expressly set forth herein and in the other Transaction Documents. Each Funding Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that no Funding Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement and that each Funding Agent is merely acting as the representative of the Lenders in its Lender Group with only those duties as are expressly set forth in this Agreement and the other Transaction Documents. In its capacity as the related Lenders’ contractual representative, each Funding Agent (A) does not assume any fiduciary duties to any of the Lenders, (B) is a “representative” of the Lenders in its Lender Group within the meaning of Section 9-102 of the UCC as in effect in the State of New York and (C) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Transaction Documents. Each of the Lenders agrees to assert no claim against their Funding Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

Section 7.15. Funding Agent Powers. Each Funding Agent shall have and may exercise such powers under the Transaction Documents as are specifically delegated to such Funding Agent by the terms thereof, together with such powers as are reasonably incidental thereto. No Funding Agent shall have any implied duties or fiduciary duties to the Lenders in its Lender Group, or any obligation to such Lenders to take any action hereunder or under any of the other Transaction Documents except any action specifically provided by the Transaction Documents required to be taken by such Funding Agent.

Section 7.16. Funding Agent General Immunity. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (A) the gross negligence or willful misconduct of such Person or (B) breach of contract by such Person with respect to the Transaction Documents.

Section 7.17. Funding Agent Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither any Funding Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (A) any statement, warranty or representation made in connection with any Transaction Document or any borrowing hereunder, (B) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document, (C) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Agent, (D) the existence or possible existence of any Potential Default, Event of Default, Early Amortization Event or Potential Early Amortization Event, or (E) the validity, effectiveness or genuineness of any Transaction Document or any other instrument or writing furnished in connection therewith. No Funding Agent shall be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Transaction Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrowers or any of their respective Affiliates.

Section 7.18. Funding Agent Action on Instructions of Lenders. Each Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document in accordance with written instructions signed by each of the Lenders in its Lender Group, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of such Lenders. Each Funding Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Lenders in its Lender Group pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 7.19. Funding Agent Employment of Agents and Counsel. Each Funding Agent may execute any of its duties as a Funding Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders in its Lender Group, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Funding Agent, at the expense of the Non-Conduit Lenders in the related Lender Group, shall be entitled to advice of counsel concerning the contractual arrangement between such Funding Agent and the Lenders in its Lender Group and all matters pertaining to such Funding Agent’s duties hereunder and under any other Transaction Document.

Section 7.20. Funding Agent Reliance on Documents; Counsel. Each Funding Agent shall be entitled to rely upon any Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by such Funding Agent, which counsel may be employees of such Funding Agent.

Section 7.21. Funding Agent’s Reimbursement and Indemnification. The Non-Conduit Lenders in each Lender Group agree to reimburse and indemnify (on a pro rata basis based upon the applicable Lender Group Percentages) the Funding Agent in their Lender Group (A) for any amounts not reimbursed by the Borrowers for which such Funding Agent is entitled to reimbursement by the Borrowers under the Transaction Documents, (B) for any other expenses incurred by such Funding Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents, and (C) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Funding Agent in any way relating to or arising out of the Transaction Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Funding Agent.

Section 7.22. Funding Agent Rights as a Lender. With respect to its Commitment and Advances made by it and the Loan Notes (if any) issued to it, in its capacity as a Lender, each Funding Agent shall have the same rights and powers hereunder and under any other Transaction Document as any Lender and may exercise the same as though it were not a Funding Agent, and the term “Lender” or “Lenders,” as applicable, shall, unless the context otherwise indicates, include such Funding Agent in its individual capacity. Each Funding Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document, with the Borrowers or any of their Affiliates in which such Person is not prohibited hereby from engaging with any other Person.

Section 7.23. Funding Agent Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon its Funding Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Lender also acknowledges that it will, independently and without reliance upon its Funding Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

Section 7.24. Funding Agent Successor Funding Agent. Any Funding Agent may resign at any time by giving written notice thereof to the Lenders in its Lender Group, the Agent and the Borrowers, and such Funding Agent may be removed at any time for cause by written notice received by the Lenders in its Lender Group. Upon any such resignation or removal, the Lenders in a Lender Group shall have the right, in consultation with the Borrowers, to appoint a successor Funding Agent. If no successor Funding Agent shall have been so appointed by such Lenders and shall have accepted such appointment within thirty 30 days after the exiting Funding Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Funding Agent may appoint, on behalf of the Lenders in its Lender Group, a successor Funding Agent (but only if such successor is reasonably acceptable to each such Lender) or petition a court of competent jurisdiction to appoint a successor Funding Agent. Upon the acceptance of any appointment as a Funding Agent hereunder by a successor Funding Agent, the resignation or removal of the exiting Funding Agent shall become effective, and such successor Funding Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Funding Agent, and the exiting Funding Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents. After any exiting Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Funding Agent hereunder and under the other Transaction Documents. Notwithstanding any provision in this Section 7.24 to the contrary, any Funding Agent that has provided notice of its resignation or has been provided notice of its removal shall be required to serve as Funding Agent until its successor has assumed such role.

Section 7.25. Funding Agent Transaction Documents; Further Assurances. Each Lender authorizes the Funding Agent in its Lender Group to enter into each of the Transaction Documents to which it is a party and each Lender authorizes the Funding Agent in its Lender Group to take all action contemplated by such documents in its capacity as Funding Agent.

Article viii

Administration and Servicing of Assets

Section 8.1. Servicing Agreement. (A) The Servicing Agreement, duly executed counterparts of which have been delivered to the Agent, sets forth the covenants and obligations of the Servicer with respect to the Pledged Assets and other matters addressed in the Servicing Agreement, and reference is hereby made to the Servicing Agreement for a detailed statement of said covenants and obligations of the Servicer thereunder. The Borrowers agree that the Agent, in its name or (to the extent required by law) in the name of the Borrowers, may (but is not, unless so directed and indemnified by the Majority Lenders, required to) enforce all rights of the Borrowers under the Servicing Agreement for and on behalf of the Lenders whether or not an Event of Default has occurred and is continuing.

(B)    Promptly following a request from the Agent (acting at the direction of the Majority Lenders to do so), the Borrowers shall take all such lawful action as the Agent may reasonably request to compel or secure the performance and observance by the Servicer of each of its obligations to the Borrowers and with respect to the Pledged Assets under or in connection with the Servicing Agreement, in accordance with the terms thereof, and in effecting such request shall exercise any and all rights, remedies, powers and privileges lawfully available to the Borrowers under or in connection with the Servicing Agreement, to the extent and in the manner reasonably directed by the Agent, including the transmission of notices of default on the part of the Servicer thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the Servicer of each of its obligations under the Servicing Agreement.

(C)    The Borrowers shall not waive any default by the Servicer under the Servicing Agreement without the written consent of the Agent (which shall be given at the written direction of the Majority Lenders).

(D)   The Agent does not assume any duty or obligation of the Borrowers under the Servicing Agreement, and the rights given to the Agent thereunder are subject to the provisions of Article VII.

(E)    The Borrowers have not and will not provide any payment instructions to any Obligor that are inconsistent with the Servicing Agreement or any other Transaction Document.

(F)    With respect to the Servicer’s obligations under Section 5.03 of the Servicing Agreement, the Agent shall not have any responsibility to the Borrowers, the Servicer or any party hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of an independent accountant by the Servicer; provided that the Agent shall be authorized, upon receipt of written direction from the Servicer, directing the Agent, to execute any acknowledgment or other agreement with the independent accountant required for the Agent to receive any of the reports or instructions provided for herein, which acknowledgment or agreement may include, among other things, (i) acknowledgement that the Servicer has agreed that the procedures to be performed by the independent accountant are sufficient for the Borrowers’ purposes, (ii) acknowledgment that the Agent has agreed that the procedures to be performed by an independent accountant are sufficient for the Agent’s purposes and that the Agent’s purposes is limited solely to receipt of the report, (iii) releases by the Agent (on behalf of itself and the Lenders) of claims against the independent accountant and acknowledgement of other limitations of liability in favor of the independent accountant, and (iv) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of independent accountants (including to the Lenders). Notwithstanding the foregoing, in no event shall the Agent be required to execute any agreement in respect of the independent accountant that the Agent determines adversely affects it in its individual capacity or which is in a form that is not reasonably acceptable to the Agent.

Section 8.2. Accounts.

(A)    Establishment. The initial Servicer or an Affiliated Entity has established and the Servicer shall maintain or cause to be maintained:

(i)       in the name of Fund II, at the Lockbox Bank, segregated non-interest bearing accounts for the deposit of periodic payments with respect to the Assets (each account, as more fully described on Schedule II attached hereto, a “Fund II Lockbox Account”), each such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of Fund II and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(ii)      in the name of Fund III, at the Lockbox Bank, segregated non-interest bearing accounts for the deposit of periodic payments with respect to the Assets (each account, as more fully described on Schedule II attached hereto, a “Fund III Lockbox Account”), each such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of Fund III and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(iii)    in the name of SPE 1 at the Lockbox Bank, segregated non-interest bearing accounts for the deposit of periodic payments with respect to the Assets (each account, as more fully described on Schedule II attached hereto, a “SPE 1 Lockbox Account” and together with the Fund II Lockbox Account and the Fund III Lockbox Account, the “Lockbox Accounts”), each such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the SPE 1 and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(iv)    in the name of SPE 1, at the Collection Account Bank, a segregated non- interest bearing account (such account, as more fully described on Schedule II attached hereto, the “SPE 1 Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of SPE 1 and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(v)     in the name of SPE 2, at the Collection Account Bank, a segregated non- interest bearing account (such account, as more fully described on Schedule II attached hereto, the “SPE 2 Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of SPE 2 and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(vi)    in the name of SPE 3, at the Collection Account Bank, a segregated non- interest bearing account (such account, as more fully described on Schedule II attached hereto, the “SPE 3 Collection Account” and together with the SPE 1 Collection Account and the SPE 2 Collection Account, the “Collection Accounts”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of SPE 3 and subject to a control agreement for the benefit of the Agent (on behalf of the Secured Parties);

(vii)   for the benefit of the Secured Parties, in the name of the Borrowers, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule II attached hereto, being the “Reserve Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the SPE Borrowers and the Agent (on behalf of the Secured Parties);

(viii)   for the benefit of the Secured Parties, in the name of the Borrowers, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule II attached hereto, being the “Distribution Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrowers and the Agent (on behalf of the Secured Parties);

(ix)     for the benefit of the Secured Parties, in the name of the Borrowers, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule II attached hereto, being the “Hedge Reserve Account”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the Borrowers and the Agent (on behalf of the Secured Parties);

(x)      for the benefit of the Secured Parties, in the name of the Borrowers, at the Paying Agent, a segregated non-interest bearing trust account (such account, as more fully described on Schedule II attached hereto, being the “Takeout Transaction Account”, and together with the Distribution Account, the Reserve Account and the Hedge Reserve Account each a “Paying Agent Account” and collectively the “Paying Agent Accounts”), bearing a designation clearly indicating that the funds deposited therein as described below are held for the benefit of the SPE Borrowers and the Agent (on behalf of the Secured Parties).

(B)    Replacement. (i) If, at any time, an institution holding the Lockbox Accounts resigns, is removed or ceases to meet the eligibility requirements of an Eligible Institution, the Servicer shall work with the Borrowers to establish new Lockbox Accounts meeting the conditions specified above with an institution meeting the eligibility requirements of an Eligible Institution (and within the time periods set forth in the applicable Lockbox Agreement), and transfer any cash and/or any investments held therein or with respect thereto to such new Lockbox Accounts, as applicable. From the date any such new Lockbox Accounts are established, they shall be the “Lockbox Accounts” hereunder.

(ii)     If, at any time, the Paying Agent resigns, is removed hereunder or ceases to meet the eligibility requirements of an Eligible Institution, the Servicer, for the benefit of the Agent and the Lenders, shall, within thirty (30) days, establish, or cause the establishment of, new Paying Agent Accounts meeting the conditions specified above with the successor Paying Agent and transfer any cash and/or any investments held therein or with respect thereto to such new Paying Agent Accounts, as applicable. From the date any such new Paying Agent Accounts are established, they shall be Paying Agent Accounts hereunder, as applicable.

(C)    Deposits and Withdrawals from the Reserve Account. Deposits into, and withdrawals from, the Reserve Account shall, subject to Section 2.7(D), be made in the following manner:

(i)      On or prior to the Initial Borrowing Date, the Borrowers shall deliver or cause to be delivered to the Paying Agent for deposit into the Reserve Account, an amount equal to the Reserve Account Required Balance as of such date;

(ii)     From the proceeds of Advances hereunder, the Borrowers shall deliver or cause to be delivered to the Paying Agent for deposit into the Reserve Account amounts necessary to maintain on deposit therein an amount equal to or in excess of the Reserve Account Required Balance as of the date of each such Advance;

(iii)     If on any Payment Date (without giving effect to any withdrawal from the Reserve Account) available funds on deposit in the Distribution Account would be insufficient to make the payments due and payable on such Payment Date pursuant to Sections 2.7(B)(i) through (v), the Borrowers shall direct the Paying Agent, based on the Monthly Servicer Report delivered pursuant to Section 3.01 of the Servicing Agreement, to withdraw from the Reserve Account an amount equal to the lesser of such insufficiency and the amount on deposit in the Reserve Account and deposit such amount into the Distribution Account and apply such amount to payments set forth in Sections 2.7(B)(i) through (v).

(iv)    Upon the acceleration of the Advances following the occurrence of an Event of Default, the Agent (or the Servicer with the written consent of the Agent) shall direct the Paying Agent in writing to withdraw all amounts on deposit in the Reserve Account and deposit such amounts into the Distribution Account for distribution in accordance with Section 2.7(B);

(v)     On the earlier to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the outstanding balance of the Advances is reduced to zero, the Agent shall cause the Paying Agent, by providing written direction to the Paying Agent, in the case of subclauses (a) and (b), and the Servicer or the Borrowers shall direct the Paying Agent in writing, in the case of subclause (c), to withdraw all amounts on deposit in the Reserve Account and deposit such amounts into the Distribution Account to be paid in accordance with Section 2.7(B);

(vi)    Unless an Event of Default or an Early Amortization Event has occurred and is continuing, on any Payment Date, if, as set forth on the Monthly Servicer Report, amounts on deposit in the Reserve Account are greater than the Reserve Account Required Balance (after giving effect to all other distributions and disbursements on such Payment Date), the Borrowers shall direct the Paying Agent, pursuant to the Monthly Servicer Report, to withdraw funds in excess of the Reserve Account Required Balance from the Reserve Account and disburse such amounts at the direction of the Borrowers in accordance with the instructions set forth on the Monthly Servicer Report (which disbursement shall be deemed, for all purposes, to be an application of Collections pursuant to Section 2.7(B)(xiv) and the Priority of Payments); and

(vii)   On any Payment Date, if, as set forth on the Monthly Servicer Report, the amount of funds in the Reserve Account and in the Distribution Account is equal to or greater than the aggregate outstanding balance of Advances and all other amounts due and payable hereunder, then the Borrowers may, at their option, direct the Paying Agent, pursuant to the Monthly Servicer Report, to withdraw all funds from the Reserve Account and deposit such amounts into the Distribution Account to pay all such amounts and the aggregate outstanding balance of all Advances.

(D)    Lockbox Accounts. Pursuant to the applicable Lockbox Agreement and the applicable Lockbox Account, all items and funds from time to time on deposit therein and all proceeds thereof, shall be held for the applicable Borrower until the delivery of a notice from the Agent instructing the Lockbox Bank to terminate such Borrower’s access to funds thereunder pursuant to such Lockbox Agreement (an “Access Termination Notice”). The Agent agrees that it shall only deliver an Access Termination Notice upon the occurrence and during the continuance of an Event of Default, and that all instructions that the Agent delivers with respect to any Lockbox Account and/or the funds from time to time on deposit therein shall be in accordance and consistent with this Agreement and the provisions herein for the deposit and application of Collections. At the close of each Business Day, the Borrowers, or the Servicer on their behalf, shall cause the Lockbox Bank to deposit into the applicable Collection Account all amounts available in its respective Lockbox Account. For the avoidance of doubt, (i) any amounts in the SPE 1 Lockbox Account shall be deposited in the SPE 1 Collection Account, (ii) any amounts in the Fund II Lockbox Account shall be deposited in the SPE 2 Collection Account and (iii) any amounts in the Fund III Lockbox Account shall be deposited in the SPE 3 Collection Account. Amounts in any Lockbox Account may be debited by the Servicer from time to time to pay Lockbox Bank fees and charges. Unless an Event of Default has occurred and is continuing, concurrently with the termination of any Lockbox Account in accordance herewith, the Borrowers may direct an amount on deposit in such Lockbox Account or the corresponding Collection Account, as applicable, to be distributed to an account specified by the Borrowers.

(E)   Collection Accounts. Pursuant to the applicable Securities Account Establishment and Control Agreement and the applicable Collection Account, all items and funds from time to time on deposit therein and all proceeds thereof, shall be held for the applicable Borrower until the delivery of a notice from the Agent instructing the Collection Account Bank to terminate such Borrower’s access to funds by delivering a Notice of Exclusive Control (as defined in and as provided for by the applicable Securities Account Establishment and Control Agreement). The Agent agrees that it shall only deliver such Notice of Exclusive Control upon the occurrence and during the continuance of an Event of Default, and that all instructions that the Agent delivers with respect to any Collection Account and/or the funds from time to time on deposit therein shall be in accordance and consistent with this Agreement and the provisions herein for the deposit and application of Collections. So long as any Obligation is outstanding, each Borrower agrees that it shall not instruct the Collection Account Bank to withdraw funds from the applicable Collection Account, other than on the Business Day prior to the next succeeding Payment Date, when the Borrowers, or the Servicer on their behalf, shall cause the Collection Account Bank to deposit into the Distribution Account all amounts available in the Collection Accounts in accordance with Section 8.2(F). Amounts in any Collection Account may be debited by the Servicer from time to time to pay Collection Account Bank fees and charges as and to the extent set forth in the applicable Securities Account Establishment and Control Agreement.

(F)     Distribution Account. On the Business Day prior to the next succeeding Payment Date, the Borrowers, or the Servicer on their behalf, shall cause all Distributable Collections in the Collection Accounts to be deposited into the Distribution Account. Such Distributable Collections deposited into the Distribution Account shall be distributed pursuant to Section 2.7 on the applicable Payment Date.

(G) Deposits and Withdrawals from the Hedge Reserve Account. Deposits into, and withdrawals from, the Hedge Reserve Account shall be made in the following manner:

(i) Upon the occurrence of a Hedge Reserve Trigger Event, the Borrowers shall deliver or cause to be delivered to the Paying Agent for deposit into the Hedge Reserve Account, an amount equal to the Hedge Reserve Required Balance as of such date;

(ii) From the proceeds of Advances hereunder, the Borrowers shall deliver to the Paying Agent for deposit into the Hedge Reserve Account amounts necessary to maintain on deposit therein an amount equal to the Hedge Reserve Required Balance as of the date of each such Advance;

(iii) Upon the occurrence of a Hedge Trigger Event, the Borrowers shall direct the Paying Agent, to withdraw from the Hedge Reserve Account an amount required to enter into a Hedge Agreement which satisfies the Hedge Requirements;

(iv) On the earlier to occur of (a) the Maturity Date, (b) an Early Amortization Event and (c) the date on which the outstanding balance of the Advances is reduced to zero, the Agent shall cause the Paying Agent, by providing written direction to the Paying Agent, in the case of subclauses (a) and (b), and the Servicer or the Borrowers shall direct the Paying Agent in writing, in the case of subclause (c), to withdraw all amounts on deposit in the Hedge Reserve Account and deposit such amounts into the Distribution Account to be paid in accordance with Section 2.7(B); and

(vi) Unless an Event of Default or an Early Amortization Event has occurred and is continuing, on any Payment Date, if, as set forth on the Monthly Servicer Report, amounts on deposit in the Hedge Reserve Account are greater than the Hedge Reserve Required Balance (after giving effect to all other distributions and disbursements on such Payment Date), the Borrowers shall direct the Paying Agent, pursuant to the Monthly Servicer Report, to withdraw funds in excess of the Hedge Reserve Required Balance from the Hedge Reserve Account and disburse such amounts at the direction of the Borrowers in accordance with the instructions set forth on the Monthly Servicer Report (which disbursement shall be deemed, for all purposes, to be an application of Collections pursuant to Section 2.7(B)(xiv) and the Priority of Payments).

(H) Paying Agent Account Control. (i) Each Paying Agent Account shall be established and at all times maintained with the Paying Agent which shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to each Paying Agent Account. The Paying Agent hereby confirms that, as of the Closing Date, the account numbers of each of the Paying Agent Accounts are as described on Schedule II attached hereto.

(ii) Each Paying Agent Account shall be a “securities account” as defined in Section 8-501 of the UCC and shall be maintained by the Paying Agent as a securities intermediary in the name of the related Borrower or in the name of the Borrowers, as applicable, subject to the lien of the Agent, for the benefit of the Secured Parties. The Paying Agent shall treat the applicable Borrower or the Borrowers, as applicable, as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Paying Agent Accounts.

(iii) The Paying Agent hereby confirms and agrees that:

(a) the Paying Agent shall not change the name or account number of any Paying Agent Account without the prior written consent of the Agent and the Borrowers;

(b) all securities or other property underlying any financial assets (as hereinafter defined) credited to a Paying Agent Account shall be registered in the name of the Paying Agent, indorsed to the Paying Agent or indorsed in blank or credited to another securities account maintained in the name of the Paying Agent, and in no case will any financial asset credited to a Paying Agent Account be registered in the name of any Borrower or any other Person, payable to the order of any Borrower or specially indorsed to any Borrower or any other Person, except to the extent the foregoing have been specially indorsed to the Agent, for the benefit of the Secured Parties, or in blank;

(c) all property transferred or delivered to the Paying Agent pursuant to this Agreement will be credited to the appropriate Paying Agent Account in accordance with the terms of this Agreement;

(d) each Paying Agent Account is an account to which financial assets are or may be credited, and the Paying Agent shall, subject to the terms of this Agreement, treat each of the Borrowers and the Servicer as entitled to exercise the rights that comprise any financial asset credited to each such Paying Agent Account; and

(e) notwithstanding the intent of the parties hereto, to the extent that any Paying Agent Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, such Paying Agent Account shall be subject to the exclusive control of the Agent, for the benefit of the Secured Parties, and the Paying Agent will comply with instructions originated by the Agent directing disposition of the funds in such Paying Agent Account, without further consent by the Borrowers or the Servicer; provided that, notwithstanding the foregoing, the Agent hereby authorizes the Paying Agent to honor withdrawal, payment, transfer or other instructions directing disposition of the funds in the Paying Agent Accounts received from the Borrowers or the Servicer, on its behalf, pursuant to Section 2.7 or this Section 8.2 (or as otherwise expressly provided in this Agreement).

(iv) The Paying Agent hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument or cash) credited to any Paying Agent Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(v) If at any time the Paying Agent shall receive an “entitlement order” (as defined in Section 8-102(a)(8) of the UCC) (an “Entitlement Order”) from the Agent (i.e., an order directing a transfer or redemption of any financial asset in any Paying Agent Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Agent, the Paying Agent shall comply with such Entitlement Order or instruction without further consent by the Borrowers, the Servicer or any other Person. The Agent agrees that it shall only deliver an Entitlement Order upon the occurrence and during the continuance of an Event of Default, and that all Entitlement Orders and instructions that Agent delivers with respect to any Paying Agent Account and/or the funds from time to time on deposit therein shall be in accordance and consistent with this Agreement and the provisions herein for the deposit and application of Collections. Neither the Servicer nor the Borrowers shall make any withdrawals from any Paying Agent Account, except pursuant to Section 2.7 or this Section 8.2 (or except otherwise expressly provided in this Agreement).

(vi) In the event that the Paying Agent has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Paying Agent Account or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Paying Agent hereby agrees that such security interest shall be subordinate to the security interest of the Agent, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any Paying Agent Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Agent, for the benefit of the Secured Parties (except that the Paying Agent may set-off (i) all amounts due to the Paying Agent in its capacity as Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Paying Agent Accounts, which amounts shall be deemed to be paid pursuant to Section 2.7(B) on the next following Payment Date (or on such date, if such set-off is made on a Payment Date) and shall reduce, by the amount of such set-off, the total amount that may be paid pursuant to Section 2.7(B)(i), and (ii) the face amount of any checks that have been credited to the Paying Agent Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).

(vii) Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).

(I) Permitted Investments. Prior to the occurrence of an Event of Default, the Borrower may direct each banking institution at which a Paying Agent Account shall be established, in writing, to invest the funds held in such accounts in one or more Permitted Investments. Following the occurrence of an Event of Default, the Agent may direct each banking institution at which a Paying Agent Account shall be established, in writing, to invest the funds held in such accounts in one or more Permitted Investments. Absent such written direction, such funds shall remain uninvested. All investments of funds on deposit in the Paying Agent Accounts shall be invested so that such funds will be available on the Business Day immediately preceding the date on which the funds are to be disbursed from such account, unless otherwise expressly set forth herein. All interest derived from such Permitted Investments shall be deemed to be “investment proceeds” and shall be deposited into such account to be distributed in accordance with the requirements hereof. The taxpayer identification number associated with the Paying Agent Accounts shall be that of the Borrowers, and the Borrowers shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts.

Article IX

The Paying Agent

Section 9.1. Appointment. Wells Fargo Bank, National Association is hereby appointed by the other parties hereto (other than the Custodian) as Paying Agent, and accepts such appointment subject to the terms of this Agreement.

Section 9.2. Representations and Warranties. The Paying Agent represents to the other parties hereto as follows:

(A) Organization; Corporate Powers. The Paying Agent is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement, and no license, permit, consent or approval, is required to be obtained, effective or given by the Paying Agent to enable it to perform its obligations hereunder.

(B) Authority. The execution, delivery and performance by the Paying Agent of this Agreement have been duly authorized by all necessary action on the part of the Paying Agent.

(C) Enforcement. This Agreement constitutes the legal, valid and binding obligation of the Paying Agent, enforceable against the Paying Agent in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought at equity or at law.

(D) No Conflict. The Paying Agent is not in violation of any law, rule, or regulation governing the banking or trust powers of the Paying Agent applicable to it or any indenture, lease, loan or other agreement to which the Paying Agent is a party or by which it or its assets may be bound or affected, except for such laws, rules or regulations or indentures, leases, loans or other agreements the violation of which would not have a material adverse effect on the Paying Agent’s abilities to perform its obligations in accordance with the terms of this Agreement.

Section 9.3. Limitation of Liability of the Paying Agent. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Wells Fargo Bank, National Association, not in its individual capacity, but solely as the Paying Agent and the Custodian, and in no event shall Wells Fargo Bank, National Association have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.

Section 9.4. Certain Matters Affecting the Paying Agent. Notwithstanding anything herein to the contrary:

(A) The Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Paying Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement.

(B) The Paying Agent shall not be subject to any fiduciary or other implied duties, obligations or covenants regardless of whether an Event of Default has occurred and is continuing.

(C) The Paying Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Paying Agent, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that the Paying Agent was grossly negligent in ascertaining the pertinent facts.

(D) The Paying Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Paying Agent under this Agreement or any other Transaction Document.

(E) None of the provisions of this Agreement or any other Transaction Document shall require the Paying Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(F) The Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and shall be under no obligation to inquire as to the adequacy, accuracy or sufficiency of any such information or be under any obligation to make any calculation or verification in respect of any such information and shall not be liable for any loss that may be occasioned thereby. The Paying Agent may also, but shall not be required to, rely upon any statement made to it orally or by telephone and believed by it to have been made by the property person, and shall not incur any liability for relying thereon.

(G) Whenever in the administration of the provisions of this Agreement or any other Transaction Document the Paying Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent, be deemed to be conclusively proved and established by a certificate delivered to the Paying Agent hereunder, and such certificate, in the absence of gross negligence, willful misconduct or bad faith on the part of the Paying Agent, shall be full warrant to the Paying Agent for any action taken, suffered or omitted by it under the provisions of this Agreement or any other Transaction Document.

(H) The Paying Agent, at the expense of the Borrowers, may consult with counsel, and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel. Before the Paying Agent acts or refrains from acting hereunder, it may require and shall be entitled to receive an Officer’s Certificate and/or an opinion of counsel, the costs of which (including the Paying Agent's reasonable attorney's fees and expenses) shall be paid by the party requesting that the Paying Agent act or refrain from acting. The Paying Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or opinion of counsel.

(I) The Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document.

(J) Except as provided expressly hereunder, the Paying Agent shall have no obligation to invest and reinvest any cash held in any of the accounts hereunder in the absence of a timely and specific written investment direction pursuant to the terms of this Agreement. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement. Investments in any Permitted Investments are not obligations or recommendations of, or endorsed or guaranteed by, the Paying Agent or its Affiliates. The Paying Agent and its Affiliates may provide various services for Permitted Investments and may be paid fees for such services. Each party hereto understands and agrees that proceeds of the sale of investments of the funds in any account maintained with the Paying Agent will be deposited by the Paying Agent into the applicable accounts on the Business Day on which the Paying Agent receives appropriate instructions hereunder, if such instructions are received by the Paying Agent prior to the deadline for same day sale of such investments. If the Paying Agent receives such instructions after the applicable deadline for the sale of such investments, such proceeds will be deposited by the Paying Agent into the applicable account on the next succeeding Business Day. The parties hereto agree that notifications after the completion of purchases and sales of investments shall not be provided by the Paying Agent hereunder, and the Paying Agent shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement shall be made available if no investment activity has occurred during such period.

(K) The Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any action or omission on the part of any agent, attorney, custodian or nominee so appointed.

(L) Any corporation or entity into which the Paying Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any corporation or entity succeeding to the business of the Paying Agent shall be the successor of the Paying Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(M) In no event shall the Paying Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Paying Agent has been advised of such loss or damage and regardless of the form of action.

(N) In no event shall the Paying Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Paying Agent’s control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any other Transaction Document or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Paying Agent’s control whether or not of the same class or kind as specified above.

(O) The rights, privileges, indemnities, protections, immunities and benefits given to the Paying Agent under this Agreement are extended to and shall be enforceable by Wells Fargo Bank, National Association in each of its capacities hereunder and the other Transaction Documents (including but not limited to, the Custodian, the Collection Account Bank and the Back-Up Servicer and any future or successor capacities), and each agent, custodian, co-trustee and other Person employed by it to act hereunder, in each case, mutatis mutandis.

(P) The right of the Paying Agent to perform any permissive or discretionary act enumerated in this Agreement or any other Transaction Document shall not be construed as a duty.

(Q) Absent gross negligence, bad faith or willful misconduct (in each case as conclusively determined by a court of competent jurisdiction pursuant to a final order or verdict not subject to appeal) on the part of, Wells Fargo Bank, National Association in acting in each of its capacities under this Agreement and the related Transaction Documents, such actions shall not constitute impermissible self-dealing or a conflict of interest, and the parties hereto hereby waive any conflict of interest presented by such service. Wells Fargo Bank, National Association may act as agent for, provide banking, custodial, collateral agency, verification and other services to, and generally engage in any kind of business, with others to the same extent as if Wells Fargo Bank, National Association, were not a party hereto. Nothing in this Agreement or any other Transaction Document shall in any way be deemed to restrict the right of Wells Fargo Bank, National Association to perform such services for any other person or entity, and the performance of such services for others will not, in and of itself, be deemed to violate or give rise to any duty or obligation to any party hereto not specifically undertaken by Wells Fargo Bank, National Association hereunder or under any other Transaction Document.

(R) The Paying Agent shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement or any other Transaction Document other than for the Paying Agent’s compensation.

(S) The Paying Agent shall not be deemed to have notice or knowledge of, or be required to act based on, any event or information (including any Event of Default, Early Amortization Event or any other default) unless a Responsible Officer of the Paying Agent has actual knowledge or shall have received written notice thereof. In the absence of such actual knowledge or receipt of such notice, the Paying Agent may conclusively assume that none of such events have occurred and the Paying Agent shall not have any obligation or duty to determine whether any Event of Default, Early Amortization Event or any other default has occurred. The delivery or availability of reports or other documents to the Paying Agent (including publicly available reports or documents) shall not constitute actual or constructive knowledge or notice of information contained in or determinable from those reports or documents, except for such information that this Agreement specifically requires the Paying Agent to examine in such report or document and to take an action with respect thereto; and knowledge or information acquired by (i) Wells Fargo Bank, National Association in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Wells Fargo Bank, National Association in any of its other capacities hereunder or under such other documents except to the extent their respective duties are performed by Responsible Officers in the same division of Wells Fargo Bank, National Association, and vice versa, and (ii) any Affiliate or other line of business or other division of Wells Fargo Bank, National Association shall not be imputed to Wells Fargo Bank, National Association in any of its respective capacities, provided that the foregoing shall not relieve the Person acting as Back-Up Servicer or Paying Agent, as applicable, from its obligations to perform or responsibility for the manner of performance of its duties in a separate capacity under the Transaction Documents.

(T)  Except as otherwise provided in this Article IX:

(i) except as expressly required pursuant to the terms of this Agreement, the Paying Agent shall not be required to make any initial or periodic examination of any documents or records for the purpose of establishing the presence or absence of defects, the compliance by the Borrowers or any other Person with its representations and warranties or for any other purpose except as expressly required pursuant to the terms of this Agreement;

(ii) whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Paying Agent shall be subject to the provisions of this Article IX;

(iii) the Paying Agent shall not have any liability with respect to the acts or omissions of any other Person, and may assume compliance by each of the other parties to the Transaction Documents with their obligations thereunder unless a Responsible Officer of the Paying Agent is notified of any such noncompliance in writing;

(iv) under no circumstances shall the Paying Agent be personally liable for any representation, warranty, covenant, obligation or indebtedness of any other party to the Transaction Documents;

(v) the Paying Agent shall not be held responsible or liable for or in respect of, and makes no representation or warranty with respect to (A) any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement, continuation statement or amendments to a financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, or (B) the monitoring, creation, maintenance, enforceability, existence, status, validity, priority or perfection of any security interest, lien or collateral or the performance of any collateral; and

(vi) the Paying Agent shall not be required to take any action hereunder if it shall have reasonably determined, or shall have been advised by its counsel, that such action is likely to result in liability on the part of the Paying Agent or is contrary to the terms hereof or any other Transaction Document to which it is a party or is not in accordance with applicable Laws.

(U) It is expressly understood and agreed by the parties hereto that the Paying Agent (i) has not provided nor will it provide in the future, any advice, counsel or opinion regarding the tax, financial, investment, securities law or insurance implications and consequences of the consummation, funding and ongoing administration of this Agreement and the matters contemplated herein, including, but not limited to, income, gift and estate tax issues, and the initial and ongoing selection and monitoring of financing arrangements, (ii) has not made any investigation as to the accuracy of any representations, warranties or other obligations of any other party to this Agreement or the other Transaction Documents or any other document or instrument and shall not have any liability in connection therewith and (iii) has not prepared or verified, or shall be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document delivered in connection with this Agreement or the other Transaction Documents.

(V) The recitals contained herein shall not be taken as the statements of the Paying Agent, and the Paying Agent does not assume any responsibility for their correctness. The Paying Agent does not make any representation regarding the validity, sufficiency or enforceability of this Agreement or the other Transaction Documents or as to the perfection or priority of any security interest therein, except as expressly set forth in Section 9.2(C).

(W) In the event that (i) the Paying Agent is unsure as to the application or interpretation of any provision of this Agreement or any other Transaction Document, (ii) this Agreement is silent or is incomplete as to the course of action that the Paying Agent is required or permitted to take with respect to a particular set of facts, or (iii) more than one methodology can be used to make any determination or calculation to be performed by the Paying Agent hereunder, then the Paying Agent may give written notice to the Agent requesting written instruction and, to the extent that the Paying Agent acts or refrains from acting in good faith in accordance with any such written instruction, the Paying Agent shall not be personally liable to any Person. If the Paying Agent shall not have received such written instruction within ten (10) calendar days of delivery of notice to the Agent (or within such shorter period of time as may reasonably be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking any action, and shall have no liability to any Person for such action or inaction.

(X) The Paying Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Transaction Document or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of any Person, unless such Person with the requisite authority shall have offered to the Paying Agent security or indemnity satisfactory to the Paying Agent against the costs, expenses and liabilities (including the reasonable and documented fees and expenses of the Paying Agent's counsel and agents) which may be incurred therein or thereby. The Paying Agent shall not be liable with respect to any action it takes or omits to take in accordance with a direction received by it from any Person with the requisite authority.

(Y) The Paying Agent shall have no duty (i) to maintain or monitor any insurance or (ii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(Z) The Paying Agent shall be entitled to rely on any written instruction received by it with respect to disbursements of funds in a Paying Agent Account originated by the Borrowers and not otherwise described herein if such instruction is consented to in writing by the Agent. Such direction shall be delivered to the Paying Agent not later than 1:00 P.M. (New York City time) on the Business Day of such withdrawal. Any instruction received by the Paying Agent after the time specified in the immediately preceding sentence shall be deemed to have been received on the next Business Day.

Section 9.5. Indemnification. The Borrowers agree to reimburse and indemnify, defend and hold harmless each of the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, in each case, in its individual and representative capacities, and its officers, directors, agents and employees (collectively, the “Wells Fargo Indemnified Parties”) against any and all fees, costs, damages, losses, suits, claims, judgments, liabilities, obligations, penalties, actions, expenses (including the reasonable and documented fees and expenses of counsel and court costs) or disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against any of them in any way directly or indirectly relating to or arising out of or in connection with this Agreement or any other Transaction Document or any other document delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any such other documents, including in connection with any enforcement (including any action, claim or suit brought) by any Wells Fargo Indemnified Party of its rights hereunder or thereunder (including rights to indemnification), provided, that the Borrowers shall not be liable for any of the foregoing to the extent arising from the gross negligence, willful misconduct or bad faith of the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, as applicable, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The provisions of this Section 9.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, as applicable. This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. The Wells Fargo Indemnified Parties’ expenses are intended as expenses of administration.

Section 9.6. Successor Paying Agent. The Paying Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor Paying Agent that is satisfactory to the Agent and, to the extent no Event of Default or Early Amortization Event has occurred and is continuing, the Borrowers, has been appointed hereunder. The Paying Agent may be removed at any time for cause by at least thirty (30) days’ prior written notice received by the Paying Agent from the Agent. Upon any such resignation or removal, the Agent shall have the right to appoint a successor Paying Agent that is satisfactory to the Borrowers (unless an Event of Default or Early Amortization Event has occurred and is continuing). If no successor Paying Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Paying Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Paying Agent may, at the sole expense (including all fees, costs and expenses (including attorneys’ reasonable and documented fees and expenses) incurred in connection with such petition) of the Borrowers, petition a court of competent jurisdiction to appoint a successor Paying Agent. Upon the acceptance of any appointment as the Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Paying Agent, and the exiting Paying Agent shall be discharged from its duties and obligations hereunder. After any exiting Paying Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Paying Agent hereunder. If the Paying Agent consolidates with, merges or converts into, or transfers or sells all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Paying Agent.

Article X

Miscellaneous

Section 10.1. Survival. All representations and warranties made by the Borrowers herein and all indemnification obligations of the Borrowers hereunder shall survive, and shall continue in full force and effect, after the making and the repayment of the Advances hereunder and the termination of this Agreement.

Section 10.2. Amendments, Etc. No amendment to or waiver of any provision of this Agreement, nor consent to any departure therefrom by the parties hereto, shall in any event be effective unless the same shall be in writing and signed by the Agent, on behalf of the Lenders and each Funding Agent, and the Borrowers; provided that no such amendment or waiver shall (i) reduce the amount of or extend the maturity of any Advance or reduce the rate or extend the time of payment of interest thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, including amending or modifying any of the definitions related to such terms, in each case without the consent of the Lenders affected thereby, (ii) amend, modify or waive any provision of this Section 10.2, or reduce the percentage specified in the definition of the Majority Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision of Sections 7.14 through 7.25 hereof without the written consent of all Funding Agents, or (iv) affect the rights or duties of the Paying Agent, Custodian, Collection Account Bank, Servicer or Back-Up Servicer under this Agreement without the written consent of such Paying Agent, Custodian, Collection Account Bank, Servicer or Back-Up Servicer, respectively. The Borrowers agree to provide notice to each party hereto of any amendments to or waivers of any provision of this Agreement; provided that the Borrowers shall provide the Conduit Lenders with prompt written notice of any amendment to any provision of this Agreement, prior to such amendment becoming effective.

Section 10.3. Notices, Etc.. All notices and other communications provided for hereunder shall be in writing and mailed or delivered by courier or facsimile: (A) if to the Borrowers, at their addresses at Trinity Capital Inc., 3075 W. Ray Road, Suite 525, Chandler, Arizona 85226, Attention: Susan Echard, email address: legal@trincapinvestment.com; (B) if to the Agent or the CS Non-Conduit Lender, at its address at Credit Suisse AG, New York Branch, 11 Madison Avenue, 4th Floor, New York, NY 10010; Conduit and Warehouse Financing (212 538 2007); email addresses: list.afconduitreports@creditsuisse.com;maura.miraglia@credit-suisse.com, jeffrey.traola@credit-suisse.com, alisha.daga@credit-suisse.com; (C) if to Alpine Securitization Ltd., at its address at c/o Credit Suisse AG, New York Branch, 11 Madison Avenue, 4th Floor, New York, NY 10010; Conduit and Warehouse Financing (212 538 2007); email addresses: list.afconduitreports@creditsuisse.com;maura.miraglia@credit-suisse.com, jeffrey.traola@credit-suisse.com, alisha.daga@credit-suisse.com; (D) if to GIFs Capital Company, LLC, at its address at 227 W. Monroe, Suite 4900, Chicago, Illinois 60606, Attention: Operations Department, E- mail: chioperations@guggenheimpartners.com, (E) if to the Paying Agent, at its address at Wells Fargo Bank, N.A., MAC N9300-061, 600 S. 4th St., Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration; (F) if to the Back-Up Servicer, at its address at Wells Fargo Bank, N.A., MAC N9300-061, 600 S. 4th St., Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration; (G) if to the Custodian, at its address at Wells Fargo Bank, N.A., MAC N9300-061, 600 S. 4th St., Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration; and (H) in the case of any party, at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto. Notwithstanding the foregoing, each Monthly Servicer Report described in Section 5.1(B) and the Borrowing Base Certificate described in Section 2.4 may be delivered by electronic mail; provided, that such electronic mail is sent by a Responsible Officer and each such Monthly Servicer Report or Borrowing Base Certificate is accompanied by an electronic reproduction of the signatures of a Responsible Officer of each Borrower. All such notices and communications shall be effective, upon receipt, provided, that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.

Section 10.4. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.5. Indemnification. The Borrowers agree to indemnify the Agent, the Paying Agent, the Collection Account Bank, the Back-Up Servicer, the Successor Servicer, the Custodian, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including reasonable fees and expenses of outside counsel and court costs) (including in connection with any enforcement (including any action, suit or claim brought by an Indemnitee) of the Borrowers’ indemnification obligations hereunder) to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding” (including any Proceedings under environmental laws)) relating to the Transaction Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the transactions contemplated hereby, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by any Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one law firm to all such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or with respect to Indemnitees other than the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, material breach of the Transaction Documents by, such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors or agents of any of the foregoing or (ii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of any Borrower or any of its Affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as the Paying Agent, the Collection Account Bank, the Custodian, the Back-Up Servicer, agent, arranger or any other similar role in connection with the Transaction Documents) or (B) any settlement entered into by such Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed). This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. Notwithstanding anything to the contrary in this Section 10.5, the provisions of this Section shall be applied without prejudice to, and the provisions shall not have the effect of diminishing, the rights of the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer and any Wells Fargo Indemnified Parties under Section 9.5 of this Agreement or any other provision of any Transaction Document providing for the indemnification of any such Persons. The provisions of this Section 10.5 shall survive the discharge, termination or assignment of this Agreement or any related agreement or the earlier of the resignation or removal of the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, as applicable.

Section 10.6. Costs, Expenses and Taxes. The Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement, the Loan Notes and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of outside counsel for the Agent and the Paying Agent with respect thereto and with respect to advising the Agent and the Paying Agent as to their respective rights and responsibilities under this Agreement and the other Transaction Documents. The Borrowers further agree to pay on demand all out-of-pocket costs and expenses, if any (including reasonable and documented outside counsel fees and expenses) (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Notes and the other documents to be delivered hereunder and (B) incurred by the Agent or the Paying Agent in connection with the transactions described herein and in the other Transaction Documents, or any potential Takeout Transaction, including in any case reasonable and documented outside counsel fees and expenses in connection with the enforcement of rights under this Section 10.6.

Section 10.7. Right of Set-off; Ratable Payments; Relations Among Lenders. (A) Upon the occurrence and during the continuance of any Event of Default, and subject to the prior payment of Obligations owed to the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, each of the Agent and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to the Agent or such Lender to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Loan Notes, whether or not the Agent or such Lenders shall have made any demand under this Agreement or the Loan Notes and although such obligations may be unmatured. The Agent and each Lender agrees promptly to notify the Borrowers after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 10.7(A) are in addition to other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have.

(B) If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the Lenders so that after such purchase each Lender will hold its ratable share of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(C) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 10.7(A), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Collateral or Transaction Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Transaction Documents, at the direction of the Agent.

(D) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

Section 10.8. Binding Effect; Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Paying Agent, the Custodian and the Agent and each Lender, and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders, and any assignment by any Borrower in violation of this Section 10.8 shall be null and void; provided, however, that any Permitted Merger would not be a violation by any Borrower of this Section 10.8. Notwithstanding anything to the contrary in the first sentence of this Section 10.8, any Lender may at any time, without the consent of the Borrowers or the Agent, assign all or any portion of its rights and obligations under this Agreement and any Loan Note to a Federal Reserve Bank and each Conduit Lender may assign its rights and obligations under this Agreement to a Program Support Provider; provided, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. Each Lender may assign to one or more banks or other entities all or any part or portion of, or may grant participations to one or more banks or other entities in all or any part or portion of its rights and obligations hereunder (including, without limitation, its Commitment, its Loan Notes or its Advances); provided that (x) each such assignment (A) shall be substantially in the form of Exhibit F hereto or any other form reasonably acceptable to the Agent and the Borrowers, and (B) shall either be made (i) to a Permitted Assignee or (ii) to a Person that is acceptable to the Agent in its reasonable discretion (such consent not to be unreasonably withheld or delayed) unless a Default, an Event of Default or Early Amortization Event shall have occurred and be continuing and (y) the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required during the Availability Period unless such assignment is to a Lender or an Affiliate of a Lender; provided, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof. For the avoidance of doubt, unless a Default, an Event of Default or Early Amortization Event shall have occurred and be continuing, each Lender shall not be permitted to assign to any Competitor unless the Borrowers shall consent to such assignment; provided, that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof.

(b)       [Reserved].

(c) Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)) of a Lender hereunder. Each Funding Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a register (the “Register”) for the recordation of the names and addresses of the Lenders in its Lender Group, the outstanding principal amounts (and accrued interest) of the Advances owing to each Lender in its Lender Group pursuant to the terms hereof from time to time and any assignment of such outstanding Advances. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Paying Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of any Borrower, sell participation interests in its Advances and obligations hereunder (each such recipient of a participation a “Participant”); provided that after giving effect to the sale of such participation, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder, and the Borrowers and the Agent and the other parties hereto shall continue to deal solely and directly with such Lender and not be obligated to deal with such participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent shall have no responsibility for maintaining a Participant Register. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.17(G)), hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder, except that no Participant shall be entitled to receive any greater payment under Sections 2.12 or 2.17 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Notwithstanding any other provision of this Agreement to the contrary, (i) a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a security trustee in connection with the funding by such Lender of Advances without the consent of any Borrower; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement and (ii) a Conduit Lender may at any time, without any requirement to obtain the consent of the Agent or any Borrower, pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of capital and yield) under this Agreement to a collateral agent or trustee for its commercial paper program.

Section 10.9. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 10.10. Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (NEW YORK COUNTY) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 10.11. Waiver of Jury Trial. ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.

Section 10.12. Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.

Section 10.13. Tax Characterization. The parties hereto intend for the transactions effected hereunder to constitute a financing transaction for U.S. federal income tax purposes.

Section 10.14. Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.15. Limitations on Liability. None of the members, managers, general or limited partners, officers, employees, agents, shareholders, directors, Affiliates or holders of limited liability company interests of or in any Borrower shall be under any liability to the Agent or the Lenders, respectively, any of their successors or assigns, or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under applicable Law, with respect to each Borrower, solely the limited partnership or limited liability company (as applicable) obligations of such Borrower. Each Borrower and any member, manager, partner, officer, employee, agent, shareholder, director, Affiliate or holder of a limited liability company interest of or in such Borrower may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than such Borrower) respecting any matters arising hereunder.

Section 10.16. Confidentiality. Each Lender, each Funding Agent, and the Agent agree to maintain the confidentiality of all nonpublic information with respect to the parties herein or any other matters furnished or delivered to it pursuant to or in connection with this Agreement or any other Transaction Document; provided, that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively “Lender Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Facility and on a confidential basis, (ii) to any assignee of or participant in, or any prospective assignee of or participant in, the Facility or any of its rights or obligations under this Agreement, in each case on a confidential basis, (iii) to any financing source, dealer, hedge counterparty or other similar party in connection with financing or risk management activities related to the Facility, (iv) to any Commercial Paper rating agency (including by means of a password protected internet website maintained in connection with Rule 17g-5), (v) to the extent required by applicable Law or by any Governmental Authority, and (vi) to the extent necessary in connection with the enforcement of any Transaction Document.

The provisions of this Section 10.16 shall not apply to information that (i) is or hereafter becomes (through a source other than the applicable Lender, Funding Agent or the Agent or any Lender Representative associated with such party) generally available to the public, (ii) was rightfully known to the applicable Lender, applicable Funding Agent or the Agent or any Lender Representative or was rightfully in their possession prior to the date of its disclosure pursuant to this Agreement, (iii) becomes available to the applicable Lender, applicable Funding Agent or the Agent or any Lender Representative from a third party unless to their knowledge such third party disclosed such information to the applicable Lender, applicable Funding Agent or the Agent or any Lender Representative in breach of an obligation of confidentiality, (iv) has been approved for release by written authorization of the parties whose information is proposed to be disclosed, or (v) has been independently developed or acquired by any Lender, any Funding Agent or the Agent or any Lender Representative without violating this Agreement. The provisions of this Section 10.16 shall not prohibit any Lender, any Funding Agent or the Agent from filing with or making available to any judicial, governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law or requested by such judicial, governmental or regulatory agency.

Section 10.17. Limited Recourse. All amounts payable by the Borrowers on or in respect of the Obligations shall constitute limited recourse obligations of the Borrowers secured by, and payable solely from and to the extent of, the Collateral; provided that (A) the foregoing shall not limit in any manner the ability of the Agent or any other Lender to seek specific performance of any Obligation (other than the payment of a monetary obligation in excess of the amount payable solely from the Collateral), (B) the provisions of this Section 10.17 shall not limit the right of any Person to name any Borrower as party defendant in any action, suit or in the exercise of any other remedy under this Agreement or the other Transaction Documents, and (C) when any portion of the Collateral is transferred in as permitted under this Agreement, the security interest in and Lien on such Collateral shall automatically be released, and the Lenders under this Agreement will no longer have any security interest in, lien on, or claim against such Collateral. The agreements set forth in this Section 10.17 and the parties’ respective obligations under this Section 10.17 shall survive the termination of this Agreement.

Section 10.18. Customer Identification - USA Patriot Act Notice. The Agent and each Lender hereby notifies the Borrowers and the Servicer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Agent’s and each Lender’s policies and practices, the Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrowers and the Servicer, which information includes the name and address of each Borrower and such other information that will allow the Agent or such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 10.19. Paying Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering, the Paying Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent. Accordingly, each of the parties agrees to provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering.

Section 10.20. Non-Petition. Each party hereto hereby covenants and agrees that it will not institute against or join any other Person in instituting against the Conduit Lenders any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or of any state of the United States or of any other jurisdiction prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Conduit Lenders. The agreements set forth in this Section 10.20 and the parties’ respective obligations under this Section 10.20 shall survive the termination of this Agreement.

Section 10.21. No Recourse. (A) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all transactions with a Conduit Lender hereunder shall be without recourse of any kind to such Conduit Lender. A Conduit Lender shall have no liability or obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement. In addition, the parties hereto hereby agree that (i) a Conduit Lender shall have no obligation to pay the parties hereto any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or similar laws of another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender and (ii) no recourse shall be sought or had for the obligations of a Conduit Lender hereunder against any Affiliate, director, officer, shareholders, manager or agent of such Conduit Lender.

(B) The agreements set forth in this Section 10.21 and the parties’ respective obligations under this Section 10.21 shall survive the termination of this Agreement.

Section 10.22. Additional Back-Up Servicer, Custodian, Collection Account Bank and Paying Agent. The parties hereto acknowledge that none of the Paying Agent, the Collection Account Bank, the Custodian nor the Back-Up Servicer shall be required to act as a “commodity pool operator” as defined in the Commodity Exchange Act, as amended, or be required to undertake regulatory filings related to this Agreement in connection therewith.

Section 10.23. Third Party Beneficiaries. The parties hereto agree and acknowledge that each of the Back-Up Servicer and the Collection Account Bank is an express third party beneficiary of the provisions of Sections 2.5, 2.7, 9.4, 9.5, and this Article X, and shall be entitled to enforce its rights hereunder as if a direct party hereto.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have cause this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Trinity Funding 1, LLC, as Borrower

By:	/s/ Steven L. Brown
	Name:	Steven L. Brown
	Title:	Authorized Signatory

Trinity Funding 2, LLC, as Borrower

By:	/s/ Steven L. Brown
	Name:	Steven L. Brown
	Title:	Authorized Signatory

Trinity Funding 3, LLC, as Borrower

By:	/s/ Steven L. Brown
	Name:	Steven L. Brown
	Title:	Authorized Signatory

Trinity Capital Fund II, L.P., as Borrower

By: Trinity Sbic Partners II, LLC, its general partner

By:	/s/ Steven L. Brown
Name: Steven L. Brown
Title: Authorized Signatory

Trinity Capital Fund III, L.P., as Borrower

By: Trinity Sbic Partners III, LLC, its general partner

By:	/s/ Steven L. Brown
Name: Steven L. Brown
Title: Authorized Signatory

Signature Page to Trinity 2019 Facility Credit Agreement

Credit Suisse AG, New York Branch, as Agent

By:	/s/ Jeffrey Traola
	Name :	Jeffrey Traola
	Title:	Director

By:	/s/ Patrick J. Hart
	Name:	Patrick J. Hart
	Title:	Director

Credit Suisse AG, Cayman Islands branch, as a Lender

By:	/s/ Jeffrey Traola
	Name:	Jeffrey Traola
	Title:	Authorized Signatory

By:	/s/ Patrick J. Hart
	Name:	Patrick J. Hart
	Title:	Authorized Signatory

Alpine Securitization LTD., as a Conduit Lender

By: Credit Suisse AG, New York Branch, as its attorney-in-fact

By:	/s/ Jeffrey Traola
	Name:	Jeffrey Traola
	Title:	Director

By:	/s/ Patrick J. Hart
	Name:	Patrick J. Hart
	Title:	Director

GIFS Capital Company, LLC, as a Conduit Lender

By:
Name:
Title:

Signature Page to Trinity Facility Credit Agreement

Credit Suisse AG, New York Branch, as Agent

By:
Name:
Title:

By:
Name:
Title:

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Alpine Securitization LTD., as a Conduit Lender

By: Credit Suisse AG, New York Branch, as its attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

GIFS Capital Company, LLC, as a Conduit Lender

By:	/s/ Carey D. Fear
	Name:	Carey D. Fear
	Title:	Manager

Signature Page to Trinity Facility Credit Agreement

Wells Fargo Bank, National Association, not in its individual capacity but solely as Paying Agent

By:	/s/ Chad Schafer
	Name:	Chad Schafer
	Title:	Vice President

Signature Page to Trinity 2019 Facility Credit Agreement

Wells Fargo Bank, National Association, not in its individual capacity but solely as Custodian

By:	/s/ Chad Schafer
	Name:	Chad Schafer
	Title:	Vice President

Signature Page to Trinity 2019 Facility Credit Agreement

Exhibit A

Defined Terms

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“3-Month LIBOR” shall mean (a) an interest rate per annum equal to the applicable Screen Rate; or (b) (if no Screen Rate is available for U.S. Dollars or the Interest Accrual Period or such Screen Rate ceases to be available), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Base Reference Banks, in each case at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Accrual Period for the offering of deposits in U.S. Dollars in the principal amount of the Advances and for a three (3) month period. Notwithstanding the foregoing, if 3-Month LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement. Notwithstanding the foregoing, if at any time while any Advances are outstanding, adequate or reasonable means cease to exist for ascertaining the applicable London interbank offered rate described in the definition of Screen Rate pursuant to Section 2.12(H) hereof, “3-Month LIBOR” shall mean the Alternate Rate related to the Alternate Index determined by the Agent in accordance with the definition thereof (in consultation with the Borrowers and any other Lenders).

“Access Termination Notice” shall have the meaning set forth in Section 8.2(D).

“Accountant’s Reports” shall mean the Accountant’s Report as defined in the Servicing Agreement.

“Additional Assets” shall mean after the Initial Borrowing Date, (i) each Asset that is acquired by SPE 1 under the SPE 1 Sale and Contribution Agreement, (ii) prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, originated by Fund II or Fund III, as applicable, and (iii) on and after the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, acquired by SPE 2 or SPE 3, as applicable, under the related Sale and Contribution Agreement.

“Adjusted LIBOR Rate” shall mean a rate per annum equal to the rate obtained by dividing (a) LIBOR by (b) a percentage equal to 100% minus the reserve percentage in effect on such day and applicable to the Non-Conduit Lender for which this rate is calculated under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Adjusted LIBOR Rate shall be adjusted automatically as of the effective date of any change in such reserve percentage.

“Advance” shall have the meaning set forth in Section 2.2.

“Affected Party” shall have the meaning set forth in Section 2.12(B).

“Affiliate” shall mean, with respect to any Person, any other Person that (i) directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person, or, (ii) is an officer or director of such Person, and in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to (a) vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) direct or cause the direction of the management and policies of such other Person whether by contract or otherwise.

“Affiliated Entity” shall mean any of the Servicer (if the Servicer is an Affiliate of any Borrower), any Depositor and any of their respective direct or indirect Subsidiaries and/or Affiliates, whether now existing or hereafter created, organized or acquired, but excluding any entity in respect of which a Borrower may receive equity, warrants or similar interests (or rights or options in respect thereof) in a distressed exchange or workout of an Asset or in connection with a bankruptcy or insolvency proceeding involving an Obligor.

“Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Aggregate Commitment” shall mean, on any date of determination, the sum of the Commitments then in effect. The initial Aggregate Commitment as of the Closing Date shall be equal to $190,000,000.

“Aggregate Outstanding Advances” shall mean, as of any date of determination, the aggregate principal balance of all Advances outstanding as of such date of determination.

“Aggregate Outstanding Asset Amount” shall mean, on any date of determination, the sum of the Outstanding Asset Amounts of all Eligible Assets.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternate Index” means a floating rate index (a) that is commonly accepted by market participants in warehouse loans as an alternative to LIBOR, as determined by the Agent its sole but good faith discretion, (b) that is publicly recognized by the International Swaps and Derivatives Association (“ISDA”) or any successor organization, as an alternative to LIBOR and (c) for which ISDA has approved an amendment to hedge agreements, generally providing such floating rate index as a standard alternative to LIBOR.

“Alternate Index Conforming Changes” shall have the meaning set forth in Section 2.12(h).

“Alternate Index Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest of the Alternate Index, determined as of the related Determination Date.

“Alternate Rate” shall mean, with respect to the applicable Interest Accrual Period, the per annum rate of interest equal to the Alternate Index Rate plus the Alternate Rate Spread for each Advance.

“Alternate Rate Spread” shall mean, in connection with any conversion of an Advance from a Cost of Funds based upon LIBOR to a Cost of Funds based upon an Alternate Index, an amount (which may be positive or negative value or zero) that shall be selected by the Agent, in its sole discretion, giving due consideration to any spread adjustment reflecting any evolving or then-existing convention for similar U.S. dollar denominated credit facilities.

“Amortization Period” shall mean the period commencing at the end of the Availability Period.

“A.M. Best” shall mean A. M. Best Company, Inc. and any successor rating agency.

“Asset” shall mean an individual Loan or Lease to an Obligor and the Related Property.

“Availability Period” shall mean the period from the Closing Date until the Commitment Termination Date.

“Back-Up Servicer” shall mean Wells Fargo Bank, National Association, in its capacity as back-up servicer under the Servicing Agreement, and/or any other Person or entity performing similar services for the Borrower which has been approved in writing by the Agent.

“Back-Up Servicing Fee” shall mean, in respect of any Collection Period, the greater of (i) $3,500 (or, in the case of any partial Collection Period, a pro-rated portion of such amount) and (ii) the product of (A) the Aggregate Outstanding Asset Amount as of the first day of such Collection Period, (B) 0.025% and (C) a fraction (x) the numerator of which is the number of days in such Collection Period (or, in the case of any partial Collection Period, in such part of the Collection Period) and (y) the denominator of which is 360.

“Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Federal Funds Rate plus 0.50% and (ii) the Prime Rate.

“Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Reference Banks” shall mean the principal London offices of Standard Chartered Bank, Lloyds TSB Bank, Royal Bank of Scotland, Deutsche Bank and the investment banking division of Barclays Bank PLC or such other banks as may be appointed by the Agent with the approval of the Borrowers.

“Basel III” shall mean Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof.

“BDC” shall mean Trinity Capital Inc., a Maryland corporation into which Fund II, Fund III and Fund IV, among others, are merged in connection with the BDC Event and thereafter intends to elect to be regulated under the 1940 Act as a business development company.

“BDC Event” shall mean the series of transactions whereby the BDC will complete a private offering or offerings with expected aggregate proceeds of approximately $250,000,000 of (a) shares of its common stock, par value $0.001 per share with estimated aggregate proceeds of approximately $125,000,000 and/or (b) Permitted Subordinated Indebtedness each of which closings are expected to occur on or about January 15, 2020. The use the proceeds of such offering or offerings to acquire certain entities shall be applied as follows: (i) Trinity Capital Investment, LLC (“TCI Fund”), Fund II, Fund III, Fund IV and Trinity Sidecar Income Fund, L.P. (“Sidecar Fund” and together with TCI Fund, Fund II, Fund III and Fund IV, the “Legacy Funds”) will be merged with and into the BDC and the BDC will issue and pay as merger consideration a combination of shares of its common stock, par value $0.001, and cash to the current limited partners and members of the Legacy Funds with the aggregate merger consideration for each Legacy Fund based on the valuation of each Legacy Fund as of September 30, 2019, subject to adjustment for assets that are disposed of by such Legacy Fund, as well as earnings, capital contributions and distributions paid to such Legacy Fund’s limited partners and members and adjustments tied to material events affecting the portfolio companies of each Legacy Fund subsequent to September 30, 2019, and (ii) the BDC will acquire 100% of the equity interests of the Performance Guarantor, the sole member of the initial Servicer, the investment manager to Fund IV and the sub-adviser to Fund II and Fund III, for an aggregate purchase price of $10 million, which will be comprised of 533,332 shares of the BDC’s common stock, par value $0.001, and approximately $2 million in cash, with each of (i) and (ii) being consummated immediately prior to the BDC’s election to be regulated as a business development company under the 1940 Act .

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing Base” shall mean, as of any date of determination, the lesser of:

(i)            the product of (a) 65% and (b) the Aggregate Outstanding Asset Amount minus the Excess Concentration Amount; and

(ii)           an amount equal to (a) the Aggregate Outstanding Asset Amount minus (b) the Excess Concentration Amount (excluding any portion of the Excess Concentration Amount arising under clause (iii) of Excess Concentration Limits) minus (c) the aggregate Outstanding Asset Amount of the Eligible Assets of the largest five Obligors.

“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit B-1 attached hereto.

“Borrowing Base Deficiency” shall have the meaning set forth in Section 2.9.

“Borrowing Date” means any Business Day on which an Advance is made at the request of the Borrower in accordance with provisions of this Agreement.

“Breakage Costs” shall mean, with respect to a failure by the Borrowers, for any reason, to borrow any proposed Advance on the date specified in the applicable Notice of Borrowing (including without limitation, as a result of the Borrowers’ failure to satisfy any conditions precedent to such borrowing) after providing such Notice of Borrowing, the resulting loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits, actually sustained by the Agent, any Lender or any Funding Agent; provided, however, that the Agent, such Lender or such Funding Agent shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrowers a calculation as to the amount of such loss or expense, which calculation shall be conclusive in the absence of manifest error.

“Business Day” shall mean any day other than Saturday, Sunday and any other day on which commercial banks in New York, New York or Minnesota are authorized or required by law to close.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Change in Law” shall mean (i) the adoption or taking effect of any Law after the date of this Agreement, (ii) any change in Law or in the administration, interpretation, application or implementation thereof by any Governmental Authority after the date of this Agreement, (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or (iv) compliance by any Affected Party, by any lending office of such Affected Party or by such Affected Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Act, (b) Basel III and (c) all requests, rules, guidelines and directives under either of the Dodd-Frank Act or Basel III or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date implemented, enacted, adopted or issued.

“Change of Control” shall mean, the occurrence of one or more of the following events:

(i)            the majority voting control or its equivalent of a Borrower under such entity's governing documents is transferred to any other entity;

(ii)           the dissolution or liquidation of a Borrower, Parent or Servicer, the sale or disposition (other than pursuant to a Takeout Transaction) of all or substantially all of such Borrower’s, Parent’s or Servicer’s, as applicable, assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(iii)           any transaction or series of related transactions that has substantial effect of any one or more of the foregoing;

provided, that the occurrence of any of the foregoing events in connection with a BDC Event, shall not be a “Change of Control” and the springing membership interest of (i) Fund II in SPE 2 and (ii) Fund III in SPE 3 shall not be a “Change of Control”.

“Closing Date” shall mean January 8, 2020.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collection Account” shall have the meaning set forth in Section 8.2(A)(vi).

“Collection Account Bank” shall mean any bank, trust company or other financial institution which is organized or licensed under the applicable Laws of the United States of America or Canada or any state, province or territory thereof which has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has at least two of the following long-term unsecured credit ratings: “A-” or better by S&P, “A3” or better by Moody’s and “A-” or better by Fitch.

“Collection Period” shall mean, with respect to a Payment Date, the period from and including the 10th day of the calendar month preceding the month in which such Payment Date occurs to but excluding the 10th day of the calendar month in which such Payment Date occurs; provided that with respect to the first Payment Date, the Collection Period will be the period from and including the Initial Borrowing Date to but excluding the 10th day of the calendar month in which such Payment Date occurs.

“Collections” shall mean with respect to any Pledged Asset, all payments and other cash proceeds thereof received by a Borrower, Servicer or Affiliated Entity, or received in a Lockbox Account, a Collection Account or the Distribution Account, including “investment proceeds” of funds held in the Collection Accounts.

“Commercial Paper” shall mean commercial paper, money market notes and other promissory notes and senior indebtedness issued by or on behalf of a Conduit Lender.

“Commitment” shall mean, (a) on the Closing Date, the obligation of a Non-Conduit Lender to fund an Advance, as set forth on Exhibit E attached hereto, (b) after the Initial Borrowing Date, for each Non-Conduit Lender, the Aggregate Outstanding Advances of its Lender Group, as such Commitment may be increased or reduced from time to time pursuant to Section 2.6, and (c) after the Commitment Termination Date, for each Non-Conduit Lender, the Aggregate Outstanding Advances of its Lender Group.

“Commitment Termination Date” shall mean the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) unless the occurrence of the Commitment Termination Date pursuant to this clause (ii) is waived by the Majority Lenders, the occurrence of (x) an Event of Default or (y) an Early Amortization Event (subject to the proviso set forth in the definition thereof), and (iii) and the date of any voluntary termination of the facility by the Borrowers.

“Company Valuation” shall mean, with respect to an Eligible Asset and the related Obligor as of any date of determination, an amount equal to (a) the lesser of (i) the equity value based upon such Obligor’s prior equity raise, provided that (A) such equity raise occurred within the immediately preceding 12 months of such date and (B) no material adverse change known to the applicable Borrower has occurred with respect to such Obligor since such equity raise as validated by a Third Party Valuation Opinion, (ii) the enterprise value of such Obligor as determined by the applicable Borrower, provided that such valuation is (A) validated by a Third Party Valuation Opinion and (B) consistent with investments on the Obligor’s balance sheet and (iii) the mid-point valuation on the Duff & Phelps valuation range, provided that the D&P Valuation Ratio for such Obligor is less than or equal to 130% or (b) pursuant to a valuation methodology subject to the approval of the Agent, in its sole discretion.

“Competitor” shall mean any of (and any Affiliate of or investment fund under the management of) (i) Comerica Bank, (ii) Escalate Capital Partners, (iii) Golub Capital, (iv) Hercules Capital, (v) Horizon Technology Finance, (vi) Multiplier Capital, (vii) Orix Corporation, (viii) Pacific Western Bank, (ix) Runway Growth Capital, (x) Signature Bank, (xi) Silicon Valley Bank, (xii) TriplePoint Capital, (xiii) Western Alliance and (xiv) Western Technology Investment; provided that, for the avoidance of doubt, no initial Lender on the Closing Date or Affiliate of such Lender shall be deemed a Competitor.

“Computer Program Services Industry Group” shall have the meaning of the North American Industry Classification System (“NAICS”) Code 5415.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Conduit Lender(s)” shall mean each of the CS Conduit Lenders and each financial institution identified as a “Conduit Lender” on the applicable joinder agreement that may become a party hereto.

“Corporate Trust Office” shall mean, with respect to the Paying Agent, the Collection Account Bank, the Custodian or the Back-Up Servicer, the corporate trust office thereof at which at any particular time its corporate trust business with respect to the Transaction Documents is conducted, which office at the date of the execution of this Agreement is located at Wells Fargo Bank, N.A., MAC N9300-061, 600 S. 4th St., Minneapolis, Minnesota 55479, Attention: Corporate Trust Services – Asset-Backed Administration, or at such other address as such party may designate from time to time by notice to the other parties to this Agreement.

“Cost of Funds” shall mean, with respect to the Advances for any Interest Accrual Period, interest accrued on such Advances during such Interest Accrual Period at the Adjusted LIBOR Rate for such Interest Accrual Period or, if the Adjusted LIBOR Rate is not available as a result of a LIBOR Disruption Event, the Base Rate.

“Credit Suisse Related Parties” shall mean CSNY, its Affiliates or any Conduit Lender that is part of a Lender Group in respect of which CSNY or its Affiliates is a Lender.

“CS Conduit Lender(s)” shall mean each of GIFS Capital Company, LLC and Alpine Securitization Ltd.

“CS Lender Group” shall mean a group consisting of the CS Conduit Lender, the CS Non- Conduit Lender and CSNY, as a Funding Agent for such Lenders.

“CS Non-Conduit Lender” shall mean Credit Suisse AG, Cayman Islands Branch.

“CSNY” shall have the meaning set forth in the introductory paragraph hereof.

“Custodial Agreement” shall mean the Custodial Agreement dated as of or about the Closing Date, by and among the Custodian, the Borrowers, the Servicer and the Agent.

“Custodial and Paying Agent Fee Letter” shall mean that certain Schedule of Fees with respect to the Custodian and the Paying Agent, dated as of August 6, 2019, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Certification” shall have the meaning set forth in Section 4(a) of the Custodial Agreement.

“Custodial Fee” shall mean a fee payable by the Borrowers to the Custodian as set forth in the Custodial and Paying Agent Fee Letter.

“Custodian” shall initially mean Wells Fargo Bank, National Association, in its capacity as the provider of services under the Custodial Agreement and/or any other Person or entity performing similar services for the Borrowers, which has been approved in writing by the Agent.

“Custodian File” shall mean the file pertaining to each Pledged Asset containing, without limitation, (i) with respect to Leases, if any: (A) master lease agreement, (B) equipment schedule, (C) intellectual property security agreement, (D) participation rights agreement, (E) intercreditor agreement/collateral agency agreement/subordination agreement, (F) warrant, (G) royalty fee agreement, (H) delivery and acceptance certificate, (I) pledge agreement, (J) security agreement, (K) asset sale agreement schedule, (L) bill of sale, (M) UCC filings, (N) guaranty agreement, and (O) most recent portfolio risk rating (if applicable); and (ii) with respect to Loans, if any: (A) loan and security agreement, (B) intellectual property security agreement, (C) participation rights agreement, (D) intercreditor agreement/collateral agency agreement, (E) warrant, (F) royalty fee agreement, (G) pledge agreement, (H) UCC filings, (I) guaranty agreement, (J) promissory note, and (K) most recent portfolio risk rating. With respect to each Pledged Asset, the applicable Borrower will provide a checklist to the Custodian of the applicable Custodian Files, upon which the Custodian shall be able to conclusively rely as the list of documents required to be included in the related Custodian File.

“Cut-Off Date” shall mean, with respect to the Initial Assets, the Initial Borrowing Date and with respect to each Additional Asset, the date set forth in the related Sale and Contribution Agreement and/or related Additional Asset Supplement.

“D&P Valuation Ratio” means the quotient of (i) the high point of any valuation provided by Duff & Phelps divided by (ii) the low point of any valuation provided by Duff & Phelps.

“Debt Termination Date” shall mean the date on which (a) the Commitments have expired or been terminated and (b) the principal of and interest on each Advance and all other Obligations (other than any inchoate indemnification or expense reimbursement Obligations that expressly survive termination of this Agreement or the other Transaction Documents) shall have been indefeasibly paid in cash in full.

“Default Ratio” shall mean, for any calendar month, the quotient (expressed as a percentage) of (i) the aggregate Outstanding Asset Amounts of Eligible Assets that became Defaulted Assets during the immediately prior Collection Period (including repurchased Assets which would have otherwise become Defaulted Assets during such immediately prior Collection Period), divided by (ii) the Aggregate Outstanding Asset Amount at the beginning of such prior Collection Period.

“Defaulted Asset” shall mean a Pledged Asset for which (i) all or any portion thereof has been or should have been, in accordance with the Servicer’s Risk Policy and Procedures, written off on the Servicer’s books as uncollectible or (ii) any portion of a Scheduled Payment remains unpaid for one hundred twenty (120) days or more from the original due date for such payment.

“Defective Asset” shall mean a Pledged Asset with respect to which it is determined by the Agent (acting at the written direction of the Majority Lenders), that, (i) at any time prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, Fund II and/or Fund III breached its representation in Section 4.1(Q) and such breach has a material adverse effect on the Lenders and (ii) at any time on or after the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III (or after (x) the Initial Borrowing Date, in the case of Fund IV or (y) the BDC Event, in the case of the BDC), the relevant Depositor breached its representation in Section 5 of the applicable Sale and Contribution Agreement and such breach has a material adverse effect on the Lenders and in each case, shall remit the Liquidated Damages, the Purchase Price, or the Repurchase Price, as applicable (and without duplication), with respect to such Defective Asset into the related Collection Account as provided in Section 2.9(C), unless in the case of both clauses (i) and (ii) above, such breach has been waived, in writing, by the Agent, acting at the direction of the Majority Lenders.

“Delinquent Asset” shall mean a Pledged Asset for which (i) any portion of a Scheduled Payment remains unpaid for thirty-one (31) days or more after the original due date for such Scheduled Payment, without regard for any administrative delinquency and (ii) that is not a Defaulted Asset.

“Delinquent Ratio” shall mean, for any calendar month, the quotient (expressed as a percentage) of (i) the aggregate Outstanding Asset Amounts of Eligible Assets that became Delinquent Assets during the immediately prior Collection Period (including repurchased Assets which would have otherwise become Delinquent Assets during such immediately prior Collection Period), divided by (ii) the Aggregate Outstanding Asset Amount at the beginning of such prior Collection Period.

“Depositor” shall mean (i) Fund IV on and after the Closing Date but prior to the occurrence of the BDC Event, (ii) Fund II, on and after the Fund II License Surrender Date but prior to the occurrence of the BDC Event, (iii) Fund III, on and after the Fund III License Surrender Date but prior to the occurrence of the BDC Event, and (iv) the BDC, on and after the occurrence of the BDC Event.

“Determination Date” shall mean the 3rd Business Day preceding a Payment Date.

“Distributable Collections” shall mean, in respect of any Payment Date, all amounts on deposit in the Distribution Account, including (1) Collections deposited into the Collection Accounts during the related Collection Period and transferred to the Distribution Account pursuant to Section 8.2, (2) amounts deposited therein from the Reserve Account in connection with such Payment Date and in accordance with Section 8.2, (3) any amounts deposited in the SPE 1 Collection Account during the Collection Period immediately preceding such Payment Date by Fund IV, as a Depositor, pursuant to the SPE 1 Sale and Contribution Agreement, or otherwise contributed by Fund IV, as a Depositor, during the Collection Period immediately preceding such Payment Date and (4) after the Fund II License Surrender Date for Fund II and the Fund III License Surrender Date for Fund III, any amounts deposited into the applicable Collection Account during the Collection Period immediately preceding such Payment Date by such Fund pursuant to the applicable Sale and Contribution Agreement, or otherwise contributed by Fund II or Fund III, as a Depositor, during the Collection Period immediately preceding such Payment Date.

“Distribution Account” shall have the meaning set forth in Section 8.2(A)(viii).

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” shall mean the lawful currency of the United States.

“Early Amortization Event” shall mean the occurrence of the any of the following events:

(i)             the Rolling Average Delinquency Ratio exceeds 10%;

(ii)            the Rolling Average Default Ratio exceeds 2.5%;

(iii)           a Servicer Termination Event;

(iv)           the Excess Spread Percentage falls below 5.00%;

(v)            an Event of Default; or

(vi)           a Key Man Event;

provided, that an Early Amortization Event (and any Amortization Period resulting therefrom) shall terminate (with the Availability Period being extended and the Maturity Date being restored to the respective period and date in effect prior to giving effect to the occurrence of the Early Amortization Event) on any date that such Early Amortization Event may be waived by the Majority Lenders.

“Eligibility Criteria” shall mean the criteria specified in Schedule I or as may otherwise be consented to by the Agent on a case-by-case basis.

“Eligible Asset” shall mean an Asset:

(i)            which meets all of the Eligibility Criteria; and

(ii)           was acquired by a Borrower pursuant to a Sale and Contribution Agreement (or, with respect to certain Eligible Assets on the Closing Date and prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III, originated by Fund II or Fund III, as applicable) and has not been transferred in connection with a Takeout Transaction or otherwise sold or encumbered by a Borrower except as permitted hereunder.

“Eligible Institution” shall mean a commercial bank or trust company having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks and has at least an investment-grade long-term unsecured credit rating from S&P, Moody’s and Fitch; provided that a commercial bank which does not satisfy the requirements set forth above shall nonetheless be deemed to be an Eligible Institution for purposes of holding any deposit account or any other account so long as such commercial bank is a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §

9.10(b) and such account is maintained as a segregated trust account with the corporate trust department of such bank.

“Engagement Letter” shall mean that certain engagement letter, dated August 12, 2019, by and between Credit Suisse Securities (USA) LLC, Trinity Capital Fund II, L.P. and Trinity Capital Fund III, L.P.

“Entitlement Order” shall have the meaning set forth in Section 8.2(H)(v).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA), which together with the Borrowers, would be deemed to be a “single employer” within the meaning of Section 414 of the Internal Revenue Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” shall mean (i) that a Reportable Event has occurred with respect to any Single Employer Plan; (ii) the institution of any steps by any Borrower or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single Employer Plan; (iii) the institution of any steps by any Borrower or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification of such Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any Plan that would result in a Material Adverse Effect; (v) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single Employer Plan; (viii) a determination that a Single Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); or (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“Event of Default” shall mean any of the Events of Default described in Section 6.1.

“Excess Concentration Amount” shall mean, as to any Payment Date or Transfer Date, as applicable, the sum of (without duplication):

(i)           the amount by which the aggregate Outstanding Asset Amount of all Eligible Assets exceeds an average Outstanding Asset Amount of $9,000,000;

(ii)          the amount by which the aggregate Outstanding Asset Amount of all Eligible Assets of the top single Obligor (based on the aggregate Outstanding Asset Amount of all Eligible Assets of such Obligor in the Collateral as of such date) exceeds 10% of the Aggregate Outstanding Asset Amount;

(iii)         the amount by which the aggregate Outstanding Asset Amount of all Eligible Assets of the top five (5) Obligors (based on the aggregate Outstanding Asset Amount of all Eligible Assets of such Obligors in the Collateral as of such date) exceeds 35% of the Aggregate Outstanding Asset Amount;

(iv)         the amount by which the Aggregate Outstanding Asset Amounts causes the weighted average Senior LTV Ratio to be greater than 15%;

(v)          the amount by which the Aggregate Outstanding Asset Amounts causes the weighted average interest rate to be less than 10%;

(vi)         the amount by which the Aggregate Outstanding Asset Amounts causes the weighted average LTV Ratio to be greater than 35%;

(vii)        the amount by which the aggregate Outstanding Asset Amounts of all Eligible Assets (1) with respect to a single Industry Group, other than Computer Program Services Industry Group (based on the aggregate Outstanding Asset Amount of all Eligible Assets to such Obligors in the Collateral as of such date) exceeds 15% of the Aggregate Outstanding Asset Amount and (2) with respect to the Computer Program Services Industry Group (based on the aggregate Outstanding Asset Amount of all Eligible Assets to such Obligors in the Collateral as of such date) exceeds 20%;

(viii)       the amount by which the aggregate Outstanding Asset Amounts of all Eligible Assets of the top five (5) Industry Groups (based on the aggregate Outstanding Asset Amount of all Eligible Assets to such Obligors in the Collateral as of such date) exceeds 50% of the Aggregate Outstanding Asset Amount;

(ix)          the amount by which the aggregate Outstanding Asset Amounts of all Eligible Assets that are Second Lien Loans exceeds 50% of the Aggregate Outstanding Asset Amount; provided that no more than 10% have a Senior LTV Ratio greater than 15% and an aggregate LTV Ratio greater than 20%;

(x)          [Reserved].

(xi)         the amount by which the aggregate Outstanding Asset Amounts of all Eligible Assets with a Trinity Rating of less than 2.0 exceeds 10% of the Aggregate Outstanding Asset Amount; and

(xii)        the amount by which the Outstanding Asset Amount of all Eligible Assets with Obligors with Foreign Exposure exceeds 7.5% of the of the Aggregate Outstanding Asset Amount.

For the avoidance of doubt, for purposes of calculating the Excess Concentration Amount, and to prevent double counting, if any Eligible Asset appears in more than one of the clauses described above, then the Outstanding Asset Amount for such Eligible Asset shall be included in determining whether the threshold for one such clause has been reached but shall not be counted more than one time in calculating the Excess Concentration Amount.

“Excess Spread Percentage” shall mean, for any full Collection Period the percentage equivalent of a fraction:

(i)            the numerator of which is the product of:

(x) the sum of (A) all Collections for such Collection Period on the Eligible Assets attributable to interest and (B) all amounts received from a Hedge Counterparty during (or with respect to) such Collection Period (which may be paid as a net payment on the related Payment Date), minus the sum of the amounts due and owing on the Payment Date immediately following such Collection Period pursuant to clauses (i) and (iii) of the Priority of Payments; and

(y) 360, divided by the actual number of days in such Collection Period, and

(ii)           the denominator of which is the average daily Aggregate Outstanding Asset Amount for such Collection Period.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a Law in effect on the date on which (a) such Lender acquires such interest in the Advance or Commitment, or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17(G) and (iv) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in the Fee Letter.

“Expense Claim” shall have the meaning set forth in Section 10.21.

“Facility” shall mean this Agreement together with all other Transaction Documents.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by such Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean (i) that certain fee letter agreement, dated as of the Closing Date, entered into by and among the Agent and the Borrowers, as the same be amended, restated, supplemented or otherwise modified from time to time, (ii) the Engagement Letter, and (iii) any other fee letter between the Borrower and any other Lender, as the same be amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenants” shall mean (i) prior to the BDC Event, with respect to Fund II, Fund III and Fund IV, a Tangible Net Worth of at least $125 million in the aggregate, a Liquidity of at least $10 million and a Leverage Ratio of not greater than 1.5 and (ii) on and following the BDC Event, with respect to the Parent, a Tangible Net Worth of at least the sum of (a) $200 million and (b) 50% of the aggregate net proceeds of all issuances of equity interests and notes or other instruments convertible into, or exchangeable for, equity interests of the BDC since the Closing Date, a Liquidity of at least $15 million and a Leverage Ratio of not greater than 1.5.

“Fitch” shall mean Fitch, Inc.

“Flow of Funds Direction Letter” shall mean the Flow of Funds Direction Letter, dated as of the Initial Borrowing Date, by and among the Borrowers and the Agent.

“Funds” shall have the meaning set forth in the introductory paragraph hereof.

“Fund II” shall have the meaning set forth in the introductory paragraph hereof.

“Fund II License Surrender Date” shall have the meaning set forth in Section 2.20.

“Fund III” shall have the meaning set forth in the introductory paragraph hereof.

“Fund III License Surrender Date” shall have the meaning set forth in Section 2.20.

“Fund IV” shall have the meaning set forth in the introductory paragraph hereof.

“Funding Agent” shall mean a Person appointed as a Funding Agent for a Lender Group pursuant to Section 7.14.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants and the Agent reasonably agree) both as to classification of items and amounts.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Excess Spread Percentage” shall mean for a Collection Period a percentage equal to (a) the weighted average interest rate of all Eligible Assets as of the close of the last day of such Collection Period (weighted based on Outstanding Asset Amount on such date) minus (b) (x) the sum of (i) the Interest Distribution Amount on the related Payment Date, (ii) the Servicer Fee on the related Payment Date, (iii) the Back-Up Servicing Fee on the related Payment Date, (iv) the Paying Agent Fee on the related Payment Date, and (v) the aggregate net hedge payment due on the related Payment Date (which net hedge payment shall be expressed as (x) a positive amount if such net payment is payable by (or on behalf of) one or more Borrowers and (y) a negative amount if such net payment is payable to one or more Borrowers (or to a Collection Account or the Distribution Account)), (y) multiplied by 12 and (z) divided by the Aggregate Outstanding Asset Amount for such Collection Period.

“Hedge Agreement” shall mean, collectively, (i) an ISDA Master Agreement entered into by a Borrower, the related Schedule to the ISDA Master Agreement, and the related confirmation or (ii) a long form confirmation entered into by a Borrower, in each case in form and substance reasonably acceptable to the Agent.

“Hedge Counterparty” shall mean the counterparty under a Hedge Agreement.

“Hedge Counterparty Joinder” shall mean that certain joinder agreement executed by a Hedge Counterparty and acknowledged by the Agent, a copy of which shall be provided to all parties to this Agreement.

“Hedge Requirements” shall mean the requirements of the Borrowers to, following the occurrence and during the continuance of a Hedge Trigger Event and each Borrowing Date thereafter, enter into a Hedge Agreement with a Qualifying Hedge Counterparty in the form of an interest rate cap which provides for the payment by the Hedge Counterparty to the Paying Agent for deposit into the Distribution Account on each Payment Date of interest, on the notional amount thereof, calculated as the excess (if any) of the Adjusted LIBOR Rate for each Interest Accrual Period over a fixed strike rate (which strike rate shall be less than or equal to the applicable Required Cap Rate).

“Hedge Reserve Account” shall have the meaning set forth in Section 8.2(A)(ix).

“Hedge Reserve Required Balance” shall mean (i) so long a no Hedge Reserve Trigger Event has occurred and is continuing, zero, and (ii) after the occurrence and during the continuance of a Hedge Reserve Trigger Event, an amount equal to a bid obtained from the Agent regarding the purchase price of a Hedge Agreement that will not cause the Gross Excess Spread Percentage to be less than 6.00%, which amount shall thereafter be recalculated on each Determination Date so long as the Hedge Reserve Trigger Event in continuing with respect to such Determination Date.

“Hedge Reserve Trigger Event” shall mean, with respect to any Determination Date or 3 Business Days before any Borrowing Date or Payment Date, an event that occurs if the Gross Excess Spread Percentage for the related Collection Period is less than 6.00%. Following the occurrence of a Hedge Reserve Trigger Event, if at any time the Gross Excess Spread Percentage for any Collection Period is greater than or equal to 6.00%, then such Hedge Reserve Trigger Event shall be deemed to be no longer continuing and in effect.

“Hedge Trigger Event” shall mean, with respect to any Determination Date or three (3) Business Days prior to any Borrowing Date or Payment Date, the Gross Excess Spread Percentage for the related Collection Period is less than 5.00% or the occurrence of an Early Amortization Event.

“Indebtedness” shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (iv) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (other than in connection with this Agreement); (v) obligations of such Person to pay the deferred purchase price of property or services; (vi) obligations of such Person as lessee under leases which have been or should be in accordance with GAAP recorded as capital leases; (vii) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (viii) any guaranty or endorsement of, or responsibility for, any Indebtedness of the types described in this definition; (ix) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed (other than any Permitted Liens); or (x) unvested pension obligations.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitees” shall have the meaning set forth in Section 10.5.

“Independent Director” shall have the meaning set forth in Section 5.1(M).

“Industry Group” shall have the meaning of the NAICS 4- digit code representing industry groups most recently available at https://www.census.gov/eos/www/naics.

“Initial Asset” shall mean each Asset listed on the Schedule of Assets as of the Initial Borrowing Date.

“Initial Borrowing Date” shall mean January 9, 2020.

“Initial Prepayment” shall have the meaning set forth in Section 2.9(A).

“Insolvency Event” shall mean, with respect to any Person:

(i)            the commencement of: (a) a voluntary case by such Person under the Bankruptcy Code or (b) the seeking of relief by such Person under other debtor relief Laws in any jurisdiction outside of the United States;

(ii)           the commencement of an involuntary case against such Person under the Bankruptcy Code (or other debtor relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;

(iii)          a custodian (as defined in the Bankruptcy Code) (or equal term under any other debtor relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)         such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other debtor relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v)          such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(vi)         any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;

(vii)        such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(viii)       such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Insurance Policy” shall mean, with respect to any Asset included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Asset.

“Insurance Proceeds” shall mean, with respect to any Asset, any amounts payable or any payments made to the Obligor (immediately prior to the Transfer Date of such Asset pursuant to the applicable Sale and Contribution Agreement) or to a Borrower on its behalf (immediately after giving effect to the transfer of such Asset pursuant to the applicable Sale and Contribution Agreement) under any Insurance Policy.

“Interest Accrual Period” shall mean for each Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date except that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to, but excluding, the initial Payment Date.

“Interest Distribution Amount” shall mean, with respect to the Advances for any Interest Accrual Period, an amount equal to the sum of (i) the Cost of Funds for such Interest Accrual Period, as such amount is reported to the Servicer by the Agent, (ii) the Usage Fees for such Interest Accrual Period, and (iii) any unpaid Interest Distribution Amounts for any prior Interest Accrual Period ending on any prior Payment Date plus, to the extent permitted by law, interest thereon at the rates set forth in clauses (i) and (ii) for such Interest Accrual Period, provided that the calculation of the Interest Distribution Amount for the Interest Accrual Period for the initial Payment Date shall assume that the outstanding principal balances of all Advances on the Closing Date is $190,000,000.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

“Key Man Event” shall mean, unless otherwise waived in writing by the Agent, the departure of more than two of the following officers within a 12-month period: Chief Executive Officer, Chief Investment Officer, Chief Credit Officer or Chief Financial Officer.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.

“Lease” shall mean each lease agreement granting the use of equipment, vehicles, software or other property for a specified time in exchange for payments and including, as applicable, schedules, sub-schedules, supplements, progress payment addendums, and amendments to a master lease, pursuant to which a Borrower or Depositor, as lessor, leased specified property to an Obligor or end user, as lessee, at a specified monthly, quarterly, semiannual or annual rental.

“Lease Principal Amount” shall mean, with respect to any Lease, the gross amount of all Scheduled Payments due or to become due, but are unpaid; provided, however, that “Lease Principal Amount” shall exclude interest payments for purposes of calculating the Outstanding Asset Amount.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender Group” shall mean the CS Lender Group and each other group of financial institutions identified as a “Lender Group” on the applicable joinder agreement that may become a party hereto.

“Lender Group Percentage” shall mean, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is, with respect to each Lender Group, the sum of the Commitments of all Non-Conduit Lenders in such Lender Group, and the denominator of which is the Aggregate Commitment.

“Lender Representative” shall have the meaning set forth in Section 10.16.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof.

“Leverage Ratio” shall mean, with respect to any Person, as of the end of such Person’s fiscal quarter, a fraction, the numerator of which is the total Indebtedness of such Person and its subsidiaries on a consolidated basis on such date and the denominator of which is the Tangible Net Worth of such Person on such date.

“LIBOR” shall mean, for any Interest Accrual Period, 3-Month LIBOR.

“LIBOR Disruption Event” shall mean any temporary disruption in the calculation of 3- Month LIBOR for a period of more than five (5) consecutive Business Days.

“License Surrender Amendments” shall mean the amendment and restatement of the agreement of limited partnership of Fund II and Fund III.

“License Surrender Dates” shall have the meaning set forth in Section 2.20.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Liquidated Damages” shall mean, with respect to a Pledged Asset that is a Loan, an amount equal to the outstanding principal balance of such Loan plus accrued interest, and with respect to a Pledged Asset that is a Lease, the Lease Principal Amount minus the amount of any security deposit.

“Liquidation Fee” shall mean for any Interest Accrual Period for which a reduction of the principal balance of the relevant Advance is made for any reason on any day other than the Payment Date immediately following such Interest Accrual Period, the amount, if any, by which (A) the additional interest (calculated without taking into account any Liquidation Fee or any shortened duration of such Interest Accrual Period) which would have accrued (without duplication), during the period from and including the date of such reduction to but excluding such Payment Date, on the portion of the principal balance so reduced, exceeds (B) the income, if any, received during such period from the investment, by the Conduit Lender(s) or the Non-Conduit Lender(s) which holds such Advance, of the proceeds of such reduction of principal balance. A calculation as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Conduit Lender or the Non-Conduit Lender to the Borrower and shall be prima facie evidence of the matters to which it relates for the purpose of any litigation or arbitration proceedings, absent manifest error or fraud.

“Liquidity” shall mean, with respect to any calendar month or fiscal quarter, the cash and cash equivalents that, in accordance with GAAP, is reflected on the consolidated balance sheet as of the end of such calendar month or fiscal quarter, as applicable, but only to the extent that such cash and cash equivalents (and any deposit account or securities account in which such cash and cash equivalents are held) are not controlled by or subject to any lien or other preferential arrangement in favor of any creditor.

“Loan” shall mean any obligation (or participation interest therein) for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Loan Note” shall mean each Loan Note of the Borrowers in the form of Exhibit D attached hereto, payable to a Funding Agent for the benefit of the Lenders in such Funding Agent’s Lender Group, in the aggregate face amount of up to such Lender Group’s portion of the Maximum Facility Amount, evidencing the aggregate indebtedness of the Borrowers to the Lenders in such Funding Agent’s Lender Group, as the same be amended, restated, supplemented or otherwise modified from time to time.

“Lockbox Account” shall have the meaning set forth in Section 8.2(A)(iii).

“Lockbox Agreement” shall mean, as the context may require, (i) that certain Deposit Account Control Agreement (Access Restricted After Notice), dated as of the Closing Date, by and among SPE 1, the Agent and the Lockbox Bank, (ii) that certain Deposit Account Control Agreement (Access Restricted After Notice), dated as of the Closing Date, by and among Fund II, the Agent and the Lockbox Bank and (iii) that certain Deposit Account Control Agreement (Access Restricted After Notice), dated as of the Closing Date, by and among Fund III, the Agent and the Lockbox Bank.

“Lockbox Bank” shall mean any bank, trust company or other financial institution which is organized or licensed under the applicable Laws of the United States of America or Canada or any state, province or territory thereof which has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has at least two of the following long-term unsecured credit ratings: “A-” or better by S&P, “A3” or better by Moody’s and “A-” or better by Fitch.

“LTV Ratio” shall mean for each Eligible Asset and related Obligor, a ratio equal to (A) the sum of (i) the Outstanding Asset Amount of such Eligible Asset (including any undrawn lending commitments of the applicable Borrower thereunder that are not at the sole discretion of such Borrower) and (ii) the aggregate principal balance (including undrawn commitments) of all Indebtedness secured by the same underlying collateral that is senior to or pari passu in right of payment to such Eligible Asset divided by (B) the Company Valuation of such Obligor.

“Majority Lenders” shall mean, as of any date of determination, Lenders having Advances exceeding fifty percent (50%) of all outstanding Advances; provided, that in the event that no Advances are outstanding as of such date, “Majority Lenders” shall be determined by Commitments of Lender Groups.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean, any event or circumstance having a material adverse effect on any of the following: (i) the business, property, operations or financial condition of any Borrower, (ii) the ability of any Borrower, to perform its respective obligations under the Transaction Documents (including the obligation to pay interest due and payable), (iii) the priority or enforceability of any liens in favor of the Agent, or (iv) the value or condition (financial or otherwise) of the Collateral taken as a whole.

“Maturity Date” shall mean the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date occurring twelve (12) months after the end of the Availability Period, (iii) the occurrence of an Event of Default and declaration of all amounts due in accordance with Section 6.2(B) and (iv) the date of any voluntary termination of the Facility by the Borrower; provided that the Maturity Date may be extended in accordance with Section 2.16.

“Maximum Facility Amount” shall mean $300,000,000.

“Minimum Payoff Amount” shall mean, with respect to Pledged Assets subject, directly or indirectly, to a Takeout Transaction, an amount of proceeds equal to the sum of: (i) an amount equal to the excess (if positive) of (x) the aggregate principal amount of the Advances outstanding as of the date of such Takeout Transaction over (y) the Borrowing Base calculated after giving effect to such Takeout Transaction; (ii) any accrued interest with respect to the amount of principal Advances being prepaid in connection with such Takeout Transaction; (iii) any fees (including Liquidation Fees and Exit Fees) due and payable to any Lender or Agent with respect to such Takeout Transaction; (iv) any outstanding out-of-pocket expenses (including reasonable and documented expenses of outside counsel), fees or indemnity amounts accrued in accordance with the Transaction Documents; and (v) any termination payments due under a Hedge Agreement in connection with the repayment of Advances in connection with such Takeout Transaction.

“Monthly Servicer Report” shall have the meaning set forth in the Servicing Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor rating agency.

“Multi-Employer Plan” shall mean a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions (or has an obligation to make or accrue) or has within any of the preceding six plan years made or accrued an obligation to make contributions (or had an obligation to make or accrue).

“Multiple Employer Plan” shall mean a single employer plan that is (a) maintained for employees of any Borrower or any ERISA Affiliate and (b) at least one or more persons other than such Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which such Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the six plan years preceding the date of termination of such plan.

“Nationally Recognized Accounting Firm” shall mean (A) PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLC, Deloitte LLP and any successors to any such firm and (B) any other public accounting firm designated by the Parent and approved by the Agent, such approval not to be unreasonably withheld or delayed.

“Non-Conduit Lender(s)” shall mean each of the CS Non-Conduit Lender and each other financial institution identified as a “Non-Conduit Lender” on the applicable joinder agreement that may become a party hereto.

“Notice of Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean and include, with respect to each of the Borrowers, the Servicer or Parent, respectively, all loans, advances, debts, liabilities, obligations, covenants and duties owing by such Person to the Agent, the Paying Agent, the Collection Account Bank, the Custodian, the Back-Up Servicer, any Hedge Counterparty or any Lender of any kind or nature, present or future, arising under this Agreement, the Loan Notes, the Security Agreement, any of the other Transaction Documents or any other instruments, documents or agreements executed and/or delivered in connection with any of the foregoing, but, in the case of the Servicer or the Parent, solely to the extent the Servicer or the Parent is a party thereto, whether or not for the payment of money, whether arising by reason of an extension of credit, the issuance of a letter of credit, a loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of all Advances, together with interest, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, and any other sums, in each case chargeable to and owing by the Borrowers under this Agreement or any other Transaction Document pursuant to which it arose.

“Obligor” shall mean, with respect to any Asset, any Person or Persons obligated to make payments pursuant to or with respect to such Asset, including any guarantor thereof, but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit of which such Asset is principally underwritten.

“Obligors with Foreign Exposure” shall mean each Obligor that is domiciled or principally located in, or has any leased asset under a Lease in, any of Canada, Australia, or the United Kingdom.

“OFAC” shall have the meaning set forth in Section 4.1(S).

“Officer’s Certificate” shall mean a certificate signed by an authorized officer of an entity.

“Originator” shall mean (i) Fund II and Fund III prior to the BDC Event, and (ii) on and after the occurrence of a BDC Event, the BDC.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Asset Amount” shall mean, as of any date of determination, with respect to any Asset that is a Loan, the outstanding principal amount of such Loan and with respect to any asset that is a Lease, the Lease Principal Amount minus the amount of any security deposit; provided that any Transferable Asset shall be deemed to have an Outstanding Asset Amount equal to zero ($0).

“Parent” shall mean (i) on the Closing Date, (A) with respect to each of SPE 2 and SPE 3, Trinity Management IV, LLC, and (B) with respect to SPE 1, Fund IV, (ii) on and after the Fund II License Surrender Date, with respect to SPE 2, Fund II, (iii) on and after the Fund III License Surrender Date, with respect to SPE 3, Fund III, and (iv) on and after the BDC Event, the BDC.

“Participant” shall have the meaning set forth in Section 10.8(d).

“Participant Register” shall have the meaning set forth in Section 10.8(d).

“Patriot Act” shall have the meaning set forth in Section 10.18.

“Paying Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Paying Agent Account” shall have the meaning set forth in Section 8.2(A)(x).

“Paying Agent Fee” shall mean a fee payable by the Borrowers to the Paying Agent as set forth in the Custodial and Paying Agent Fee Letter.

“Payment Date” shall mean the 15th day after the end of each month or, if such 15th day is not a Business Day, the next succeeding Business Day, commencing in February 2020.

“Performance Guarantor” shall mean Trinity Capital Holdings, LLC.

“Performance Guaranty” shall mean the Performance Guaranty, dated as of the Closing Date, made by the Performance Guarantor in favor of the Agent.

“Permitted Assignee” shall mean (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates and (c) any Program Support Provider for any Conduit Lender, an Affiliate of any Program Support Provider, or any commercial paper conduit administered, sponsored or managed by a Lender or to which a Non-Conduit Lender provides liquidity support, an Affiliate of a Lender or an Affiliate of an entity that administers or manages a Lender or with respect to which the related Program Support Provider of such commercial paper conduit is a Lender.

“Permitted Indebtedness” shall mean (i) Indebtedness under the Transaction Documents and (ii) to the extent constituting Indebtedness, reimbursement obligations of the Borrowers owed to the Borrowers in connection with the payment of expenses incurred in the ordinary course of business in connection with the financing, management, operation or maintenance of the Assets or the Transaction Documents.

“Permitted Investments” shall mean any of the following investments denominated and payable solely in United States dollars: (i) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America; (ii) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated A-1 by S&P and P-1 by Moody’s; (iii) no load money market funds rated in the highest ratings category by each of S&P and Moody’s (without the “r” symbol attached to any such rating by S&P), including proprietary money market funds offered or managed by Wells Fargo Bank, National Association or an Affiliate thereof; and (iv) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof; provided, that such commercial paper is rated A-1 by S&P and P-1 by Moody’s (without the “r” symbol attached to any such rating by S&P).

“Permitted Liens” shall mean, with respect to any Borrower, (i) Liens in favor of the Agent or the Secured Parties, (ii) Liens in favor of a banking or other financial institution arising (x) as a matter of Law or under customary general terms and conditions, encumbering deposits or other funds or property maintained with a financial institution or otherwise deposited in or credited to an account established by such financial institution, or (y) under any Lockbox Agreement, or any other account control agreement (or similar agreement or arrangement) approved in writing by the Agent, in each case including rights of set-off, and (iii) Liens imposed by law for taxes, assessments or other governmental charges payable, that are not yet due or are being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books.

“Permitted Merger” shall mean a merger in connection with the BDC Event.

“Permitted Subordinated Indebtedness” shall mean the BDC's offering of up to $125,0000,000 principal amount of 7.00% Notes due 2025.

“Person” shall mean any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which any Borrower or any Affiliate may have any liability.

“Pledged Asset” shall mean, as of any date of determination, each Initial Asset and each Additional Asset that is originated by, or sold or contributed to, a Borrower, and that, in each case, is included in the Collateral as of such date; provided that from and after the sale or transfer by a Borrower of an Asset in compliance with the Transaction Documents (including in connection with a substitution of such Asset), such sold or transferred asset shall cease to be a Pledged Asset.

“Potential Default” shall mean any occurrence or event that, with notice, passage of time or both, would constitute an Event of Default.

“Potential Early Amortization Event” shall mean any occurrence or event that, with notice, passage of time or both, would constitute an Early Amortization Event.

“Prime Rate” shall mean the rate announced by the Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors; provided that in no event shall the Prime Rate be less than 0.00%.

“Priority of Payments” shall have the meaning set forth in Section 2.7(B).

“Proceeding” shall have the meaning set forth in Section 10.5. “Proceeds” shall have the meaning set forth in the Security Agreement.

“Program Support Provider” means and includes any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper program, but only to the extent that such letter of credit, surety bond, or other instrument supported either Commercial Paper issued to make Advances hereunder or was dedicated to that Program Support Provider’s support of the Conduit Lender as a whole rather than one particular issuer within such Conduit Lender’s commercial paper program.

“Purchase Price” shall have the meaning assigned to such term in the Servicing Agreement.

“Qualified Substitute Asset” shall have the meaning set forth in Section 2.10.

“Qualifying Hedge Counterparty” shall mean a counterparty the senior unsecured debt obligations or senior deposits of which (or of an Affiliate guaranteeing the obligations of such counterparty under the applicable Hedge Agreement) are rated “A+”, in the case of S&P or “A1”, in the case of Moody’s; provided that for any Funding Agent, any Lender or an Affiliate of any Funding Agent or Lender, such rating agency counterparty criteria shall only be applied on the date on which a Hedge Agreement is entered into by such party.

“Recipient” shall mean the Agent or the Lenders, as applicable. “Register” shall have the meaning set forth in Section 10.8(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Property” shall mean, with respect to any Loan or Lease and as applicable in the context used, the interest of the Obligor, or the interest of the Originator, the Depositor or Borrower under such Loan or Lease in any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan or Lease (including, without limitation, a pledge of the stock, warrant interest, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.

“Reportable Event” shall mean a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Internal Revenue Code.

“Repurchase Price” shall mean (x) if an Asset is a Loan, the outstanding principal balance of such Loan plus accrued interest and (y) if an Asset is a Lease, the Lease Principal Amount plus accrued interest minus the amount of any security deposits.

“Required Cap Rate” shall mean for any Interest Accrual Period and for any Hedge Agreement in the form of an interest rate cap, a strike rate which would cause the calculation of the Gross Excess Spread Percentage to be equal to 5.00%.

“Reserve Account” shall have the meaning set forth in Section 8.2(A)(vii).

“Reserve Account Required Balance” shall mean an amount equal to 60 days’ interest on the outstanding principal balance of the outstanding Advances.

“Responsible Officer” shall mean (x) with respect to the Paying Agent, the Collection Account Bank, the Custodian and the Back-Up Servicer, any President, Vice President, Assistant Vice President, Assistant Secretary, Assistant Treasurer or Corporate Trust Officer, or any other officer in the Corporate Trust Office customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of this Agreement, the Servicing Agreement or the Custodial Agreement, as applicable, and (y) with respect to any other party hereto, any corporation, limited liability company or partnership, the chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer or managing member, and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the board of directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Transaction Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and who is authorized to act therefor.

“Rolling Average Default Ratio” shall mean, with respect to any date of determination (commencing after the second Collection Period following the Closing Date) the average of the Default Ratios for such calendar month and the two immediately preceding calendar months; provided, that if less than three Collection Periods have elapsed since the Closing Date, the Rolling Average Default Ratio shall be calculated by computing the average of the Default Ratios for the number of Collection Periods since the Closing Date.

“Rolling Average Delinquency Ratio” shall mean, with respect to any date of determination (commencing after the second Collection Period following the Closing Date), the average of the Delinquent Ratios for such calendar month and the two immediately preceding calendar months; provided, that if less than three Collection Periods have elapsed since the Closing Date, the Rolling Average Delinquency Ratio shall be calculated by computing the average of the Delinquent Ratios for the number of Collection Periods since the Closing Date.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor rating agency.

“Sale and Contribution Agreements” shall have the meaning set forth in the recitals hereof.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or US Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall mean at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SBA” shall have the meaning set forth in the recitals hereof.

“SBA Loans” shall have the meaning set forth in the recitals hereof.

“SBIC License” shall mean the licenses issued to Fund II (License No. 09/09-0468) and Fund III (License No. 09/09-0484) by the SBA to operate as a small business investment company pursuant to Section 301(c) of the Small Business Investment Act of 1958, as amended (15 U.S.C. Section 661 et. seq.) and the regulations promulgated thereunder.

“Schedule of Assets” shall mean, as the context may require, the Schedule of Assets owned by the Borrowers on the Initial Borrowing Date, together with any Assets that are Eligible Assets originated by Fund II or Fund III (after the Initial Borrowing Date but prior to the Fund II License Surrender Date with respect to Fund II and the Fund III License Surrender Date with respect to Fund III) or sold or contributed to the applicable SPE Borrower by (x) Fund IV, after the Initial Borrowing Date, (y) Fund II, on and after the Fund II License Surrender Date, or (z) Fund III, on and after the Fund III License Surrender Date, in each case amending the most current Schedule of Assets.

“Scheduled Commitment Termination Date” shall mean, unless otherwise extended pursuant to and in accordance with Section 2.16, the date occurring twenty-four (24) months after the Closing Date.

“Scheduled Maturity Date” shall mean January 8, 2022.

“Scheduled Payment” shall mean, with respect to a Pledged Asset that is a loan, a regularly scheduled payment of principal or interest, and with respect to a Pledged Asset that is a lease, a regularly scheduled rent payment.

“Screen Rate” shall mean the London interbank offer rate administered by ICE Benchmark Administration Limited for the relevant currency and period displayed on the appropriate page of the Thomson Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the same rate after consultation with the Borrowers and the Majority Lenders.

“Second Lien Loans” shall mean any Loan the Obligor of which is also the obligor on indebtedness for borrowed money that is secured by a senior lien on the collateral for such Loan.

“Secured Parties” shall mean the Agent, each Lender and each Hedge Counterparty.

“Securities Account Establishment and Control Agreement” shall mean, as the context may require, (i) that certain Securities Account Establishment and Control Agreement, dated as of the Closing Date, by and among SPE 1, the Servicer, the Agent and the Collection Account Bank, (ii) that certain Securities Account Establishment and Control Agreement, dated as of the Closing Date, by and among SPE 2, the Servicer, the Agent and the Collection Account Bank and (iii) that certain Securities Account Establishment and Control Agreement, dated as of the Closing Date, by and among SPE 3, the Servicer, the Agent and the Collection Account Bank.

“Securities Account Access Termination Notice” shall have the meaning set forth in Section 8.2(E).

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed and delivered by the Borrowers in favor of the Agent, for the benefit of the Secured Parties.

“Senior Lien Loan” shall mean any Loan, which has a first lien position on collateral of such obligor for such Loan.

“Senior LTV Ratio” shall mean (i) for each Eligible Asset that is a Senior Lien Loan a ratio equal to (A) the aggregate principal balance (including undrawn commitments) of all Indebtedness secured by the same underlying collateral that is senior to or pari passu in right of payment to such Eligible Asset divided by (B) the Company Valuation of such related Obligor and (ii) for each Eligible Asset that is a Second Lien Loan, a ratio equal to (A) the aggregate principal balance (including undrawn commitments) of all Indebtedness secured by the same underlying collateral that is senior in right of payment to such Eligible Asset dividend by (B) the Company Valuation of such related Obligor.

“Servicer” shall have the meaning set forth in the introductory paragraph of the Servicing Agreement.

“Servicer Fee” shall have the meaning set forth in Section 2.07 of the Servicing Agreement.

“Servicer Termination Event” shall have the meaning set forth in Section 5.01 of the Servicing Agreement.

“Servicer’s Risk Policy and Procedures” shall mean the initial Servicer’s internal underwriting and collection policy, as may be updated from time to time; provided that from and after the appointment of a Successor Servicer pursuant to the Servicing Agreement, the “Servicer’s Risk Policy and Procedures” shall mean the collection policy of such Successor Servicer for servicing assets comparable to the Borrower Assets (as defined in the Servicing Agreement). The Servicer’s Risk Policy and Procedures of the Servicer as of the Closing Date is attached as Exhibit G to the Servicing Agreement, and may not be amended except as provided for in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Closing Date, by and among the Borrowers, the Servicer, the Back-Up Servicer and the Agent.

“Single Employer Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or for which any Borrower or any ERISA Affiliate may have liability, including by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Solvent” means, with respect any Borrower, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE Borrowers” shall have the meaning set forth in the introductory paragraph hereof.

“SPE Merger Event” shall have the meaning set forth in Section 1.5.

“SPE 1” shall have the meaning set forth in the introductory paragraph hereof.

“SPE 1 Collection Account” shall have the meaning set forth in Section 8.2(A)(iv).

“SPE 1 Sale and Contribution Agreement” shall have the meaning set forth in the recitals hereof.

“SPE 2” shall have the meaning set forth in the introductory paragraph hereof.

“SPE 2 Collection Account” shall have the meaning set forth in Section 8.2(A)(v).

“SPE 2 Sale and Contribution Agreement” shall have the meaning set forth in the recitals hereof.

“SPE 3” shall have the meaning set forth in the introductory paragraph hereof.

“SPE 3 Collection Account” shall have the meaning set forth in Section 8.2(A)(vi).

“SPE 3 Sale and Contribution Agreement” shall have the meaning set forth in the recitals hereof.

“Subsidiary” shall mean, with respect to any Person at any time, (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock, or shares of beneficial interest, normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s subsidiaries, or any partnership of which such Person or any of such Peron’s Subsidiaries is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being “controlled” (within the meaning specified in the definition of “Affiliate”) by such Person or one or more of such Person’s subsidiaries.

“Substitution Shortfall Amount” shall mean with respect to a substitution pursuant to Section 2.10 of the Credit Agreement or Section 7 of the Sale and Contribution Agreement, an amount equal to the excess, if any, of (a) the Outstanding Asset Amount of the Pledged Asset being replaced as of the related Transfer Date, over (b) the Outstanding Asset Amount of the Qualified Substitute Asset as of the related Transfer Date. If on any Transfer Date, more than one Qualified Substitute Assets are substituted for one or more Pledged Assets, the Substitution Shortfall Amount shall be calculated as provided in the preceding sentence on an aggregate basis for all substitutions made on such date.

“Successor Servicer” shall have the meaning set forth in the Servicing Agreement.

“Takeout Agreements” shall mean agreements, instruments, documents and other records entered into in connection with a Takeout Transaction.

“Takeout Transaction” means:

(x) a financing arrangement in respect of, or a securitization, sale or other disposition of, Pledged Assets and related Collateral entered into by the Borrowers or any of their Affiliates other than under this Agreement so long as (1) the Minimum Payoff Amount for such Takeout Transaction with respect to such transaction shall have been deposited into the Takeout Transaction Account or (2) all Obligations shall have been paid down to zero; or

(z) any other financing arrangement (other than Advances under this Agreement) in respect of, or a securitization, sale or other disposition of, Pledged Assets and related Collateral entered into by the Borrowers or any of their Affiliates that has been consented to in writing by the Agent and the Majority Lenders;

provided that in the case of clauses (x) and (z), such financing arrangements were not made with the intent to cause any adverse selection with respect to the Collateral.

For the avoidance of doubt, the Fund Borrowers shall be permitted to sell, from time to time, in their sole discretion, those Defaulted Assets or Defective Assets previously removed from the Borrowing Base so long as the proceeds from any such sale are promptly deposited in the related Lockbox Account.

“Takeout Transaction Account” shall have the meaning set forth in Section 8.2(A)(x).

“Tangible Net Worth” shall mean the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Parent, less all assets that are considered to be intangible assets under GAAP (including customer lists, goodwill, internal use software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs of the Parent) less “Total Liabilities” in a consolidated balance sheet of the Parent as reported in each set of quarterly financial statements delivered pursuant to Section 3.02 of the Servicing Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.

“Third Party Valuation Opinion” shall mean any valuation opinion of (i) Duff & Phelps in a form consistent with the scope and approach used in the sample opinion previously reviewed by the Agent or (ii) a third party valuation firm, in each case, as approved by the Agent in its sole discretion.

“Transaction Documents” shall mean this Agreement, the Loan Notes, the Security Agreement, each Fee Letter, the Custodial and Paying Agent Fee Letter, the Servicing Agreement, the Custodial Agreement, the Sale and Contribution Agreements, the Lockbox Agreements, the Securities Establishment and Control Agreements, each Hedge Agreement, and any other agreements, instruments, certificates or documents delivered hereunder or thereunder or in connection herewith or therewith, and “Transaction Document” shall mean any of the Transaction Documents.

“Transfer Date” shall mean, with respect to Initial Assets, the Initial Borrowing Date and with respect to any Additional Asset (including any Qualified Substitute Asset), the “transfer date” set forth in the relevant Additional Asset Supplement (as defined in the Sale and Contribution Agreements).

“Transferable Asset” shall mean (i) any Asset that constitutes a Defaulted Asset, a Delinquent Asset or Defective Asset and (ii) any Asset that is replaced with a Qualified Substitute Asset in accordance with Section 2.10.

“Trinity Rating” shall mean, in respect of any Asset and the related Obligor and as of any date of determination, the most recent quarterly risk rating assessment assigned to such Asset and Obligor by the Servicer as of such date.

“U.S. Person” shall mean any Person who is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(G)(ii)(b)(3).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.

“Underlying Asset Documents” shall mean, with respect to any Asset, the documents governing the Loan or Lease, as applicable.

“United States” shall mean the United States of America.

“Unused Line Fee” shall have the meaning set forth in Section 2.5(E).

“Unused Line Fee Percentage” shall have the meaning set forth in the Fee Letters.

“Unused Portion of the Commitments” shall mean, with respect to the Lenders on any day, the excess of (x) the Aggregate Commitment as of such day as of 5:00 P.M. (New York City time) on such day, over (y) the sum of the aggregate outstanding principal balance of the Advances as of 5:00 P.M. (New York City time) on such day.

“Usage Fee” shall mean, with respect to all Advances, for any Interest Accrual Period the product of (i) the Usage Fee Rate, times (ii) the daily average outstanding principal balance of all Advances during such Interest Accrual Period, times (iii) the actual number of days in such Interest Accrual Period, divided by 360, 365 or 366, as applicable.

“Usage Fee Rate” shall have the meanings set forth in the Fee Letters.

Exhibit B-1

Form of Borrowing Base Certificate

(see attached)

B-1-1

Exhibit B-1

Form of Borrowing Base Certificate

Trinity Funding 1, LLC

Trinity Funding 2, LLC

Trinity Funding 3, LLC

Trinity Capital Fund II, L.P.

Trinity Capital Fund III, L.P.

[                   ], 20[_]

Reference is made to that certain Credit Agreement, dated as of January 9, 2020 (the “Credit Agreement”), by and among Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity Funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each, a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time parties thereto (such financial institutions (including any Conduit Lender, a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch, as agent and Wells Fargo, National Association, not in its individual capacity, but solely as the paying agent and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in the Credit Agreement. In connection with the Credit Agreement, the Borrowers hereby certify that:

1. The outstanding Advances will not exceed the Borrowing Base, after giving effect to the Advance requested in the attached Borrowing Notice.

2. The attached Schedule I sets forth the Borrowing Base and provides all data used, in Excel format, to calculate the foregoing as of the Borrowing Date (the “Borrowing Base Calculations”) and the computations reflected in the Borrowing Base Calculations are true, correct and complete in all respects.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

Trinity Funding 1, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 2, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 3, LLC, as a Borrower

By:
Name:
Title:

Trinity Capital Fund II, L.P., as a Borrower

By:
Name:
Title:

Trinity Capital Fund III, L.P., as a Borrower

By:
Name:
Title:

Schedule I

Borrowing Base Calculations

Exhibit B-2

Form of Notice of Borrowing

(see attached)

B-2-1

Exhibit B-2

Form of Notice of Borrowing

                        , 20

To:           Credit Suisse AG, New York Branch, as Agent and as Funding Agent

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Conduit and Warehouse Financing

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 8, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity Funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each, a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time parties thereto (such financial institutions (including any Conduit Lender, a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch, as agent and Wells Fargo, National Association, not in its individual capacity, but solely as the paying agent and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.4 of the Credit Agreement, the Borrowers hereby request that the Lenders provide Advances based on the following criteria:

1.       Aggregate principal amount of the Advances requested: $[                            ].

2.       Allocated amount of such Advances to be paid by each Lender Group based on its respective Lender Group Percentage:

CS Lender Group       $[                            ]

[                            ]       $

Account(s) to which the Funding Agent should wire the requested funds:

Bank Name: [                            ]

ABA No.: [                            ]

Account Name: [                            ]

Account No.: [                            ]

Reference: [                            ]

3.       The proposed Borrowing Date is [             ].

4.       Attached to this notice as Exhibit A is the Borrowing Base Certificate in connection with these Advances.

[5: In accordance with Section 3.2(B) of the Credit Agreement, the Borrowers hereby acknowledge that the delivery of this Borrowing Notice shall be deemed to be a representation and warranty that the conditions (other than any condition relating to an item being satisfactory to the Agent) specified in Section 3.2 of the Credit Agreement have been satisfied on and as of the date hereof.]1

[Signature page follows]

1 To be included in any Notice of Borrowing other than the Notice of Borrowing provided in connection with the Advances made on the Closing Date.

Very truly yours,

Trinity Funding 1, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 2, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 3, LLC, as a Borrower

By:
Name:
Title:

Trinity Capital Fund II, L.P., as a Borrower

By:
Name:
Title:

Trinity Capital Fund III, L.P., as a Borrower

By:
Name:
Title:

Exhibit A

Borrowing Base Certificate

Exhibit C

Form of Substitution Certificate

(see attached)

C-1

Exhibit C

Form of Substitution Certificate

                        , 20

To:           Credit Suisse AG, New York Branch, as Agent and as Funding Agent

11 Madison Avenue, 4th Floor

New York, NY 10010

Attention: Conduit and Warehouse Financing

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 8, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity Funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each, a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time parties thereto (such financial institutions (including any Conduit Lender, a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch, as agent and Wells Fargo, National Association, not in its individual capacity, but solely as the paying agent and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.10 of the Credit Agreement, on the date hereof Borrowers have substituted for the [Defective Asset, Defaulted Asset or Delinquent Asset] set forth on Schedule I attached hereto the Qualified Substitute Assets set forth on Schedule II attached hereto. In accordance with Section 2.10 of the Credit Agreement, the Borrowers hereby certify that as of the date hereof:

(A)       each Qualified Substitute Asset is an Eligible Asset and, during the occurrence and continuance of an Early Amortization Event, has been pre-approved by the Agent on or before the date of substitution;

(B)        no Borrowing Base Deficiency would exist as a result of such substitution;

(C)        no Potential Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution) unless such Potential Default or Event of Default would be cured after giving effect to such substitution;

(D)       the applicable Borrower or applicable Depositor has delivered to the Custodian the Custodian File for any Qualified Substitute Assets for certification pursuant to the Custodian Agreement and the Agent shall have received the related Custodial Certification in respect of such Qualified Substitute Assets from the Custodian pursuant to the Custodial Agreement; and

(E)       the applicable Depositor shall deposit into the Distribution Account the Substitution Shortfall Amount (as defined in the applicable Sale and Contribution Agreement) as calculated pursuant to Schedule III attached hereto, if any.

The foregoing certifications, together with the computations set forth in Schedule III hereto, are made and delivered this             day of                               20        .

[Signature page follows]

Very truly yours,

Trinity Funding 1, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 2, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 3, LLC, as a Borrower

By:
Name:
Title:

Trinity Capital Fund II, L.P., as a Borrower

By:
Name:
Title:

Trinity Capital Fund III, L.P., as a Borrower

By:
Name:
Title:

Schedule I

Defective Asset, Defaulted Asset or Delinquent Asset

Schedule II

Qualified Substitute Assets

Schedule III

Substitution Shortfall Amount Calculation

Exhibit D

Form of Loan Note

(see attached)

LOAN NOTE

Up to the Maximum Facility Amount	January 8, 2020
New York, New York

Reference is made to that certain Credit Agreement, dated as of January 8, 2020 (as may be amended from time to time, the “Credit Agreement”), by and among Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity Funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each, a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time parties thereto (such financial institutions (including any Conduit Lender, a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch, as administrative agent and Wells Fargo, National Association, not in its individual capacity, but solely as the paying agent and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

FOR VALUE RECEIVED, the Borrowers hereby promise to pay CREDIT SUISSE AG, NEW YORK BRANCH, as Funding Agent, for the benefit of the Lenders in its Lender Group (the “Loan Note Holder”) in accordance with the Credit Agreement, in immediately available funds in lawful money of the United States the principal amount of up to the Maximum Facility Amount or, if less, the aggregate unpaid principal amount of all Advances made by the Lenders in the Loan Note Holder’s Lender Group to the Borrowers pursuant to the Credit Agreement, together with all accrued but unpaid interest thereon.

The Borrowers also agree to pay interest in like money to the Loan Note Holder, for the benefit of the Lenders in its Lender Group, on the unpaid principal amount of each such Advance from time to time from the date of each such Advance until payment in full thereof at the rate or rates and on the dates set forth in the Credit Agreement.

This Loan Note is one of the Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein and is secured by the Collateral.

This Loan Note evidences the indebtedness of the Borrowers to the Loan Note Holder under the Credit Agreement, and does not constitute a separate obligation or undertaking by the Borrowers. In the event of any inconsistency between the provisions of this Loan Note and the provisions of the Credit Agreement, the Credit Agreement will prevail.

THIS LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LOAN NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (NEW YORK COUNTY) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS LOAN NOTE, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS LOAN NOTE OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LOAN NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS LOAN NOTE.

This Loan Note may be transferred or assigned by the holder hereof at any time, subject to compliance with any applicable law, in order to reflect (and to the extent of) the assignment by the Loan Note Holder (or a Lender in the Loan Note Holder’s Lender Group), pursuant to Section 10.8 of the Credit Agreement, of all or a portion of its rights under the Credit Agreement. This Loan Note shall be binding upon the Borrowers and shall inure to the benefit of the holder hereof and its successors and assigns. The obligations and liabilities of the Borrowers hereunder may not be assigned to any Person without the prior written consent of the holder hereof. Any such assignment in violation of this paragraph shall be void and of no force or effect.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrowers.

[Signature page follows]

IN WITNESS WHEREOF, this Loan Note has been duly executed and delivered on behalf of the Borrowers by their respective duly authorized officer on the date and year first written above.

Trinity Funding 1, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 2, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 3, LLC, as a Borrower

By:
Name:
Title:

Trinity Capital Fund II, L.P., as a Borrower

By:
Name:
Title:

Trinity Capital Fund III, L.P., as a Borrower

By:
Name:
Title:

Schedule I

INCREASES AND DECREASES

Date	Unpaid Principal Amount	Increase	Decrease	Total	Cost of Funds	Interest Accrual Period	Notation made by:

Exhibit E

Commitments

Non-Conduit Lender	Commitment
Credit Suisse Ag, Cayman Islands Branch	$190,000,000

E-1

Exhibit F

Form of Assignment

(see attached)

F-1

Exhibit f

Form of Assignment

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrowers: Trinity Funding 1, LLC, a Delaware limited liability company (“SPE 1”), Trinity Funding 2, LLC, a Delaware limited liability company (“SPE 2”), Trinity Funding 3, LLC, a Delaware limited liability company (“SPE 3” and together with SPE 1 and SPE 2, the “SPE Borrowers”), Trinity Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), Trinity Capital Fund III, L.P., a Delaware limited partnership (“Fund III” and together with Fund II, the “Funds”) (each, a “Borrower” and collectively, the “Borrowers”)
4.	Agent:	Credit Suisse AG, New York Branch

5.	Credit Agreement: Credit Agreement dated as of January 9, 2020, by and among the Borrowers, the financial institutions from time to time parties thereto (such financial institutions (including any Conduit Lender, a “Lender” and collectively, the “Lenders”), each Funding Agent representing a group of Lenders, Credit Suisse AG, New York Branch, as agent and Wells Fargo, National Association, not in its individual capacity, but solely as the paying agent and Wells Fargo Bank, National Association, not in its individual capacity, but solely as custodian

6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
		$	$	%

[Signature pages follow]

Effective Date:                                ,20[ ]

The terms set forth in this Assignment Agreement are hereby agreed to:

Assignor

[Name of Assignor]

By
Name
Title

Assignee

[Name of Assignee]

By
Name
Title

Accepted:

Credit Suisse AG, New York Branch, as Agent

By
Name
Title

By
Name
Title

[Consented to:]1

Trinity Funding 1, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 2, LLC, as a Borrower

By:
Name:
Title:

Trinity Funding 3, LLC, as a Borrower

By:
Name:
Title:

Trinity Capital Fund II, L.P., as a Borrower

By:
Name:
Title:

Trinity Capital Fund III, L.P., as a Borrower

By:
Name:
Title:

1           To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

Annex 1

Standard Terms and Conditions for

Assignment Agreement

Section 1.  Representations and Warranties.

Section 1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Borrowers or any other Person obligated in respect of any Transaction Document, or (iv) the performance or observance by the Borrowers or any other Person of any of their respective obligations under any Transaction Document.

Section 1.2. Assignee. The Assignee, for the benefit of the Assignor and each of the Borrowers, (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.8 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.8 of the Credit Agreement), (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (v) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vi) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (ii) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Lender.

Section 2.   Payments.

From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

Section 3.  General Provisions.

This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and, solely with respect to Section 1.2 herein, the Borrowers, and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G

Form of Loan and Form of Lease

(see attached)

G-1

LOAN AND SECURITY AGREEMENT

DATED AS OF

                                    , 2018

between

TRINITY CAPITAL FUND III, L. P.

and

                                     , INC.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of [_ ], 2018 (the “Closing Date”), by and between TRINITY CAPITAL FUND III, L. P., a Delaware limited partnership (“Lender”), with its principal office at 3075 W. Ray Road, Suite 525, Chandler, AZ 85226, and                              , INC., a Delaware corporation (“Borrower”), with offices at                            ,                ,                           ,                                  .

W I T N E S S E T H

WHEREAS, Borrower may, from time to time, desire to borrow from Lender and Lender may, from time to time, make available to Borrower, Term Loans (each a “Loan” and collectively the “Loans”); and

WHEREAS, Borrower and Lender desire that this Agreement shall serve as a master agreement which sets forth the terms and conditions governing any Loan by Lender to Borrower.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

As used herein, all capitalized terms shall have the meanings set forth below. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles and all calculations shall be made in accordance with generally accepted accounting principles. The term “financial statements” shall include the accompanying notes and schedules.

“Account Control Agreement” means any deposit account control agreement or securities account control agreement in a form acceptable to Lender required to perfect Lender’s security interest in all deposit accounts and security accounts of Borrower and each of its Subsidiaries.

“Advance” means any Loan funds advanced under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Loan and Security Agreement and all Schedules and Exhibits annexed hereto and made a part hereof, as the same may be amended, supplemented and or modified from time to time by the parties hereto and all documents and instruments executed in connection herewith.

“Amortization Schedule” has the meaning provided in Section 2.1(a).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Application Fee” has the meaning provided in Section 2.1(c).

[“Bank” means [           ] [Optional; to insert if special arrangement with a bank established for a given transaction.]

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means a day when the banks in Phoenix, Arizona are open for business.

“Change of Control” means the closing of any transaction or series of transactions by which Borrower shall merge with (whether or not Borrower is the surviving entity) or consolidate into any other Person or lease or sell substantially all of its and its subsidiaries’ assets substantially as an entirety to any other Person or by which any Person, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, 25% or more of Borrower’s outstanding capital stock.

“Closing Date” has the meaning set forth in the preamble hereto.

“Closing Fee” has the meaning provided in Section 2.1(d).

“Collateral” has the meaning provided in Article 3.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Conditions Precedent” has the meaning provided in Section 2.3.

“Debt” means (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business, (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet and (iii) any amounts being disputed in good faith by Borrower where such dispute would not cause, or be reasonably expected to cause, a Material Adverse Change); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) equity securities subject to repurchase or redemption, (f) all obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; and (g) all obligations of the kind referred to in subsections (a) through (f) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights).

“Documentation and Funding Fees” has the meaning set forth in Section 2.1(f).

“End of Term Payment” has the meaning set forth in Section 2.6.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” means any of the following events and conditions at any time, unless waived in writing by Lender, and shall constitute an Event of Default:

(a) failure on the part of Borrower to remit to Lender any amount required to be remitted under this Agreement or any Loan Documents on or before such amount is due;

(b) failure on the part of Borrower: (A) to perform any obligation arising under Section 4.2 or to comply with any covenants of Section 4.3 or (B) duly to observe or perform in any other of its respective covenants or agreements in this Agreement or any other Loan Document, which failure continues for a period of ten (10) Business Days after the such occurrence.

(c) there is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of Fifty Thousand Dollars ($50,000.00) or that could reasonably be expected to have a Material Adverse Change; (b) any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder or (c) a revocation or termination of a Material Agreement;

(d) if any representation or warranty of Borrower made in this Agreement or in any certificate or other writing delivered pursuant hereto or any other related document is materially incorrect or misleading as of the time when the same shall have been made;

(e) any provision of this Agreement or any lien or security interest of Lender in the Collateral ceases for any reason to be valid, binding and in full force and effect other than as expressly permitted hereunder;

(f) any bankruptcy, insolvency or other similar proceeding is filed by Borrower or any of its Subsidiaries;

(g) any involuntary bankruptcy, insolvency or other similar proceeding is filed against Borrower or any of its Subsidiaries and such proceeding or petition shall not be dismissed within forty-five (45) days after filing;

(h) any assignment is made by Borrower or any attempt by Borrower to assign any of its duties or rights hereunder;

(i) Borrower is consolidated with, merged with, or sells its properties and assets substantially as an entity to another entity without Lender’s prior written consent, provided that no consent of Lender shall be required if, in connection with such merger or sale of properties and assets the Obligations will be paid in full;

(j) (a) If any material portion of Borrower’s or any of its Subsidiaries’ assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if Borrower or any of its Subsidiaries is enjoined, restrained or in way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets or (d) if a notice of lien, levy or assessment if filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower or any Subsidiary receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(k) If Lender determines in its reasonable good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable;

(l) If Borrower or any Subsidiary shall breach any term of any Warrant or any other Loan Document;

(m) [If Borrower shall breach any term of the Participation Rights Agreement;]

(n) If any of the Loan Documents shall cease to be, or Borrower shall assert that any of the Loan Documents is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;

(o) If there occurs a Material Adverse Change to Borrower;

(p) there is a Change of Control, unless, as a condition to the closing of such change of control the Obligations will be paid in full or there is a change on Borrower’s board of directors which results in the failure of at least one partner of [ • ] or its Affiliates to serve as a voting member, or suffer the resignation of one or more directors from its board of directors in anticipation of the Borrower’s insolvency, in either case without the prior written consent of Lender which may be withheld in Lender’s sole discretion; or

(q) a final, non-appealable judgment which is not covered by insurance is entered against Borrower or any Subsidiary for an amount in excess of Fifty Thousand Dollars ($50,000.00), which is not paid or bonded within ten (10) days of entry.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Initial Documentation and Funding Fee” has the meaning provided in Section 2.1(e).

“Initial Loan” shall have the meaning provided in Section 2.1(b).

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past present or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

[“Intercreditor Agreement” means the intercreditor agreement between Senior Lender and Lender setting forth the parties respective rights and remedies with respect to the Collateral, in a form acceptable to Lender in Lender’s sole discretion.]

“Interest Rate” means the rate of interest to be paid by Borrower under any Loan. For the initial Loan, during the Interest Only Period, as defined in Section 2.1, the Interest Rate shall be fixed at eleven and one half of one percent (11.5%) per annum, and during the Amortization Period, also as defined in Section 2.1, the Interest Rate shall be fixed at eleven and one half of one percent (11.5%) per annum. For any subsequent Loan, during the Interest Only Period, the Interest Rate shall be a fixed rate of interest determined on the date of Advance of each Loan equal to the greater of: i) the Prime Lending Rate (currently 3.25%) as reported in the Wall Street Journal plus eight and one-quarter of one percent (8.25%) or ii) eleven and one half of one percent (11.5%) per annum; and during the Amortization Period, the Interest Rate shall be a fixed rate of interest equal to the greater of i) the Prime Lending Rate (currently 3.25%) as reported in the Wall Street Journal plus eight and one-quarter of one percent (8.25%) or ii) eleven and one half of one percent (11.5%) per annum.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

[“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Lender and dated as of the Closing Date.]

“Key Person” is each of Borrower’s (i) [President and Chief Executive Officer], who is [                          ] as of the Closing Date, (ii) [Chief Financial Officer], who is [                         ] as of the Closing Date, and (iii) [                        ], who is [                         ] as of the Closing Date.

“Knowledge” or “Knowledge of Borrower” means the actual knowledge of the chief executive officer, chief operating officer or chief financial officer of Borrower and such knowledge that would be obtained upon due inquiry and reasonable investigation by such Persons.

“Lenders’ Expenses” means all costs or expenses (including attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lenders’ attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review) and the rights of Lender in and to the Loans and the Collateral or otherwise hereunder, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lender Shares” shall mean the shares or preferred shares of the stock or other securities of Borrower that Lender has the right to purchase and may purchase under the terms of the Participation Rights Agreement and the Warrant.

“Loans” has the meaning set forth in the preamble above.

“Loan Documents” means this Agreement, the Notes (if any), the Warrant, the Participation Rights Agreement, every Account Control Agreement, intercreditor agreement, subordination agreement pledge agreement or mortgage, the IP Security Agreement, any landlord waivers and bailee waivers, the Perfection Certificate, each Compliance Certificate, each Loan Payment Request Form and every other document evidencing, securing or relating to the Loans, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit E.

“Loan Termination Date” means                              , 201       .

“Material Adverse Change” means (i) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or Property of Borrower, or (ii) a material impairment of the ability of Borrower to perform its obligations under or remain in compliance with this Agreement and the other Loan Documents, or any documents executed in connection therewith.

“Material Agreement” is any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than $[                      ] in the aggregate or any license, agreement or other contractual arrangement conveying rights in or to any intellectual property necessary to make, use or sell any inventory, products or services of Borrower or any Subsidiary.

“Maturity Date” means [ • ].

“Maximum Credit Limit” means                          ($    ,000,000.00).

“Notes” means a promissory note or notes in the form of Exhibit A hereto.

“Obligations” means all present and future obligations owing by Borrower to Lender governed or evidenced by the Loan Documents whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Participation Rights Agreement” means the option entitling Lender to purchase shares of the capital stock of Borrower.

“Payment Date” means the first (1st) day of each month, or if such day is not a Business Day, the next Business Day.

“Perfection Certificate” means the perfection certificate delivered to Lender dated as of the Closing Date.

“Permitted Debt” means and includes:

(a)        Debt of Borrower to Lender under this Agreement;

(b)        [Debt of Borrower not exceeding Fifty Thousand Dollars ($50,000.00) secured by Liens permitted under clause (e) of the definition of Permitted Liens;’

 (c)       Debt of Borrower existing on the date hereof and set forth on the Perfection Certificate;

(d)        [Debt of Borrower not exceeding Fifty Thousand Dollars ($50,000), consisting of a revolving credit facility secured by Liens permitted under clause (f) of the definition of Permitted Liens;]

(e)         extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt under subsections (a)-(d) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

(f)         [Subject to the terms of the Intercreditor Agreement, Debt of Borrower to                        Bank (“Senior Lender”) not exceeding the aggregate principal amount of Dollars ($                    ).] [To include if A/R line is negotiated in the term sheet.]

“Permitted Investment” means

(a)       Deposits and deposit accounts (which shall be subject to Account Control Agreements as required herein) with [commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000)][Bank];

(b)       Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c)        Investments [with Bank] in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d)       Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e)       [Investments pursuant to or arising under currency agreements or interest rate agreements entered into [with Bank] in the ordinary course of business, not to exceed $[          ] at any given time];

(f)        Investments outstanding on the date hereof and set forth on the Perfection Certificate;

(g)       Investments by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year;

(h)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary; and

(j)         Other Investments aggregating not in excess of Fifty Thousand Dollars ($50,000) at any time.

“Permitted Liens” means any of the following: (a) liens outstanding on the date hereof and set forth on the Perfection Certificate, (b) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with generally accepted accounting principles; (c) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with generally accepted accounting principles; (d) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrower; (e) liens relating to the mortgage of the Borrower’s facility located in ,                              ,                    ; (f) [liens of Senior Lender securing only repayment of Senior Debt agreeable to Lender; (g)] other liens, in addition to liens permitted by clauses (a) through [(f)], which are purchase money security interests for new equipment financing securing aggregate debt not exceeding One Hundred Thousand Dollars $100,000 in the aggregate during the 18 months after the Closing Date.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, foregoing.

“Potential Event of Default” means any event or circumstance, which, with the giving of notice or lapse of time or both, would become an Event of Default or any event that could reasonably expected to cause a Material Adverse Change.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee and such license or agreement is material to Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

[“Senior Lender” means                                .]

[“Senior Lender Loan Documents” means the Loan and Security Agreement dated as of                                         , 20            by and between Senior Lender and Borrower and all amendments thereto.]

“Shareholder Agreements” shall mean the Participation Rights Agreement and the Warrant.

“Solvent” with respect to any person or entity as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such person or entity exceeds the debts and liabilities, including contingent liabilities, of such person or entity, (b) the present fair salable value of the property and assets of such person or entity is greater than the amount that will be required to pay the probable liability of such person or entity on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such person or entity does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such person or entity does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan” has the meaning ascribed to it in Section 2.1(a).

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California; provided, however, in the event, by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of Lender in and to the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that the term “UCC” shall include Article 9 thereof as in effect on the Closing Date.

“Warrant” means the separate warrant or warrants dated on or about the date hereof, or issued by Borrower during the term of any Loans, in favor of Lender to purchase securities of Borrower.

Article 2

THE LOANS; COLLATERAL

2.1 The Loans.

(a)      Subject to the terms and conditions of this Agreement, Lender hereby agrees to make term loans (“Term Loans”) in a principal amount not to exceed the Maximum Credit Limit. If the aggregate outstanding principal amount of Loans at any time exceeds the Maximum Credit Limit, Borrower shall immediately repay such excess in full. The Obligations of Borrower under this Agreement shall at all times be absolute and unconditional. Borrower acknowledges and agrees that any obligation of Lender to make any Advances hereunder is strictly contingent upon the satisfaction of the conditions set forth in Section 2.3. Borrower shall make monthly payments of interest only in arrears at the Interest Rate of such Term Loan on the first (1st) three (3) Payment Dates following the date of the Advance of such Term Loan (“Interest Only Period”), and (ii) beginning on the fourth (4th) Payment Date after the date of the Advance of such Term Loan (“Amortization Period”, Borrower shall make equal monthly payments on each subsequent Payment Date in an amount determined through a calculation fully amortizing the outstanding principal balance due under such Term Loan at the Interest Rate over a period of thirty-six (36) months. For clarity, the payment schedule as of the Closing Date is reflected in Exhibit B attached hereto, and Lender may update such payment schedule from time to time in accordance with the terms of the Loan Documents (as amended from time to time, the “Amortization Schedule”). In the event of any inconsistency between the Amortization Schedule and the terms of the Loan Documents (including this Section 2.1), the terms of the Loan Documents shall prevail. Borrower shall continue to comply with all of the terms and provisions hereof until all of the Obligations are paid and satisfied in full. After the Loan Termination Date, no further Loans shall be available from Lender.

(b)      The Initial Loan, to be funded on the date hereof, shall be an amount not less than                  Dollars ($[__],000,000.00). Thereafter, additional Loans shall be made by                     , 20[        ].

(c)       Lender acknowledges that prior to the date hereof, Borrower has paid a fully-earned and non-refundable application fee in the amount of                   Thousand Dollars ($      ,000.00) (the “Application Fee”).

(d)      As of the Closing Date, Lender shall have fully earned and Borrower shall pay to Lender on the Closing Date, a non-refundable closing fee equal to [.50% of the total principal amount of the aggregate total of the Maximum Credit Limit] (the “Closing Fee”).

(e)      At the time of the initial Advance hereunder, Borrower will pay Lender for all costs related to the initial Loan including travel, UCC search, filing, insurance, and legal costs for the first Loan (the “Initial Documentation and Funding Fee”).

(f)      At the time of any additional Advances of Loans, Borrower will pay Lender for all costs related to such additional Loans, including travel, UCC search, filing, insurance, and legal costs. The Initial Documentation and Funding Fee and any additional costs due related to additional Loans shall be collectively referred to hereunder as “Documentation and Funding Fees.”

2.2 Advances and Interest.

(a)      All Loans requested by Borrower must be requested by 11:00 A.M. Arizona time, five (5) Business Days prior to the date of such requested Loan. All requests or confirmations of requests for a Loan are to be in writing and may be sent by telecopy or facsimile transmission or by email provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender. Borrower may not request more than one (1) Term Loan per calendar month. As express Conditions Precedent to Lender making each Loan to Borrower, Borrower shall deliver to Lender the documents, instruments and agreements required pursuant to Section 2.3 of this Agreement (including, without limitation, the Loan Payment Request Form).

(b)      The following amounts shall be deducted from each Loan advanced hereunder: (i) as to the Initial Loan advanced hereunder, the Closing Fee and the Initial Documentation and Funding Fee and (ii) and as to each subsequent Loan, the Documentation and Funding Fee. Beginning on the Closing Date, the unpaid principal balance of all Loans and all other Obligations hereunder shall bear interest, subject to the terms hereof, at the Interest Rate. Each Loan shall be repaid with interest at the Interest Rate computed on a year of 360 days for the number of days in each month. All payments shall be due on the Payment Date, or if such day is not a Business Day, the next succeeding Business Day. If Borrower fails to make a monthly payment due within five (5) Business Days after the date such payment is due, Borrower shall pay to Lender a late charge equal to ten percent (10%) of the payment amount. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all Loans outstanding hereunder, shall be increased to a rate equal to 500 basis points in excess of the Interest Rate. All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion, apply and set off such excess interest received by Lender against other Obligations hereunder due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

(c)       Upon the occurrence and during the continuance of an Event of Default and/or the maturity of any portion of the Obligations, any moneys on deposit with Lender shall, at Lender’s option, be applied against the Obligations in such order and manner as Lender may elect or as may otherwise be required under this Agreement.

2.3 Conditions Precedent. It shall be express Conditions Precedent to the Advance of each Loan that (i) the representations and warranties contained in Section 4.1 shall be true and correct as of the date of such Advance (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such other date), (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing, (iii) receipt by Lender of an executed Loan Payment Request Form in the form of Exhibit E attached hereto, (iv) all governmental and third party approvals necessary in connection with the Loan and this Agreement shall have been obtained and be in full force and effect, (v) Lender’s satisfaction, in Lender’s sole discretion, of the results of Lender’s due diligence investigation, including, without limitation, review of the financial statements of Borrower dated no more than ninety (90) days prior to the funding of such Advance, and (vi) Borrower shall have paid in full the Closing Fee, the Application Fee, and the applicable Initial Documentation and Funding Fees or Documentation and Funding Fees. As additional Conditions Precedent to the effectiveness of this Agreement and the initial Loan, Borrower shall provide or cause to be provided to Lender all of the following items:

(a)      UCC-1 financing statements designating Borrower, as debtor, and Lender, as secured party, for filing in the State of Borrower’s formation, the State of Borrower’s chief executive office, the place where Borrower transacts business or in any other State required by Lender with respect to all Collateral which may be perfected under the UCC by the filing of a UCC-1 financing statement, together with any other documents Lender deems necessary to evidence or perfect Lender’s security interest with respect to all Collateral;

(b)      Certificates as to authorizing resolutions of Borrower with specimen signatures, substantially in the form of Exhibit C;

(c)       The Operating Documents and good standing certificates from Borrower’s and each Subsidiary’s jurisdiction of organization, where it maintains its chief executive office and principal place of business and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business;

(d)      Landlord waivers and bailee waivers in the form reasonably acceptable to Lender for each location where the Collateral is located, if any;

(e)      Certificates of insurance evidencing that the Collateral is insured in accordance with the requirements of Section 4.1 hereof;

(f)       A recent lien search in each of the jurisdictions where the Borrower and each Subsidiary is organized and the assets of Borrower and each Subsidiary are located, and such searches reveal no liens on any of the assets of Borrower or any Subsidiary, except for Permitted Liens;

(g)      Payment in full of the applicable Closing Fee, the Application Fee, and the applicable Initial Documentation and Funding Fees or Documentation and Funding Fees;

(h)      The fully executed Warrant;

(i)       Fully executed copies of each Account Control Agreement;

(j)       Fully executed copies of each Loan Document;

(k)       A duly executed legal opinion of counsel to Borrower dated as of the Closing Date;

(l)       [A copy of any applicable Investors Rights Agreement and any amendments thereto];

(m)     A completed Perfection Certificate for Borrower and each of its Subsidiaries;

(n)       [A payoff letter executed by [existing lender] in form and substance satisfactory to Lender]; and

(o)       The Participation Rights Agreement.

2.4 Voluntary Prepayment. Borrower may prepay in whole or in part, the Term Loans at any time, subject to payment of the premium set forth below (“Prepayment Premium”). The calculated pre- payment amount shall include the outstanding principal due under each Term Loan at the time of retirement, any partially accrued interest thereon, and a Prepayment Premium based on the following schedule:

(a)      On or before the first anniversary of the Closing Date the Prepayment Premium shall be equal to five percent (5.0%) of the principal being repaid.

(b)      After the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date the Prepayment Premium shall be equal to four percent (4.0%) of the principal being repaid.

(c)       After the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date the Prepayment Premium shall be equal to three percent (3.0%) of the principal being repaid.

(d)      After the third anniversary of the Closing Date and before the Maturity Date the

Prepayment Premium shall be equal to two percent (2.0%) of the principal repaid.

2.5 Mandatory Prepayment. If a Change of Control occurs or the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Prepayment Premium, plus (iii) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the rate set forth in Section 2.2(b) with respect to any past due amounts.

2.6 End of Term Payment. On the Maturity Date or on the date of the earlier prepayment of the Term Loans by Borrower pursuant to Section 2.4 or Section 2.5 or acceleration of the balance of the Term Loans by Lender pursuant to Section 7.1, Borrower shall pay to Lender the amount equal to six and

00/100 percent (6.0%) of the original principal amount of the Term Loans in addition to all sums payable hereunder.

2.7 Proceeds of Collateral. Following the occurrence and during the continuance of an Event of Default, upon the written notice of Lender all proceeds from the Collateral shall be immediately delivered to Lender and Lender may apply such proceeds and payments to any of the Obligations in such order as Lender may decide in its sole discretion.

2.8 Withholding. Payments received by the Lender from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.

Article 3

CREATION OF SECURITY INTEREST

3.1 Grant of Security Interests. Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a)       All goods (and embedded computer programs and supporting information included within the definition of “goods” under the UCC) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and other equipment and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)     All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c)      All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)      All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e)      All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f)       To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property and all of Borrower’s books and records related to any items of other Collateral.

3.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the UCC, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

3.3 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Perfection Certificate (the “Permitted Locations”) or as otherwise approved by Lender in its sole discretion in writing ten (10) days prior to relocation and, in the event that the Collateral at any new location is valued in excess of [ _ ] Thousand Dollars ($[__],000.00) in the aggregate, at Lender’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

3.4 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

3.5 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

3.6 Intellectual Property. Borrower shall notify Lender before the federal registration or filing by Borrower of any copyright or copyright application and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Copyright Office. In addition, Borrower shall deliver to Lender within ten (10) Business Days after the end of each calendar quarter, a report (each, a “Patent and Trademark Report”) reflecting the patents, patent applications, trademarks and trademark applications that were registered or filed by Borrower during such quarter and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office.

3.7 Protection of Intellectual Property. Borrower shall and shall cause its Subsidiaries to:

(a)       protect, defend and maintain the validity and enforceability of its Intellectual

Property and promptly advise Lender in writing of material infringements;

(b)      not allow any Intellectual Property material to Borrower’s or its Subsidiaries business to be abandoned, forfeited or dedicated to the public without Lender’s written consent;

(c)      provide written notice to the Lender within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d)      take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Lender rights and remedies under this Agreement and the other Loan Documents.

Article 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations and Warranties. Borrower hereby warrants, represents and covenants that:

(a) Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state set forth in the Perfection Certificate. Borrower and each Subsidiary is duly qualified to do business and is in good standing in every other jurisdiction where the nature of its business requires it to be qualified, except where failure to be so qualified would not result in a Material Adverse Change, and is not subject to any bankruptcy, insolvency or other similar proceedings. Borrower’s and each Subsidiary’s chief executive office and principal place of business is located at the address set forth in the Perfection Certificate;

(b) Borrower and each Subsidiary has full power, authority and legal right to execute, deliver and perform this Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document to which it is a party, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary action;

(c) This Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document have been duly executed and delivered by Borrower and each constitutes a legal, valid and binding obligation of Borrower and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally and general equitable principles;

(d) The execution, delivery and performance of this Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document respectively (i) are not in contravention of any material agreement or indenture by which Borrower or any Subsidiary is bound, or by which its properties may be affected, (ii) do not require any shareholder approval, or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency (other than the filing of UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, in connection with the registration of the security interest granted hereunder), or any approval or consent of any trustees or holders of any of its indebtedness or obligations, unless such approval or consent has been obtained and (iii) do not contravene any law, regulation, judgment or decree applicable to it or its Operating Documents;

(e) Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amend, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Borrower is not an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(f) To Borrower’s Knowledge, Borrower and each Subsidiary is in compliance with all requirements of law and orders, rules or regulations of any regulatory authority and no such requirement applicable to Borrower or any Subsidiary or any item of Collateral could reasonably be expected to cause a Material Adverse Change;

(g) Borrower is the owner and holder of all right, title and interest in and to the Collateral (other than the right, title and interests granted under the Permitted Liens) , and Borrower has not assigned or pledged and hereby covenants that it will not assign or pledge, so long as this Agreement shall remain in effect, the whole or any part of the rights in the Collateral hereby and thereby assigned, to anyone other than Lender, its designee, its successors or assigns, other than Permitted Liens;

(h) Borrower has good and marketable title to the Collateral, and the Collateral is free and clear of all liens, claims and encumbrances, other than Permitted Liens;

(i) Borrower has delivered to Lender copies of the most recent annual reviewed financial statements and most recent monthly and quarterly unaudited financial statements required to be delivered pursuant to Section 4.2(f) hereof, or as may hereafter be delivered in connection with the Loans (the “Financial Statements”). Since the date of the last Financial Statement provided to Lender, no event has occurred which would have a Material Adverse Change on Borrower or any Subsidiary. The Financial Statements are true and correct and fairly present the financial condition of Borrower and its Subsidiaries;

(j) No default or event of default has occurred and is continuing under or with respect to any contractual obligation, loan or indenture of Borrower or any Subsidiary;

(k) No action, suit, litigation, or proceeding of or before any arbitrator or governmental or regulatory authority is pending or, to the Knowledge of Borrower threatened, by or against Borrower or against any of its property or assets;

(l) To Borrower’s Knowledge, no facilities or properties leased or operated by Borrower contains any “hazardous materials” in amount or concentrations that could constitute a violation of any federal, state or local law, rule, regulation, order or permit (the “Environmental Laws”). Borrower has not received notice of any suspected or actual violations of any Environmental Laws and Borrower’s Business has been operated in conformity with all Environmental Laws;

(m) Neither Borrower nor any Subsidiary has done business under any name other than that specified on the Perfection Certificate. Borrower’s and each Subsidiary’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state at the address set forth on the Perfection Certificate. The Collateral is presently located at the address set forth on the Perfection Certificate or as otherwise agreed by Lender pursuant to Section 2.3;

(n) To the best of Borrower’s Knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any of their Affiliates constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Blocked Person; (b) no Blocked Person has (or will have) any interest of any nature whatsoever in Borrower, in their Affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law; and (c) none of the funds of Borrower, or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law;

(o) Borrower has no Subsidiaries other than those listed on the Perfection Certificate;

(p) To Borrower’s Knowledge, the Property of Borrower and the Collateral are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Borrower. Each insurance policy listed on the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid;

(q) To Borrower’s Knowledge, Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any other person or entity challenging the use, validity or effectiveness of any Intellectual Property, nor does the Borrower have Knowledge of any basis for any such claim;

(r) Borrower and each Subsidiary has filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority. No tax liens have been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. Neither Borrower nor any Subsidiary is a party to any tax sharing agreement;

(s) This Agreement creates in favor of Lender a legal, valid and continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity. To the Knowledge of Borrower, upon Lender filing UCC-1 financing statements with the central filing location in the state of Borrower’s formation and/or the State of Borrower’s chief executive office and/or the obtaining of “control” (as defined under the UCC) through an Account Control Agreement or otherwise, Lender will have a perfected first priority lien on and security interest in the Collateral[, subject to any the Intercreditor Agreement and any other subordination Agreement with Senior Lender];

(t) Each of Borrower and each Subsidiary is, and after giving effect to the incurrence of the debt evidenced by this Agreement and all obligations hereunder will be, Solvent;

(u) (i) The Perfection Certificate lists all of Borrower’s and each Subsidiary’s Intellectual Property, including patents and pending applications, registered trademarks and pending applications, registered domain names, registered copyrights and pending applications and material Intellectual Property licenses owned by Borrower and each Subsidiary; (b) all of Borrower’s and each Subsidiary’s Intellectual Property is valid, subsisting, unexpired and enforceable and has not been abandoned; (c) except as described on the Perfection Certificate, Borrower and each Subsidiary is the exclusive owner of all right, title and interest in and to, or has the right to use, all of such Borrower’s or Subsidiary’s Intellectual Property; (d) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any of Borrower’s or any Subsidiary’s Intellectual Property, or in default or termination of any material Intellectual Property license of Borrower or any Subsidiary; (e) except as described on the Perfection Certificate, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any of Borrower’s or any Subsidiary’s Intellectual Property or Borrower’s or such Subsidiary’s rights therein or use thereof; (f) to Borrower’s Knowledge, except as described on the Perfection Certificate, the operation of Borrower’s and each Subsidiary’s business and Borrower’s or such Subsidiary’s use of Intellectual Property in connection therewith, does not infringe or misappropriate the intellectual property rights of any other person or entity; (g) except as described in the Perfection Certificate, no action or proceeding is pending or, to Borrower’s Knowledge, threatened (i) seeking to limit, cancel or question the validity of any of Borrower’s or any Subsidiary’s Intellectual Property, (ii) which, if adversely determined, could be reasonably expected to cause a Material Adverse Change on the value of any such Intellectual Property or (iii) alleging that any such Intellectual Property, or Borrower’s or such Subsidiary’s use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any person or entity and (h) to Borrower’s Knowledge, there has been no Material Adverse Change on Borrower’s or any Subsidiary’s rights in its material trade secrets as a result of any unauthorized use, disclosure or appropriation by or to any person, including Borrower’s and each Subsidiary’s current and former employees, contractors and agents;

(v) Borrower has disclosed on the Perfection Certificate all agreements, instruments and corporate or other restrictions to which it and each Subsidiary is subject, and all other matters to Borrower’s Knowledge that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. No statement or information contained in this Agreement or any document or certificate executed or delivered, or hereafter delivered, in connection with this Agreement or the Loans contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein no misleading; and

(w) The Lender Shares issuable under the Warrant are the same price and have the same registration rights, anti-dilution rights, and other shareholder rights granted to other holders of preferred stock in Borrower’s last round of investments in preferred stock.

4.2 Affirmative Covenants of Borrower. Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

(a)      maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change

(b)       maintain in force all licenses, approvals, agreements and Governmental Approvals, the loss of which could reasonably be expected to cause a Material Adverse Change;

(c)      comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change;

(d)      if required by applicable law, pay and discharge or cause to be paid and discharged, all sales, use, rental and personal property or similar taxes and fees (excluding any taxes on Lender’s net income) which arise and are due prior to each Advance in connection with the Collateral;

(e)      assist Lender in obtaining and filing UCC-1 financing statements against the Collateral and Account Control Agreements to the extent that Lender deems such action necessary or desirable;

(f)       deliver the following to Lender:

(i)       as soon as available, but no later than thirty (30) days after the last day of each month:

(A) a copy of Borrower’s unaudited financial statements pertaining to the results of operations for the month then ended and certified as true and correct by Borrower’s chief operating officer or chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement, prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(B) an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement;

(C) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(D) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 4.2(j) hereof;

(E) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00); and

(F) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate in any calendar year;

(ii)       within forty-five (45) days after the end of each fiscal quarter:

(A) a copy of Borrower’s unaudited financial statements pertaining to the results of operations for the fiscal quarter then ended and certified as true and correct by Borrower’s chief operating officer or chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement, prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(B) a copy of the SBA Quarterly Worksheet pertaining to the results of operations for the fiscal quarter then ended and certified as true and correct by Borrower’s chief operating officer or chief financial officer;

(C) copies of Borrower’s bank statements for all deposit accounts;

(D) a copy of Borrower’s capitalization table, as of the last day of the fiscal quarter then ended;

(E) forward looking financial projections, prepared on a quarterly basis, and covering a time period of no less than four (4) quarters;

(iii)       within one hundred twenty (120) days following the end of each fiscal year:

(A) a list of the fixed assets of Borrower as of the date of the end of such fiscal year;

(B) a copy of Borrower’s annual, audited financial statements consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and presenting fairly Borrower’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct by Borrower’s chief financial officer, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion;

(iv)       concurrently with the delivery of any item in Sections 4.2(f)(i), (ii) or (iii), a duly completed Compliance Certificate signed by a Responsible Officer;

(v)        as requested by Lender, have Borrower’s chief financial or chief operating officer participate in monthly management update calls with Lender to discuss such information about the operations and financial condition of the business of the Borrower as Lender shall reasonably inquire into, at such times reasonably scheduled by Lender; and

(vi)       deliver such other financial information as Lender shall reasonably request from time-to-time.

(g)     deliver to Lender as soon as available, but in any event no later than [30 days] prior to each fiscal year, board certified annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, in form and substance reasonably satisfactory to Lender;

(h)     deliver to Lender from and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the consolidated financial statements of Borrower filed with such Form 10-Q; provided that to the extent the foregoing documents are included in materials otherwise filed with the Securities and Exchange Commission, such documents shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website;

(i)       deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and (B) immediately upon receipt of written notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000);

(j)       deliver the following to Lender: (i) as of the date of each Compliance Certificate, a list of all Intellectual Property owned or licensed to Borrower and a list of items within the definition of Collateral hereunder since the date of the last Compliance Certificate in such form as reasonably required by Lender; (ii) promptly after the same are sent by Lender, copies of any statements, reports, or correspondence required to be delivered to any other lender; (iii) promptly upon receipt of the same, copies of all notices, requests and other documents received by any other party pursuant any other material contract, instrument, indenture regarding or relating to any breach or default alleged by or against any party thereto or any other event that could materially impair the value of the interests or rights of Lender or could otherwise be reasonably expected to cause a Materially Adverse Change; and (iv) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower as Lender may from time to time reasonably request;

(k)      make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower); provided further that Borrower shall not change its respective jurisdiction of residence for taxation purposes, without the prior written consent of Lender;

(l)       make or cause to be made all filings in respect of, and pay or cause to be paid when due, all taxes, assessments, fines, fees and other liabilities (including all taxes and other claims in respect of the Collateral) unless being contested in good faith and for which Borrower maintains adequate reserves;

(m)    perform all of Borrower’s and each Subsidiary’s obligations imposed by applicable law, rule or regulation with respect to the Collateral;

(n)        as soon as possible, and in any event within two (2) Business Days after Borrower having obtained Knowledge of the occurrence of any Potential Event of Default, provide a written notice setting forth the details of such Potential Event of Default and the action, if any is permitted, which is proposed to be taken by Borrower with respect thereto;

(o)        as soon as possible, and in any event, no later than three (3) business days after receipt, provide Lender with a copy of any notice of default, notice of termination or similar notice pertaining to a lease of real property where any Collateral is located.

(p)        from time to time execute and deliver such further documents and do such further acts and things as Lender may reasonably request in order to fully effect the purposes of this Agreement and to protect Lender’s security interest in the Collateral, and Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower;

(q)       keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Lender may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Lender. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing Lender, as additional insured. Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 4.2(p) or to pay any amount or furnish any required proof of payment to third persons, Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 4.2(p), and take any action under the policies Lender deems prudent;

(r)         during all times any amounts remain due from Borrower to Lender under this Agreement or Borrower has any Obligations under the Loan Documents, (i) preserve, renew and maintain in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal course of business; (ii) perform and observe all the terms and provisions of any material contract, instrument, or indenture to be performed or observed by it, maintain each such contract, instrument, or indenture in full force and effect, and enforce such rights under any material contract instrument, or indenture, unless the failure to do so could not be reasonably expected to cause a Material Adverse Change; (iii) keep proper books and records and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of any governmental or regulatory authorities shall be made of all dealings and transactions and assets in relations to its business and activities; and (iv) permit Lender to visit and inspect any of its assets and properties and examine and make abstracts from any of its books and records at any time with or without prior written notice and as often as may be reasonably desired at any time during an Event of Default or upon prior written notice at reasonable times when no Event of Default is continuing up to two (2) times per year, and to discuss its business operations, properties and financial and other conditions with its officers and employees and accountants;

(s)        make available to the Lender, without expense to the Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that the Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Lender with respect to any Collateral or relating to Borrower; and

(t)        cooperate with Lender in fulfilling the requirements for compliance under the Small Business Investment Company (“SBIC”) program, which includes providing Small Business Administration (“SBA”) specific information as requested from time to time by the SBA via Lender; Borrower acknowledges that Lender is a SBIC as organized under the Small Business Investment Company Act of 1958; Addendum 1 to this Agreement outlines various responsibilities of Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement..

4.3           Negative Covenants of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent, which may be conditioned or withheld in its sole discretion:

(a)        change its name, jurisdiction of incorporation, chief executive office, or principal place of business without thirty (30) days’ prior written notice to Lender;

(b)       (i) create, incur, assume, or permit to exist any lien or security interest on any Property or Collateral now or hereafter acquired by Borrower or any Subsidiary or on any income or rights in respect of any thereof, (including sale of any accounts) except liens and security interests created pursuant to this Agreement or Permitted Liens or (ii) or enter into any agreement with any Person other than Lender [or Senior Lender] not to grant a security interest in. or otherwise encumber, any of its property, or permit any Subsidiary to do so;

(c)       (i) merge into or consolidate with any other entity, or permit any other entity to merge or consolidate with Borrower or any Subsidiary, (ii) liquidate or dissolve, (iii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person or (iv) engage in any business other than the business of the type conducted by Borrower on the date hereof and business reasonably related thereto;

(d)       dispose of any of its Property, whether now owned or hereafter acquired except: (i) the sale of disposition of any machinery and equipment no longer useful in its business; (ii) disposition of any obsolete or worn-out Property in the ordinary course of business; (iii) the sale of inventory in the ordinary course of business;

(e)       amend, supplement or otherwise modify (pursuant to waiver or otherwise) its Organizational Documents or any material contract, instrument, or indenture, in any respect that would result in a Material Adverse Change;

(f)        move any Collateral from the Permitted Locations except in compliance with Section 3.3 above;

(g)       (i) pay any dividends or make any distributions, on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire, redeem, retire, defease or otherwise acquire, for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make, any distribution of Property, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that Borrower may (A) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (B) pay dividends solely in the form of common stock; (C) pay cash in lieu of fractional shares upon exercise or conversion of any option, warrant or other convertible security;

(h)        (i) engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, (ii) have a change in Borrower’s ownership equal to or greater than twenty-five percent (25%) other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or (iii) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days;

(i)         (i) enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower, or (ii) create a subsidiary without providing at least ten (10) Business Days advance notice thereof to Lender and any such subsidiary shall guaranty the Obligations and grant a security interest in its assets to secure such guaranty;

(j)        (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or otherwise agreed in writing by Lender), or (ii) amend, modify or otherwise change the terms of any Debt for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders, provided that Borrower may convert any such notes into Borrower’s Equity Securities or repay or otherwise satisfy such notes by the issuance of Borrower’s Equity Securities;

(k)        create, incur, assume or permit to exist any Debt except Permitted Debt; provided however, notwithstanding any Debt that is permitted under the definition of Permitted Debt, Borrower shall not create, incur, assume to exist any Debt involving the sale or financing of its accounts receivables or any Debt secured or supported by its accounts receivables without the prior written consent of Lender;

(l)        make, or permit any Subsidiary to make, any Investment except for Permitted Investments;

(m)        (i) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change;

(n)        (x) directly or indirectly, enter into any documents, instruments, agreements or contracts with any Blocked Person or (y) directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Lender hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(o)        (i) maintain any deposit account or securities account except accounts with respect to which Lender is able to take such actions as Lender deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements or other agreements giving Lender “control” as defined under the UCC or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts [other than in favor of the lender providing Borrower with Debt permitted under subsection (d) of the definition of Permitted Debt;]

Article 5

[RESERVED]

Article 6

BORROWER’S INDEMNITY

6.1           Indemnity By Borrower. Borrower covenants and agrees, at its sole cost and expense and without limiting any other rights which Lender has hereunder, to indemnify, protect and save Lender and its directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against and from any and all claims, damages, losses, liabilities, obligations, demands, defenses, judgments, costs, disbursements or Lenders’ Expenses of any kind or of any nature whatsoever which may be imposed upon, incurred by or asserted or awarded against Lender and related to or arising from the following, unless such claim, loss or damage shall be based upon the gross negligence or willful misconduct of Lender:

(a)        the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses);

(b)        any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds;

(c)        any breach by Borrower of the representations, warranties, covenants, or other obligations or agreements made by Borrower in this Agreement or in any agreement related hereto or thereto;

(d)        the violation by Borrower of any state or federal law, rule or regulation;

(e)        a material misrepresentation made by Borrower to Lender; and

(f) any governmental fees, charges, taxes or penalties levied or imposed in respect to any Collateral.

6.2           Defense of Claims. Borrower agrees to pay all amounts due under this Article 6 promptly on notice thereof from Lender. To the extent that Borrower may make or provide, to Lender’s satisfaction, for payment of all amounts due under this Article 6, Borrower shall be subrogated to Lender’s rights with respect to such events or conditions. So long as no Event of Default has occurred and is continuing, Borrower may defend any claims with counsel of its own choosing reasonably acceptable to Lender, provided if the claim creates a significant exposure for Lender in its sole judgment, or attempts to establish legal principle adverse to Lender, Lender shall select the defense counsel. Borrower may settle any claims against Lender, provided such settlement includes a complete release of Lender from any claims at no cost to Lender.

6.3          Survival. All of the indemnities and agreements contained in this Article 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement, the full payment of any Loans or Borrower’s performance of all Obligations.

Article 7

DEFAULT

7.1           Lender’s Rights on Default. If an Event of Default occurs, Lender shall be entitled to:

(i)        declare the unpaid balance of the Loans and this Agreement immediately due and payable, whether then due or thereafter arising;

(ii)        modify the terms and conditions upon which Lender may be willing to consider making Loans hereunder or immediately and automatically terminate any further obligations to make Loans under this Agreement;

(iii)        require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral or any part thereof, as directed by Lender and make it available to Lender at a place and time to be designated by Lender, for cash, on credit or for future delivery, and upon such other terms as the Lender deems commercially reasonable;

(iv)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 7.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;

(v)        without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any place designated by Lender;

(vi)        occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Borrower in respect of such occupation;

(vii)        commence and prosecute any bankruptcy, insolvency or other similar proceeding or consent to Borrower commencing any bankruptcy, insolvency or other similar proceeding;

(viii)        place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(ix)        exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the accounts receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to any deposit accounts, (C) exercise all other rights and remedies with respect to the accounts receivables and the other Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral; and

(x)        exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Lender shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(xi)        all payments received by Borrower in respect of the Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over the Lender in the same form as so received (with any necessary endorsement);

(xii)        the Lender may, without notice to Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it;

(xiii)        upon the written demand of the Lender, Borrower shall execute and deliver to the Lender a collateral assignment or assignments of any or all of Borrower’s Intellectual Property and such other documents and take such other actions as are necessary or appropriate to carry out the intent and purposes hereof;

(xiv)        if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 4.2 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lenders’ Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due;

(xv)        Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. The Obligations of Borrower to any Lender may be enforced by such Lender against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for any other party to be joined as an additional party in any proceeding to enforce such Obligations;

(xvi)        the proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including Lenders’ Expenses;

Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Sections 2.4, 2.5 or 2.6, if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3 ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same;

7.2           Lender shall have proceeded to enforce any right under this Agreement or any other of the Loan Documents by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

7.3          Rights Cumulative; W aivers. All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. Notwithstanding any foreclosure or sale of any item of Collateral by Lender as permitted under this Agreement, Borrower shall remain liable for any deficiency. All amounts realized by Lender in furtherance of its rights to sell or foreclose upon the Collateral shall first be applied to all costs of the action and all costs of enforcement or interpretation of this Agreement, including any court costs, legal or expert fees and filing fees, then to any outstanding interest or penalties payable under this Agreement, then to repayment of principal of all Loans.

Article 8

MISCELLANEOUS

8.1           Costs and Expenses. Borrower will pay all Lenders’ Expenses on demand.

8.2          Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact with full power of substitution, for Borrower and any of its Subsidiary’s and in Borrower’s or any of its Subsidiary’s name to do, at Lender’s option and at Borrower’s expense upon the occurrence and during the continuance of an Event of Default, to (a) ask, demand, collect (including, but not limited to the execution, in Borrower’s or any Subsidiary’s name, of notification letters), sue for, compound and give acquittance for any and all payments assigned hereunder and to endorse, in writing or by stamp, Borrower’s name or otherwise on all checks for any monies in respect of the Collateral; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any account or drafts against Account Debtors; (c) settle and adjust disputes and claims about any accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the UCC or any applicable law permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is under no further obligation to make extend Term Loans hereunder. Lender’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lender’s obligation to provide Term Loans terminates.

8.3           Survival. All representations, warranties and indemnities contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the payment of the Loans, (iv) the performance of all Obligations, and (v) termination of this Agreement.

8.4           Assignments. Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective representatives, successors and assigns. Lender may assign this Agreement and the Notes (if any) in whole or in part or sell participations therein without notice to Borrower or Borrower’s consent. Notwithstanding the foregoing, Borrower may not assign, transfer or otherwise convey this Agreement, in whole or in part, without Lenders’ prior written consent.

8.5           No Brokers. Borrower represents to Lender that no brokers or advisors have been or will be retained in connection with the transactions contemplated herein.

8.6           Notice. All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by overnight courier, certified U.S. mail, postage prepaid, or by fax, and shall be deemed received within five (5) Business Days from the date of posting if sent by mail, one Business Day after delivery thereto if sent by overnight courier service, or on the day of transmission if sent by fax with a confirmation receipt obtained, or if such day is not a Business Day, then on the following Business Day. All such notices, consents, requests, instructions, approvals and communications shall be sent to a party at the address set forth for such party on the first page hereof, or to such other address as such party may designate in writing.

8.7           Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF SUCH STATE). IN THE EVENT THAT LENDER INITIATES AGAINST BORROWER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF CALIFORNIA. IN THE EVENT THAT BORROWER INITIATES AGAINST LENDER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF CALIFORNIA. EACH PARTY EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO ITS LAST KNOWN ADDRESS WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN FIVE (5) DAYS AFTER THE DATE OF MAILING THEREOF. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT THE STATE OF CALIFORNIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE AS WELL AS ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY EITHER PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION BY SUCH PARTY TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

8.8           Other Documents. Borrower shall execute such other documents and shall otherwise cooperate with Lender as Lender reasonably requires to effectuate the transactions contemplated hereby.

8.9           Severability. If any part of this Agreement shall be contrary to any law which a party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

8.10           Entirety; Amendments. This Agreement and the Exhibits referred to herein constitute the entire agreement between Lender and Borrower as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Agreement. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.

8.11           Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BY THE PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, TRANSACTION CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS AND MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

Publicity. Lender will have the right to make a public announcement and include on its website, social media sites, and other marketing materials information related to this transaction.

8.13           Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower or any Subsidiary is liable.

8.14           Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

8.15           Right of Set Off. Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lenders or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

LENDER:

TRINITY CAPITAL FUND III, L. P.,

a Delaware limited partnership

By: TRINITY SBIC PARTNERS III, LLC,

a Delaware limited liability company

Its: General Partner

By: TRINITY SBIC MANAGEMENT, LLC,

a Delaware limited liability company

Its: Manager

By:	/s/ Steven L. Brown

Name: Steven L. Brown

Its: Managing Member

BORROWER:

                                        , INC.

By:
Name:
Its:

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

ADDENDUM 1 TO LOAN AND SECURITY AGREEMENT

a)	Borrower’s Business. For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Lender as of the Closing Date and covenants to Lender for a period of one year after the Closing Date with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

1.	Size Status. Borrower’s primary NAICS code is 336111 and has less than 300 employees in the aggregate;

2.	No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.	No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.	No Real Estate Business. Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.	No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business's financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.	No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States of America. The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

b)	Small Business Administration Documentation. Lender acknowledge that Borrower completed, executed and delivered to Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Lender regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”). Borrower represents and warrants to Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete.

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c)	Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Lender or their representative, at Lender’s expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Lender or the SBA.

d)	Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Lender, Borrower will deliver to Lender a written assessment of the economic impact of Lender’s investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468. Lender will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Lender such other information regarding the business, affairs and condition of Borrower as Lender may from time to time reasonably request.

e)	Use of Proceeds. Borrower will use the proceeds from the Loan only for purposes set forth in the Use of Proceeds Statement. Borrower will deliver to Lender from time to time promptly following Lender’s request, a written report, certified as correct by Borrower's Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to its use of proceeds and will permit Lender and the SBA to have access to any and all Borrower records and information and personnel as Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in the Use of Proceeds Statement.

f)	Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of Lender, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

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g)	Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lender is entitled to a redemption of its Warrant, such redemption (in the case of Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, Lender delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the preferred shares to lose its classification as an “equity security” and Lender has determined that such classification is unadvisable), the amount Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining the Warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to Borrower's earnings plus any costs and expenses of the Lender incurred in making or maintaining the Warrant; provided, however, that the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

h)	Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) that Lender and its affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Lender. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Lender, and any governmental regulatory agency, and (ii) upon request of Lender, Borrower will cooperate and assist with any assignment of the financing agreements.

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EXHIBIT A

FORM OF PROMISSORY NOTE

$[ ]	[ ], 201[_]

FOR VALUE RECEIVED, [BORROWER], a [Delaware corporation] (the “Maker”), having an office at [                                     ], hereby promises to pay to the order of TRINITY CAPITAL FUND III, L. P., a Delaware limited partnership (the “Payee”), at 3075 W. Ray Road, Suite 525, Chandler, AZ 85226, or at such other place as the holder may, from time to time, designate, the sum of

$[                        ] or such other principal amount as Payee has advanced to Maker, together with interest at a rate set forth in the Loan Agreement.

This Note is issued pursuant to a certain Loan and Security Agreement between Maker and Payee dated as of [                         ], 201[_] (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) and is subject to all of the terms thereof. All defined terms used herein shall have the meanings ascribed to them in the Loan Agreement.

This Note is secured by the Collateral described in the Loan Agreement. This Note is cross- defaulted with all other Notes issued by Maker pursuant to the Loan Agreement.

The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

This Note may not be changed, modified or terminated orally, except only by an agreement in writing, signed by the party to be charged. The Maker hereby authorizes the Payee to complete this Note and any particulars relating thereto according to the terms of the indebtedness evidenced hereby.

This Note shall be governed by and construed in accordance with the laws of the State of California. The Maker hereby irrevocably consents to the jurisdiction of any state or federal court located in the State of California with respect to any action brought in respect of this Note.

Maker hereby WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and to interpose permissive counterclaims and cross claims by any such actions. Maker further agrees to pay to holder the costs and expenses of enforcement and collection of this Note, including attorneys’ fees and expenses and court costs.

This Note shall be binding upon the successors, assigns and legal representatives of the Maker and inure to the benefit of the Payee, any holder and their successors, endorsees, assigns and legal representatives.

[BORROWER]

By:

Its:

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EXHIBIT B

AMORTIZATION SCHEDULE

B-1

EXHIBIT C

SECRETARY’S CERTIFICATE

WITH RESPECT TO RESOLUTIONS

BORROWER:	[ ]	DATE: [ ], 201[_]
LENDER:	Trinity Capital Fund III, L. P., as Lender

I hereby certify as follows, as of the date set forth above:

1.           I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.           Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of [Delaware].

3.           Attached hereto as Annex I and Annex II, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.           The following resolutions were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

C-1

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Pay Fees. Pay fees under the Loan Agreement or any other Loan Document.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

C-2

5.       The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                         of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

[print title]

By:

Name:

Title:

[SIGNATURE PAGE TO SECRETARY’S CERTIFICATE WITH RESPECT TO RESOLUTIONS]

ANNEX I

Certificate of Incorporation (including amendments)

[see attached]

ANNEX II

Bylaws

[see attached]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

TO:              Trinity Capital Fund III, L. P., as Lender

FROM:        [              ]

The undersigned authorized officer (“Officer”) of [               ] (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of [               ], by and among Borrower and Lender (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)        Borrower is in complete compliance for the period ending _________________________ with all required covenants except as noted below;

(b)       There are no Potential Events of Default or Events of Default, except as noted below;

(c)        Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d)       Borrower and each Subsidiary has filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority. No tax liens have been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

(e)       No liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with generally accepted accounting principles applied on a consistent basis from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual		Complies

1)	Monthly financial statements	If requested by Lender, monthly within 30 days		Yes	No	N/A

2)	Quarterly financial statements	Within 45 days of quarter end		Yes	No	N/A

3)	Annual (CPA Audited) statements	Within 120 days after FYE		Yes	No	N/A

4)	Annual Financial Projections	Annually (no later than [30 days] prior to each fiscal year) & quarterly within 45 days of quarter end		Yes	No	N/A

5)	8-K, 10-K and 10-Q Filings	At time of filing		Yes	No	N/A

6)	Compliance Certificate	Concurrently with items 1), 2), and 3) above		Yes	No	N/A

7)	IP Report	Concurrently with Compliance Certificate		Yes	No	N/A

8)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$_________	Yes	No	N/A

9)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$_________	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

Financial Covenants

                 [                     ]

Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending material claims or causes of action against Borrower?	Yes	No

4)	Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Lender with all notices required to be delivered under Sections 3.2, 3.7, 3.8(c), 4.2 and 4.3 of the Loan Agreement?	Yes	No
7)	Have there been any material updates to the contents of the Perfection Certificate last delivered? If yes, please explain.	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

[ ]

By:
Name:
Title:

Date:

LENDER USE ONLY

Received by:__________________________			Date:___________

Verified by:___________________________			Date:___________

Compliance Status:	Yes	No

EXHIBIT E

Loan Payment Request Form

Fax To:	Date:

LOAN PAYMENT:
[BORROWER’S NAME]

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

E-1

TRINITY CAPITAL FUND IV, L.P.

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this "Agreement") is made as of                                               , 20__, between TRINITY CAPITAL FUND IV, L.P., a Delaware limited partnership ("Lessor") and                                                   ("Lessee").

Lessee desires to lease from Lessor the equipment and other property (the "Equipment") described in each Equipment Schedule executed pursuant to this Lease (each, a "Schedule”) incorporating by reference the terms and conditions of this Lease. Each Schedule identified as being part of this Agreement incorporates the terms of this Agreement and constitutes a separate lease agreement and is referred to herein as the “Lease.” Certain definitions and construction of certain of the terms used in this Lease are provided in Section 19 hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Lease agree as follows:

1.    AGREEMENT TO LEASE; TERM. This Agreement is effective as of the date specified above. By entering into a Schedule, Lessor leases the Equipment described therein to Lessee, and Lessee leases such Equipment from Lessor, in each case, subject to the terms and conditions in this Lease, each Schedule, each Security Agreement and all of the other documents and agreements executed in connection herewith (collectively, the "Lease Documents"). Each Schedule, incorporating the terms and conditions of this Lease, will constitute a separate instrument of lease. The term of lease with respect to each item of Equipment leased under a Schedule shall commence on the date of execution of such Schedule and accompanying Security Agreement and continue for the term provided in that Schedule. The monthly rent factor with respect to each Schedule will be fixed on the commencement date for such Schedule, which will be determined by Lessor indexing the Prime Lending Rate as reported in the Wall Street Journal on the first day of the month in which a Schedule is executed against [3.50%] (which was the Prime Lending Rate at the time the monthly rent factors described above were set). With respect to any new Schedule executed by Lessee from or after the date of the increase in the Prime Lending Rate, the monthly rent factors described above will be increased by the increase in the implied interest rate underlying such monthly rent factor to the extent of any increase in the Prime Lending Rate. By way of example only, if the Prime Lending Rate is 4.25% on the date of execution of a Schedule, the implied lending rate will be increased by one percentage point and the monthly rent factors will be adjusted accordingly. Any drop in the Prime Lending Rate shall not cause a corresponding drop in the monthly rent factors from those described above. This Lease is not cancellable or terminable by Lessee for the term set forth in each Schedule.

2.    RENT. Lessee shall pay Lessor (a) the rental installments ("Basic Rent") as and when specified in each Schedule, without demand, and (b) all of the other amounts payable in accordance with this Lease, such Schedule and/or any of the other Lease Documents ("Other Payments", and together with the Basic Rent, collectively, the "Rent"). Upon Lessee's execution thereof, the related Schedule shall constitute a non-cancelable net lease, and Lessee's obligation to pay Rent, and otherwise to perform its obligations under or with respect to such Schedule and all of the other Lease Documents, are and shall be absolute and unconditional and shall not be affected by any circumstances whatsoever, including any right of setoff, counterclaim, recoupment, deduction, defense or other right which Lessee may have against Lessor, the manufacturer or vendor of the Equipment (the "Suppliers"), or anyone else, for any reason whatsoever (each, an "Abatement"). Lessee agrees that all Rent shall be paid in accordance with Lessor's or Assignee's written direction. Time is of the essence. If any Rent is not paid within five (5) days of the due date, Lessor may collect, and Lessee agrees to pay a late charge (accruing at the "Late Charge Rate" specified in the related Schedule) with respect to the amount in arrears for the period such amount remains unpaid (the "Late Charge"). The assessment of a Late Charge shall be in addition to, and not in lieu of, Lessor’s imposition of a default rate (accruing at the "Default Rate" specified in the related Schedule) with respect to the unpaid and accelerated balance due hereunder.

LEASE AGREEMENT

3.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LESSEE. Lessee represents, warrants and agrees that, as of the effective date of this Lease and of each Schedule: (a) Lessee has the form of business organization indicated, and is and will remain duly organized and existing in good standing under the laws of the state specified, under Lessee's signature and is duly qualified to do business wherever necessary to perform its obligations under the Lease Documents, including each jurisdiction in which the Equipment is or will be located. Lessee's legal name is as shown in the preamble of this Lease; and Lessee's Federal Employer Identification Number and organizational number are as set forth under Lessee's signature. Within the previous six (6) years, Lessee has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed to Lessor in writing. (b) The Lease Documents have been duly authorized by all necessary action consistent with Lessee's form of organization, do not require the approval of, or giving notice to, any governmental authority, do not contravene or constitute a default under any applicable law, Lessee's organizational documents, or any agreement, indenture, or other instrument to which Lessee is a party or by which it may be bound, and constitute legal, valid and binding obligations of Lessee enforceable against Lessee, in accordance with the terms thereof. (c) There are no pending actions or proceedings to which Lessee is a party, and there are no other pending or threatened actions or proceedings of which Lessee has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean (i) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Lessee, or (ii) a material impairment of the ability of Lessee to perform its obligations under or remain in compliance with such Schedule or any of the other Lease Documents. Further, Lessee is not in default under any financial or other material agreement that, either individually, or in the aggregate, would have the same such effect. (d) All of the Equipment covered by such Schedule is located solely in the jurisdiction(s) specified in such Schedule. (e) Under the applicable laws of each such jurisdiction, such Equipment consists (and shall continue to consist) solely of personal property and not fixtures. Such Equipment is removable from and is not essential to the premises at which it is located. (f) The financial statements of Lessee (copies of which have been furnished to Lessor) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present Lessee's financial condition and the results of its operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no material adverse change in such conditions or operations. (g) With respect to any Collateral, Lessee has good title to, rights in, and/or power to transfer all of the same. (h) No Supplier is an affiliate of Lessee. (i) The Supply Contract (as such term is hereinafter defined) represents an arms' length transaction and the purchase price for the Equipment specified therein is the amount obtainable in an arms' length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell. Lessee further waives any and all rights and remedies conferred by UCC 2A-508 through 2A-522, including, but not limited to, Lessee's right to (1) cancel or repudiate the Lease; (2) reject or revoke acceptance of the Equipment; (3) deduct from rental payments all or any part of any claimed damages resulting from Lessor's default under the Lease; (4) recover from Lessor any general, special, incidental, or consequential damages, for any reason whatsoever. Lessee further waives any and all rights, now or hereafter conferred by statute or otherwise, that may require Lessor to sell, re-lease, or otherwise use or dispose of the Equipment in mitigation of Lessor's damages or that may otherwise limit or modify any of Lessor's rights or remedies hereunder.

4.    FURTHER ASSURANCES AND OTHER COVENANTS. Lessee agrees as follows: (a) Lessee will furnish Lessor with (1) Lessee's balance sheet, statement of income and statement of retained earnings, prepared in accordance with GAAP, certified by a recognized public accounting firm acceptable to Lessor, within one hundred eighty (180) days of the close of each fiscal year of Lessee, (2) Lessee’s monthly financial report certified by the chief financial officer of Lessee, within thirty (30) days of the close of each fiscal month of Lessee, which will be in accordance with GAAP (except that the unaudited financial statements may not contain all footnotes required by GAAP), (3) all of Lessee’s Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission (“SEC”) as and when filed (by furnishing these SEC forms, which forms may be furnished electronically and if so furnished, shall be deemed to have been furnished on the date on which Lessee posts such forms, or provides a link thereto, on Lessee’s website on the internet at Lessee’s website address and provides Lessor written notice of such posting), (4) a complete and accurate listing of all Equipment which includes its then current location within thirty (30) days of request by Lessor, and (5) a list of Lessee’s fixed assets within thirty (30) days of the end of each fiscal quarter of Lessee. (b) Lessee shall obtain and deliver to Lessor and/or promptly execute or otherwise authenticate any documents, filings, waivers (including any landlord and mortgagee waivers), releases and other records, and will take such further action as Lessor may reasonably request in furtherance of Lessor's rights under any of the Lease Documents. Lessee irrevocably authorizes Lessor to file UCC financing statements ("UCCs"), and other filings with respect to the Equipment or any Collateral. Without Lessor's prior written consent, Lessee agrees not to file any corrective or termination statements or partial releases with respect to any UCCs filed by Lessor pursuant to this Lease. (c) Lessee shall provide written notice to Lessor within thirty (30) days prior to any change in Lessee's name or jurisdiction or form of organization, promptly upon the occurrence of any Event of Default (as defined in Section 15) or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default (a "Default") and/or promptly upon Lessee becoming aware of any alleged violation of applicable law relating to the Equipment or this Lease. (d) LESSEE acknowledges that LESSOR is a SMALL BUSINESS INVESTMENT COMPANY as organized under the SMALL BUSINESS INVESTMENT COMPANY ACT of 1958. LESSEE agrees to cooperate with LESSOR in fulfilling the requirements for compliance under the SBIC program, which includes providing SBA-specific information as requested from time to time by the SBA via LESSOR.

LEASE AGREEMENT

5.    CONDITIONS PRECEDENT. Lessor's agreement to purchase and lease any Equipment under a Schedule, is conditioned upon Lessor's determination that all of the following have been satisfied: (a) Lessor having received the following, in form and substance reasonably satisfactory to Lessor: (1) evidence as to due compliance with the insurance provisions of Section 11; (2) lien searches in the jurisdiction of Lessee's organization, and wherever else Lessor deems appropriate; (3) UCCs, real property waivers and all other filings required by Lessor; (4) a certificate of an appropriate Officer of Lessee certifying: (A) resolutions duly authorizing the transactions contemplated in the applicable Lease Documents, and (B) the incumbency and signature of the officers of Lessee authorized to execute such documents; (5) an opinion of counsel for Lessee in form and substance satisfactory to Lessor; (6) duly executed copies of the applicable Schedule, and counterpart originals of all other Lease Documents; (7) all purchase documents pertaining to the Equipment (collectively, the "Supply Contract"); (8) good standing certificates from the jurisdiction of Lessee's organization and the location of the Equipment, and evidence of Lessee's organizational number; (9) Lessor’s satisfaction, in Lessor’s sole discretion, of the results of Lessor’s due diligence investigation, including, without limitation, review of the financial statements of Lessee dated no more than ninety (90) days prior to the release of any draw, and; (10) such other documents, agreements, instruments, certificates, opinions, and assurances, as Lessor reasonably may require. (b) All representations and warranties provided by Lessee in favor of Lessor in any of the Lease Documents shall be true and correct on the effective date of the related Schedule (Lessee's execution and delivery of the Schedule shall constitute Lessee's acknowledgment of the same). (c) There shall be no Default or Event of Default under the Schedule or any other Lease Documents. The Equipment shall have been delivered to and accepted by Lessee, as evidenced by the Schedule, and shall be in the condition and repair required hereby; and on the effective date of such Schedule Lessor shall have received good title to the Equipment described therein, free and clear of any claims, liens, attachments, rights of others and legal processes ("Liens").

6.    ACCEPTANCE UNDER LEASE. Lessor hereby appoints Lessee as Lessor's agent for the sole purpose of accepting delivery of the Equipment from the applicable Supplier. Upon delivery, Lessee shall inspect and, if conforming to the condition required by the applicable Supply Contract, accept the Equipment and execute and deliver to Lessor a Schedule describing such Equipment. The Schedule will evidence Lessee's unconditional and irrevocable acceptance under the Schedule of the Equipment described therein. However, if Lessee fails to accept delivery of any item of the Equipment, or accepts such Equipment but fails to satisfy any or all of the other conditions set forth in Section 5, Lessor shall have no obligation to purchase or lease such Equipment. In such event, Lessor's rights shall include, among other things, the right to demand that Lessee (a) fully assume all obligations as purchaser of the Equipment, with the effect of causing Lessor to be released from any liability relating thereto, (b) immediately remit to Lessor an amount sufficient to reimburse it for all advance payments, costs, taxes or other charges paid or incurred with respect to the Equipment (including any of such amounts paid by Lessor to any Supplier under the Supply Contract or as a reimbursement to Lessee), together with interest at the Late Charge Rate accruing from the date or dates such amounts were paid by Lessor until indefeasibly repaid by Lessee in full, and (c) take all other actions necessary to accomplish such assumption.

LEASE AGREEMENT

7.    USE AND MAINTENANCE. (a) Lessee shall (1) use the Equipment solely in the continental United States and in the conduct of it business, for the purpose for which the Equipment was designed, in a careful and proper manner, and shall not permanently discontinue use of the Equipment; (2) operate, maintain, service and repair the Equipment, and maintain all records and other materials relating thereto, (A) in accordance and consistent with (i) the applicable Supplier's recommendations and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by any Supplier or service provider, (ii) the requirements of all applicable insurance policies, (iii) the Supply Contract, so as to preserve all of Lessee's and Lessor's rights thereunder, including all rights to any warranties, indemnities or other rights or remedies, (iv) all applicable laws, and (v) the prudent practice of other similar companies in the same business as Lessee, but in any event, to no lesser standard than that employed by Lessee for comparable equipment owned by or leased by it; and (B) without limiting the foregoing, so as to cause the Equipment to be in good repair and operating condition and in at least the same condition as when delivered to Lessee hereunder, except for ordinary wear and tear resulting despite Lessee's full compliance with the terms hereof; (3) provide written notice to Lessor not less than thirty (30) days after any change of the location of any Equipment (or the location of the principal garage of any Equipment, to the extent that such Equipment is mobile equipment) as specified in the Schedule; and (4) not attach or incorporate the Equipment to or in any other property in such a manner that the Equipment may be deemed to have become an accession to or a part of such other property; (5) not allow any Hazardous Material (as hereafter defined) to be used, generated, released, stored, disposed of or transported in, on or around the Equipment. (b) Within a reasonable time, Lessee will replace any parts of the Equipment which become worn out, lost, destroyed, or damaged beyond repair or otherwise unfit for use, by new or reconditioned replacement parts which are free and clear of all Liens and have a value, utility and remaining useful life at least equal to the parts replaced (assuming that they were in the condition required by this Lease). Any modification or addition to the Equipment that is required by this Lease shall be made by Lessee. Title to all such parts, modifications and additions to the Equipment immediately shall vest in Lessor, without any further action by Lessor or any other person, and they shall be deemed incorporated in the Equipment for all purposes of the related Schedule. Unless replaced in accordance with this Section, Lessee shall not remove any parts originally or from time to time attached to the Equipment, if such parts are essential to the operation of the Equipment, are required by any other provision of this Lease or cannot be detached from the Equipment without materially interfering with the operation of the Equipment or adversely affecting the value, utility and remaining useful life which the Equipment would have had without the addition of such parts. Except as permitted in this Section, Lessee shall not make any material alterations to the Equipment. (c) Upon forty-eight (48) hours' notice, Lessee shall afford Lessor and/or its designated representatives access to the premises where the Equipment is located for the purpose of inspecting such Equipment and all applicable maintenance or other records relating thereto at any reasonable time during normal business hours; provided, however, if a Default or Event of Default shall have occurred and then be continuing, no notice of any inspection by Lessor shall be required. If any discrepancies are found as they pertain to the general condition of the Equipment, Lessor will communicate these discrepancies to Lessee in writing. Lessee shall then have thirty (30) days to rectify these discrepancies at its sole expense. Lessee shall pay all expenses of re-inspection by Lessor's appointed representative, if corrective measures were required.

8.    DISCLAIMER; QUIET ENJOYMENT. THE EQUIPMENT IS LEASED HEREUNDER "AS IS, WHERE IS". LESSOR IS NOT A SUPPLIER, AND LESSOR SHALL NOT BE DEEMED TO HAVE MADE, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE EQUIPMENT, INCLUDING ANY PART, OR ANY MATTER WHATSOEVER, INCLUDING, AS TO EACH ITEM OF EQUIPMENT, ITS DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, ABSENCE OF ANY PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE BY LESSEE), COMPLIANCE OF SUCH ITEM WITH ANY APPLICABLE LAW, CONFORMITY OF SUCH ITEM TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE DOCUMENT OR TO THE DESCRIPTION SET FORTH IN THE RELATED SCHEDULE OR ANY OF THE OTHER LEASE DOCUMENTS, OR ANY INTERFERENCE OR INFRINGEMENT (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8(b)), OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, NOR SHALL LESSOR BE LIABLE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR STRICT OR ABSOLUTE LIABILITY IN TORT; AND LESSEE HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY OF THE FOREGOING. Lessee has selected the Equipment and represents to Lessor that all of the Equipment is suitable for Lessee’s purposes. If Lessee has any claims regarding the Equipment or any other matter arising from Lessee’s relationship with any Supplier, Lessee must make them against such Supplier. Without limiting the foregoing, Lessor will not be responsible to Lessee or any other person with respect to, and Lessee agrees to bear sole responsibility for, any risk or other matter that is the subject of Lessor's disclaimer; and Lessor's agreement to enter into this Lease and any Schedule is in reliance upon the freedom from and complete negation of liability or responsibility for the matters so waived or disclaimed herein or covered by the indemnity in this Lease. So long as no Event of Default has occurred, Lessee may exercise Lessor's rights, if any, under any warranty with respect to the Equipment. Lessee's exercise of such rights shall be at its sole risk, shall not result in any prejudice to Lessor, and may be exercised only during the term of the related Schedule. Lessee shall not attempt to enforce any such warranty by legal proceeding without Lessor's prior written approval. This provision survives termination and/or expiration of the Lease.

9.    FEES AND TAXES. Lessee agrees to: (a) (1) if permitted by law, file in Lessee's own name or on Lessor's behalf, directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Equipment, and if not so permitted by law, to promptly notify Lessor and provide it with all information required in order for Lessor to timely file all such declarations, returns, inventories, or other documentation, and (2) pay on or before the date when due all such taxes assessed, billed or otherwise payable with respect to the Equipment directly to the appropriate taxing authorities; (b) (1) pay when due as requested by Lessor, and (2) defend and indemnify Lessor on a net after-tax basis against liability for all license and/or registration fees, assessments, and sales, use, property, excise, privilege, Federal Highway Use, value added and other taxes or other charges or fees now or hereafter imposed by any governmental body or agency upon the Equipment or with respect to the manufacture, shipment, purchase, ownership, delivery, installation, leasing, operation, possession, use, return, or other disposition thereof or the Rent hereunder (other than taxes on or measured solely by the net income of Lessor); and (c) indemnify Lessor against any penalties, charges, interest or costs imposed with respect to any items referred to in clauses (a) and (b) above (the items referred to as clauses (a), (b), and (c) above being referred to herein as "Impositions"). Any Impositions which are not paid when due and which are paid by Lessor shall, at Lessor's option, become immediately due from Lessee to Lessor.

LEASE AGREEMENT

10.    TITLE; GRANTING CLAUSE. (a) Lessee and Lessor intend that: (1) each Schedule, incorporating by reference the terms of this Lease, constitutes a true "lease" and a "finance lease" as such terms are defined in Article 2A of the Uniform Commercial Code and not a sale or retention of a security interest; and (2) Lessor is and shall remain the owner of each item of Equipment (unless sold by Lessor pursuant to any Lease Document), and Lessee shall not acquire any right, title or interest in or to such Equipment except the right to use it in accordance with the terms of the related Schedule. (b) In order to secure the prompt payment of the Rent and all of the other amounts from time to time outstanding with respect hereto and to each Schedule, and the performance and observance by Lessee of all of the provisions hereof and thereof and of all of the other Lease Documents, Lessee hereby agrees to execute a security agreement in favor of Lessor in the form of Exhibit [  ] in conjunction with the execution of each Schedule (individually and collectively, and as each may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) [NTD: To discuss mechanics of security agreement(s) and most efficient way to update scope of collateral and UCC filings.] and collaterally assigns, grants, and conveys to Lessor, a security interest in and lien on all of Lessee's right, title and interest in and to all of the following (whether now existing or hereafter created, and including any other collateral described on any rider hereto; the "Collateral"): (1) the Equipment described in such Schedule or otherwise covered thereby (including all inventory, fixtures or other property comprising the Equipment), together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by a Supplier; (2) all subleases, chattel paper, accounts, security deposits, and general intangibles relating thereto, and any and all substitutions, replacements or exchanges for any such item of Equipment or other collateral, in each such case in which Lessee shall from time to time acquire an interest; (3) any and all insurance and/or other proceeds of the property and other collateral in and against which a security interest is granted under the Lease Documents; and (4) collectively, all “Collateral” as defined in each Security Agreement. The collateral assignment, security interest and lien granted in the Lease Documents shall survive the termination, cancellation or expiration of each Schedule until such time as Lessee's obligations thereunder and under the other Lease Documents are fully and indefeasibly discharged. (c) If contrary to the parties' intentions a court determines that any Schedule is not a true "lease", the parties agree that in such event Lessee agrees that: (1) with respect to the Equipment, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of a Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC; and (2) any obligation to pay Basic Rent or any Other Payment, to the extent constituting the payment of interest, shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Lessor in calculating such amounts. Lessee waives any and all written notices for demand, presentment, notice of intent to accelerate and acceleration otherwise applicable under any article of the UCC or other statutory provision.

11. INSURANCE. Upon acceptance under a Schedule, until the Equipment is returned to Lessor in accordance with this Lease, Lessee shall maintain all-risk insurance coverage with respect to the Equipment insuring against, among other things: (a) any casualty to the Equipment (or any portion thereof), including loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for not less than the full replacement value of the Equipment; and (b) any commercial liability arising in connection with the Equipment, including both bodily injury and property damage with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000); having a deductible reasonably satisfactory to Lessor. The required insurance policies (including endorsements) shall (i) be in form and amount reasonably satisfactory to Lessor, and written by insurers of recognized reputation and responsibility satisfactory to Lessor, (ii) be endorsed to name Lessor as an additional insured (but without responsibility for premiums), (iii) provide that any amount payable under the required casualty coverage shall be paid directly to Lessor as sole loss payee, (iv) provide for thirty (30) days' written notice by such insurer of cancellation, material change, or non-renewal, and (v) provide that in respect of the interests of Lessor in such policies, the insurance shall not be invalidated by any action or inaction of Lessee or any other person operating or in possession of the Equipment regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Lessee or any other person operating or in possession of the Equipment. Lessee agrees that it shall obtain and maintain such other coverages (including pollution coverage), or cause adjustments to be made to the scope, amount or other aspects of the existing coverages, promptly upon Lessor's request, as and when Lessor deems such additional coverages or modifications to be appropriate in light of any changes in applicable law, prudent industry practices, Lessee's anticipated use of the Equipment or other pertinent circumstances.

LEASE AGREEMENT

12. LOSS AND DAMAGE. (a) At all times until the Equipment is returned to Lessor in accordance with this Lease, Lessee shall bear the risk of loss, theft, confiscation, taking, unavailability, damage or partial destruction of the Equipment and shall not be released from its obligations under any Schedule or other Lease Document in any such event. (b) Lessee shall provide prompt written notice to Lessor of any Total Loss or any material damage to the Equipment. Any such notice must be provided together with any damage reports provided to any governmental authority, the insurer or Supplier, and any documents pertaining to the repair of such damage, including copies of work orders, and all invoices for related charges. (c) Without limiting any other provision hereof, Lessee shall repair all damage to any item of Equipment from any and all causes, other than a Total Loss, so as to cause it to be in the condition and repair required by this Lease. (d) A "Total Loss" shall be deemed to have occurred to an item of Equipment upon the actual or constructive total loss of any item of the Equipment, the loss, disappearance, theft or destruction of any item of the Equipment, or damage to any item of the Equipment that is uneconomical to repair or renders it unfit for normal use, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment or the imposition of any Lien thereon by any governmental authority. On the next rent payment date following a Total Loss (a "Loss Payment Date”), Lessee shall pay to Lessor the Basic Rent due on that date plus the Stipulated Loss Value of the item or items of the Equipment with respect to which the Total Loss has occurred (the "Lost Equipment"), together with any Other Payments due hereunder with respect to the Lost Equipment. Upon making such payment, (i) Lessee's obligation to pay future Basic Rent shall terminate solely with respect to the items of Lost Equipment so paid for, but Lessee shall remain liable for, and pay as and when due, all Other Payments, and (ii) Lessor shall convey to Lessee all of Lessor's right, title and interest in the Lost Equipment "AS IS WHERE IS", but subject to the requirements of any third party insurance carrier in order to settle an insurance claim. As used in this Lease, “Stipulated Loss Value” shall mean, with respect to any Equipment on a Schedule, as of the Loss Payment Date, the product of (i) the sum of any accrued and unpaid Rent, plus the present value as of such date of the total Basic Rent for the then remaining term of such Schedule, plus Lessor’s estimate at the time the Schedule was entered into of Lessor’s residual interest in the Equipment, plus the present value of the Other Payments (other than Basic Rent) to become due during the balance of the term of the applicable Schedule, including amounts such as future taxes and (ii) the percentage of the Total Invoice Cost of the Lost Equipment divided by the Total Invoice Cost applicable to such Schedule. After the final rent payment date of the original term or any renewal term of a Schedule, the Stipulated Loss Value shall be determined as of the last rent payment date during the applicable term of such Schedule. (e) Lessor shall be under no duty to Lessee to pursue any claim against any person in connection with a Total Loss or other loss or damage. (f) If Lessor receives a payment under an insurance policy required under this Lease in connection with any Total Loss or other loss of or damage to an item of Equipment, and such payment is both unconditional and indefeasible, then provided Lessee shall have complied with the applicable provisions of this Section, Lessor shall either (1) if received pursuant to a Total Loss, remit such proceeds to Lessee up to an amount equal to the amount paid by Lessee to Lessor as the Stipulated Loss Value, or credit such proceeds against any amounts owed by Lessee pursuant to Section 12(d), or (2) if received with respect to repairs to be made pursuant to Section 12(c), remit such proceeds to Lessee up to an amount equal to the amount of the costs of repair.

13. REDELIVERY. (a) Lessee shall provide written notice to Lessor not less than sixty (60) days and not more than ninety (90) days prior to the expiration of the term of any Schedule (or of any renewal thereof, if applicable) of Lessee's intent to return the Equipment to Lessor upon the expiration of the term of such Schedule. IF LESSEE FAILS TO PROVIDE THE FOREGOING NOTICE IN A TIMELY MANNER, THE TERM OF THE APPLICABLE SCHEDULE AUTOMATICALLY SHALL BE DEEMED TO HAVE BEEN EXTENDED, WHICH EXTENSION SHALL CONTINUE UNTIL NINETY (90) DAYS AFTER THE EXPIRATION OF THE TERM OF ANY SCHEDULE (OR OF ANY RENEWAL THEROF, IF APPLICABLE), DURING WHICH EXTENSION PERIOD LESSEE SHALL CONTINUE TO PAY TO LESSOR PER DIEM RENT AT THE LAST PREVAILING LEASE RATE UNDER THE APPLICABLE SCHEDULE; provided, however that Lessor may elect to terminate such extension at any time upon ten (10) days written notice to Lessee. During such extension period, the terms and conditions of this Lease (including, without limitation, the provisions of this Section 13) shall continue to be applicable. Solely for purposes of the definition of Stipulated Loss Value in Section 12(d) hereof, any such extension shall be deemed a renewal of the term of such Schedule. (b) Upon the expiration or earlier cancellation or termination of any Schedule, Lessee shall return the Equipment to Lessor free and clear of all Liens whatsoever, to such place(s) within the continental United States as Lessor shall specify and pay to Lessor a fee equal to five percent (5%) of the Total Cost.

LEASE AGREEMENT

Lessee shall provide, at its expense, transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance. Lessee shall cause: (1) the applicable Supplier's representative or other qualified person acceptable to Lessor (the "Designated Person") to de- install the Equipment in accordance with the applicable Supplier's specifications (as applicable) and pack the Equipment properly and in accordance with the applicable Supplier's recommendations (as applicable); and (2) the Equipment to be transported in a manner consistent with the applicable Supplier's recommendations and practices (as applicable). Upon return, the Equipment shall be: (i) in the same condition as when delivered to Lessee under the related Schedule, ordinary wear and tear excepted; (ii) mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the applicable Supplier's published and recommended specifications (as applicable); (iii) redelivered with all component parts in good operating condition (and all components must meet or exceed the applicable Supplier's minimum recommended specifications, unless otherwise agreed by Lessor in writing); and (iv) cleaned and cosmetically acceptable, with all Lessee-installed markings removed and all rust, corrosion or other contamination having been removed or properly treated, and in such condition so that it may be immediately installed and placed in service by a third party. Upon delivery, the Equipment shall be in compliance with all applicable Federal, state and local laws, and health and safety guidelines. Lessee shall be responsible for the cost of all repairs, alterations, inspections, appraisals, storage charges, insurance costs, demonstration costs and other related costs necessary to cause the Equipment to be in full compliance with the terms of this Lease. (c) If requested by Lessor, Lessee shall also deliver all related records and other data to Lessor, including all records of maintenance, modifications, additions and major repairs, computerized maintenance history, and any maintenance and repair manuals (collectively, the "Records"). All manuals or other documents delivered to Lessor that are subject to periodic revision will be fully up-to-date and current to the latest revision standard of any particular manual or document. In the event any such Records are missing or incomplete, Lessor shall have the right to cause the same to be reconstructed at Lessee's expense. (d) In addition to Lessor's other rights and remedies hereunder, if the Equipment and the related Records are not returned in a timely fashion, or if repairs are necessary to place any item of Equipment in the condition required in this Section, Lessee shall (i) continue to pay to Lessor per diem rent at the last prevailing lease rate under the applicable Schedule with respect to such item of Equipment, for the period of delay in redelivery, and/or for the period of time reasonably necessary to accomplish such repairs, and (ii) pay to Lessor an amount equal to the aggregate cost of any such repairs. Lessor's acceptance of such rent on account of such delay and/or repair does not constitute an extension or renewal of the term of the related Schedule or a waiver of Lessor's right to prompt return of the Equipment in proper condition. Such amount shall be payable upon the earlier of Lessor's demand or the return of the Equipment in accordance with this Lease. (e) Without limiting any other terms or conditions of this Lease, the provisions of this Section are of the essence of each Schedule, and upon application to any court of equity having jurisdiction, Lessor shall be entitled to a decree against Lessee requiring Lessee's specific performance of its agreements and continued in this Section.

14. INDEMNITY. Lessee shall indemnify, defend and keep harmless Lessor and any Assignee (as defined in Section 17), and their respective agents and employees (each, an "Indemnitee"), from and against any and all Claims (other than such as may directly and proximately result from the actual, but not imputed, gross negligence or willful misconduct of such Indemnitee), by paying or otherwise discharging same, when and as such Claims shall become due. Lessee agrees that the indemnity provided for in this Section includes the agreement by Lessee to indemnify each Indemnitee from the consequences of its own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify each such Indemnitee with respect to Claims for which such Indemnitee is strictly liable. Lessor shall give Lessee prompt notice of any Claim hereby indemnified against and Lessee shall be entitled to control the defense of and/or to settle any Claim, in each case, so long as (a) no Default or Event of Default has occurred and is then continuing, (b) Lessee confirms, in writing, its unconditional and irrevocable commitment to indemnify each Indemnitee with respect to such Claim, (c) Lessee is financially capable of satisfying its obligations under this Section, and (d) Lessor approves the defense counsel selected by Lessee. The term "Claims" shall mean all claims, allegations, harms, judgments, settlements, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that Lessor has incurred or for which it is responsible, in the nature of interest, Liens, and costs (including attorneys' fees and disbursements and any other legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Lessor), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person, arising on account of (1) any Lease Document, including the performance, breach (including any Default or Event of Default) or enforcement of any of the terms thereof, or (2) the Equipment, or any part or other contents thereof, any substance at any time contained therein or emitted therefrom, including any Hazardous Materials that may exist in violation hereof, or the premises at which the Equipment may be located from time to time, or (3) the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession of any property to which it may be attached from time to time, maintenance, use, condition, ownership or operation of any item of Equipment, and by whomsoever owned, used, possessed or operated, during the term of any Schedule with respect to that item of Equipment, the existence of latent and other defects (whether or not discoverable by Lessor or Lessee) any claim in tort for negligence or strict liability, and any claim for patent, trademark or copyright infringement, or the loss, damage, destruction, theft, removal, return, surrender, sale or other disposition of the Equipment, or any item thereof, including, Claims involving or alleging environmental damage, or any criminal or terrorist act, or for whatever other reason whatsoever. If any Claim Is made against Lessee or an Indemnitee, the party receiving notice of such Claim shall promptly notify the other, but the failure of the party receiving notice to so notify the other shall not relieve Lessee of any obligation hereunder.

LEASE AGREEMENT

15. DEFAULT. A default shall be deemed to have occurred hereunder and under a Schedule upon the occurrence of any of the following (each, an "Event of Default"):

(a) non-payment of Basic Rent on the applicable rent payment date;

(b) non-payment of any Other Payment within five (5) days after it is due;

(c) failure to maintain, use or operate the Equipment in compliance with applicable law;

(d) failure to obtain, maintain and comply with all of the insurance coverages required under this Lease; (e) any transfer or encumbrance, or the existence of any Lien that is prohibited by this Lease;

(f) a payment or other default by Lessee under any loan, lease, guaranty or other financial obligation to Lessor or its affiliates which default entitled the other party to such obligation to exercise remedies;

(g) a payment or other default by Lessee under any material loan, lease, guaranty or other material financial obligation to any third party which default has been declared;

(h) an inaccuracy in any representation or breach of warranty by Lessee (including any false or misleading representation or warranty) in any financial statement or Lease Document, including any omission of any substantial contingent or unliquidated liability or Claim against Lessee;

(i) (x) Lessee makes an assignment for the benefit of its creditors, files any petition or takes any action under any bankruptcy, reorganization or insolvency laws or (y) the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Lessee or any of its properties or business (unless, if involuntary, the proceeding is dismissed within forty-five (45) days of the filing thereof) or the rejection of this Lease or any other Lease Document in any such proceeding;

(j) the failure by Lessee generally to pay its debts as they become due or its admission in writing of its inability to pay the same;

(k) Lessee:

(1) (1) enters into a transaction or series of transactions by which: (a) Lessee merges with or consolidates with another person or (b) leases or sells substantially all of its and its subsidiaries’ assets or property substantially as an entirety to any other person or (c) by which any person, entity or group acquires, directly or indirectly, fifty percent (50%) or more of Borrower’s outstanding voting capital stock, unless all outstanding obligations under this Lease are paid full as part of such transaction; or

(2) ceases to do business as a going concern, liquidate, or dissolve; or

(l)  the Lessee or any guarantor dies or ceases to exist;

(m) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Lease;

(n) failure to satisfy the requirements of any financial covenants set forth herein, or in any addendum to this Lease or any Schedule; or

LEASE AGREEMENT

(o) breach by Lessee of any other covenant, condition or agreement (other than those in items (a)-(p)) under this Lease or any of the other Lease Documents that continues for ten (10) days after the occurrence of such default (but such cure period will not be applicable unless such breach is curable by practical means within such period).

(p) failure to promptly remit to Lessor an amount sufficient to reimburse Lessor for all amounts paid to a Supplier under a Supply Contract in the event Lessee fails to accept delivery of any item of Equipment.

16. REMEDIES. (a) if an Event of Default occurs, Lessor may (in its sole discretion) exercise any one or more of the following remedies with respect to such Schedule and any or all other Schedules to which such Lessor is then a party: (1) proceed at law or in equity, to enforce specifically Lessee's performance or to recover damages; (2) declare each such Schedule in default, and cancel each such Schedule or otherwise terminate Lessee's right to use the Equipment and Lessee's other rights, but not its obligations, thereunder and Lessee shall immediately assemble, make available and, if Lessor requests, return the Equipment to Lessor in accordance with the terms of this Lease; (3) enter any premises where any item of Equipment is located and take immediate possession of and remove (or disable in place) such item (and/or any unattached parts) by self-help, summary proceedings or otherwise without liability; (4) use Lessee's premises for storage without liability; (5) sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, at public or private sale, with or without notice to Lessee, and apply or retain the net proceeds of such disposition, with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; (6) enforce any or all of the preceding remedies with respect to any related Collateral, and apply any deposit or other cash collateral, or any proceeds of any such Collateral, at any time to reduce any amounts due to Lessor; (7) demand, accelerate and recover from Lessee all Rent and all other damages whenever the same shall be due; and (8) exercise any and all other remedies allowed by applicable law, including the UCC.

(b) If an Event of Default occurs hereunder or with respect to any Schedule and:

(1) if Lessor recovers the Equipment and disposes of it by a lease or elects not to dispose of the Equipment after recovery, upon demand, Lessee shall pay to Lessor an amount equal to the sum of:

(A) any accrued and unpaid Rent as of the date Lessor recovers possession of the Equipment, plus (B) the present value as of such date of the total Basic Rent for the then remaining term of such Schedule, minus (C) either, as determined by Lessor, (i) the present value, as of the commencement date of any substantially similar re-lease of the Equipment, of the re-lease rent payable for that period, commencing on such date, which is comparable to the then remaining term of such Schedule or (ii) the present value, as of that certain date which may be determined by taking into account Lessor's having a reasonable opportunity to remarket the Equipment, of the "market rent" for such Equipment (as computed pursuant to Article 2A) in the continental United States on that date, computed for that period, commencing on such date, which is comparable to the then remaining term of such Schedule; provided, however, Lessee acknowledges that if Lessor is unable after reasonable effort to dispose of the Equipment at a reasonable price and pursuant to other reasonable terms, or the circumstances reasonably indicate that such an effort will be unavailing, the "market rent" in such event will be deemed to be $0.00, but in the event that Lessor does eventually re-lease or otherwise dispose of the Equipment, it will apply the net proceeds of such disposition, to the extent received in good and indefeasible funds, as a credit or reimbursement, as applicable, in a manner consistent with the applicable provisions of Article 2A. Any amounts discounted to present value shall be discounted at a discount rate equal to the Wall Street Journal Prime Rate, as of the date of default, compounded annually.

(2) if Lessee fails to return the Equipment in the manner and condition required by this Lease, or if Lessor recovers and sells the Equipment, upon demand, Lessee shall pay to Lessor an amount an amount equal to the sum of:

(A) any accrued and unpaid Rent as of either the date of the Event of Default or the date Lessor recovers possession of the Equipment, whichever is later, plus (B) the present value as of such date of the total Basic Rent for the then remaining term of such Schedule, plus (C) Lessor’s estimate at the time the Lease was entered into of Lessor’s residual interest in the Equipment, plus (D) all Enforcement Costs (defined in Section 16(c), minus (E) a credit for any disposition proceeds, if applicable, pursuant to the application provisions in the next sentence. If Lessor recovers and sells the Equipment, any proceeds received in good and indefeasible funds shall be applied by Lessor, with respect to the related Schedule: first, to pay all Enforcement Costs, to the extent not previously paid; second, to pay to Lessor an amount equal to any unpaid Rent due and payable to the extent not previously paid; third, to pay to Lessor any interest accruing on the amounts covered by the preceding clauses, at the Late Charge Rate, from and after the date the same becomes due, through the date of payment; and fourth, (A) if the Lessor under such Schedule is also the Lessor under any other Schedules (whether by retaining the same, or as Assignee), to satisfy any remaining obligations under any or all such other Schedules, or (B) if such Lessor is not the Lessor under any other Schedule, or if Lessee's obligations to such Lessor under such other Schedules have been fully and indefeasibly satisfied, to reimburse Lessee for such amounts to the extent previously paid by Lessee. Any amounts discounted to present value shall be discounted at a discount rate equal to the Wall Street Journal Prime Rate, as of the date of default, compounded annually.

LEASE AGREEMENT

(c) A cancellation of any Schedule shall occur only upon written notice by Lessor to Lessee. Unless already specifically provided for in Section 16(b), if an Event of Default occurs with respect to any Schedule, Lessee shall also be liable for all of the following ("Enforcement Costs"): (1) all unpaid Rent due before, during or after exercise of any of the foregoing remedies, and (2) all reasonable legal fees (including consultation, drafting notices or other documents, expert witness fees, sending notices or instituting, prosecuting or defending litigation or arbitration) and other enforcement costs and expenses incurred by reason of any Default or Event of Default or the exercise of Lessor's rights or remedies, including all expenses incurred in connection with the return or other recovery of any Equipment in accordance with the terms of this Lease or in placing such Equipment in the condition required hereby, or the sale, re-lease or other disposition (including but not limited to costs of transportation, possession, storage, insurance, taxes, lien removal, repair, refurbishing, advertising and brokers' fees), and all other pre-judgment and post-judgment enforcement related actions taken by Lessor or any actions taken by Lessor in any bankruptcy case involving Lessee, the Equipment, or any other person. Late Charges shall accrue with respect to any amounts payable under this Section for as long as such amounts remain outstanding, and shall be paid by Lessee upon demand. No right or remedy is exclusive and each may be used successively and cumulatively. Any failure to exercise the rights granted hereunder upon any Default or Event of Default shall not constitute a waiver of any such right. The execution of a Schedule shall not constitute a waiver by Lessor of any pre-existing Default or Event of Default. With respect to any disposition of any Equipment or Collateral pursuant to this Section, (i) Lessor shall have no obligation, subject to the requirements of commercial reasonableness, to clean-up or otherwise prepare the same for disposition, (ii) Lessor may comply with any applicable law in connection with any such disposition, and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any disposition thereof, (iii) Lessor may disclaim any title or other warranties in connection with any such disposition, and (iv) Lessee shall remain responsible for any deficiency remaining after Lessor's exercise of its remedies and application of any funds or credits against Lessee's obligations under any Schedule, and Lessor shall retain any excess after such application.

17. ASSIGNMENT. (a) LESSEE SHALL NOT ASSIGN, DELEGATE, TRANSFER OR ENCUMBER ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR UNDER ANY SCHEDULE, OR ITS LEASEHOLD INTEREST OR ANY COLLATERAL, SUBLET THE EQUIPMENT OR OTHERWISE PERMIT THE EQUIPMENT TO BE OPERATED OR USED BY, OR TO COME INTO OR REMAIN IN THE POSSESSION OF, ANYONE BUT LESSEE. Without limiting the foregoing, (1) Lessee may not attempt to dispose of any of the Equipment, and (2) Lessee shall (A) maintain the Equipment free from all Liens, other than Permitted Liens, (B) notify Lessor immediately upon receipt of notice of any Lien affecting the Equipment, and (C) defend Lessor's title to the Equipment. A "Permitted Lien" shall mean any Lien for Impositions, Liens of mechanics, materialmen, or suppliers and similar Liens arising by operation of law, provided that any such Lien is incurred by Lessee in the ordinary course of business, for sums that are not yet delinquent or are being contested in good faith and with due diligence, by negotiations or by appropriate proceedings which suspend the collection thereof and, in Lessor's sole discretion, (i) do not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein, and (ii) for the payment of which adequate assurances or security have been provided to Lessor. No disposition referred to in this Section shall relieve Lessee of its obligations, and Lessee shall remain primarily liable under each Schedule and all of the other Lease Documents. (b) Lessor may at any time with or without notice to Lessee grant a security interest in, sell, assign, delegate or otherwise transfer (an "Assignment") all or any part of its interest in the Equipment, this Lease or any Schedule and any related Lease Documents or any Rent thereunder" or the right to enter into any Schedule, and Lessee shall perform all of its obligations thereunder, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an "Assignee"). Lessee agrees not to assert against any Assignee any Abatement (without limiting the provisions of Section 2) or Claim that Lessee may have against Lessor, and Assignee shall not be bound by, or otherwise required to perform any of Lessor's obligations, unless expressly assumed by such Assignee. Lessor shall be relieved of any such assumed obligations. If so directed in writing, Lessee shall pay all Rent and all other sums that become due under the assigned Schedule and other Lease Documents directly to the Assignee or any other party designated in writing by Lessor or such Assignee. Lessee acknowledges that Lessor's right to enter into an Assignment is essential to Lessor and, accordingly, waives any restrictions under applicable law with respect to an Assignment and any related remedies. Upon the request of Lessor or any Assignee, Lessee also agrees (i) to promptly execute and deliver to Lessor or to such Assignee an acknowledgment of the Assignment in form and substance satisfactory to the requesting party, an insurance certificate and such other documents and assurances reasonably requested by Lessor or Assignee, and (ii) to comply with all other reasonable requirements of any such Assignee in connection with any such Assignment. Upon such Assignment and except as may otherwise be provided herein, all references in this Lease to "Lessor" shall include such Assignee. (c) Subject always to the foregoing, this Lease and each Schedule shall inure to the benefit of, and are binding upon, Lessee's and Lessor's respective successors and assigns.

LEASE AGREEMENT

18. MISCELLANEOUS. (a) This Lease, each Schedule hereto or thereto and any commitment letter between the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall not be amended or modified in any manner except by a document in writing executed by both parties. (b) In the event of any inconsistency between this Lease and any Schedule, the terms of such Schedule shall control as to the Equipment listed on such Schedule. (c) Any provision of this Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The representations, warranties and agreements of Lessee herein shall be deemed to be continuing and to survive the execution and delivery of this Lease, each Schedule and any other Lease Documents. With respect to each Schedule, the obligations of Lessee under this Lease which have accrued but not been fully satisfied, performed or complied with prior to the expiration or earlier cancellation or termination of such Schedule, shall survive the expiration or earlier cancellation or termination thereof. (d) All of Lessee's obligations hereunder and under any Schedule shall be performed at Lessee's sole expense. Lessee shall reimburse Lessor promptly upon demand for all expenses incurred by Lessor in connection with (1) any action taken by Lessor at Lessee's request, or in connection with any option, (2) the filing or recording of real property waivers and UCCs, (3) any Enforcement Costs not recovered pursuant to Section 16, (4) all inspections, (5) all lien search reports (and copies of filings) requested by Lessor and (6) all other costs and expenses incurred in connection with this Lease. If Lessee fails to perform any of its obligations with respect to a Schedule, Lessor shall have the right, but shall not be obligated, to affect such performance, and Lessee shall reimburse Lessor, upon demand, for all expenses incurred by Lessor in connection with such performance. Lessor's effecting such compliance shall not be a waiver of Lessee's default. All amounts payable under this Section, if not paid when due, shall be paid to Lessor together with interest thereon at the Late Charge Rate. (e) Lessee irrevocably appoints Lessor as Lessee's attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by this Lease, but only to the extent that the same relates to the Equipment. (f) LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSEE AND/OR LESSOR MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS LEASE. (g) All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt. (h) This Lease shall not be effective unless and until accepted by execution by an officer of Lessor at the address, in the State of [Arizona] (the "State"), as set forth below the signature of Lessor. THIS LEASE AND ALL OF THE OTHER LEASE DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Lease may be commenced in any state or Federal court in the State, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at the mailing address below Lessee's signature, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State. (i) This Lease and all of the other Lease Documents may be executed in counterparts. (j) If Lessor is required by the terms hereof to pay to or for the benefit of Lessee any amount received as a refund of an Imposition or as insurance proceeds, Lessor shall not be required to pay such amount, if any Default has occurred and not been cured. In addition, if Lessor is required by the terms hereof to cooperate with Lessee in connection with certain matters, such cooperation shall not be required if a Default or Event of Default has then occurred and is continuing.

LEASE AGREEMENT

19. DEFINITIONS AND RULES OF CONSTRUCTION. (a) The following terms when used in this Lease or in any of the Schedules have the following meanings: (1) "affiliate": with respect to any given person, shall mean (i) each person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five (5) percent or more of the voting stock, membership interest or similar equity interest having ordinary voting power in the election of directors or managers of such person, (ii) each person that controls, is controlled by, or is under common control with, such person, or (iii) each of such person's officers, directors, members, joint venturers and partners. For the purposes of this definition, "control" of a person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; (2) "applicable law" or "law": any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any governmental authority; (3) "AS IS, WHERE IS": AS IS, WHERE IS, without warranty, express or implied, with respect to any matter whatsoever; (4) "business day": any day, other than a Saturday, Sunday, or legal holiday for commercial banks under the laws of the state of the Lessor's notice address; (5) "governmental authority": any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court, in each case, whether domestic or foreign; (6) "hazardous material": means any chemical, compound, materials, substance or other matter that: (i) is a flammable explosive, asbestos, radioactive materials, nuclear medicine materials, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; (7) "person": any individual, corporation, limited liability entity, partnership, joint venture, or other legal entity or a governmental authority, whether employed, hired, affiliated, owned, contracted with, or otherwise related or unrelated to Lessee or Lessor; and (8) "UCC" or "Uniform Commercial Code": the Uniform Commercial Code as in effect in the State or in any other applicable jurisdiction; and any reference to an article (including Article 2A) or section thereof shall mean the corresponding article or section (however termed) of any such applicable version of the Uniform Commercial Code. (b) The following terms when used herein or in any of the Schedules shall be construed as follows: (1) "herein," "hereof," "hereunder," etc. means in, of, under, etc. this Lease or such other Lease Document in which such term appears (and not merely in, of, under, etc. the section or provision where the reference occurs); (2) "including": means including without limitation unless such term is followed by the words "and limited to", or similar words; and (3) "or" means at least one, but not necessarily only one, of the alternatives enumerated. Any defined term used in the singular preceded by "any" indicates any number of the members of the relevant class. Any Lease Document or other agreement or instrument referred to herein means such agreement or instrument as supplemented and amended from time to time. Any reference to Lessor or Lessee shall include their permitted successors and assigns. Any reference to an applicable law shall also mean such law as amended, superseded or replaced from time to time.

20. PUBLICITY: Lessor will have the right to disclose to others and to include on or in its website, brochures and other marketing materials information consisting of “tombstone-like” statements about this lease transaction which mention Lessee and may use Lessee’s logo and the amount of the lease funding provided by Lessor to Lessee. Such information shall not include any proprietary or confidential information of Lessee. Lessee grants Lessor permission to make reference to Lessee in its marketing materials referenced in this Section 20, unless otherwise notified by Lessee in writing.

21. [OPTION: In the event, after the date of this Agreement, Lessee raises additional capital through the sale of any capital stock of Lessee (other than “Exempted Securities” as defined below) (the “Offered Stock”), solely with respect to the first such offering after the date of this Agreement, Lessee hereby grants to Lessor the right to purchase at the same price and on the same terms as the Offered Stock is to be sold to the other purchasers thereof that number of shares of the Offered Stock determined as follows: the greater of (a) that number of shares of the Offered Stock determined by multiplying the total number of shares of the Offered Stock times Lessor’s percentage ownership of the common stock of Lessee on a fully diluted, as-if exercised, basis or (b) that number of shares of the Offered Stock determined by dividing Five Hundred Thousand Dollars ($500,000.00) by the price at which the Offered Stock is sold by Lessee. As to such offering, in the event Lessor fails to exercise the option granted pursuant to this Section 21 on or before the closing of such offering, the option of Lessor under this Section 21 shall terminate and no longer be in effect. “Exempted Securities” shall mean any of the following: (a) shares of capital stock or options issued to employees or directors of, or consultants or advisors to, the Lessee or any of its Affiliates pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Lessee; (b) shares of capital stock or convertible securities actually issued upon the exercise of options or warrants or shares of capital stock actually issued upon the conversion or exchange of convertible securities, in each case provided such issuance is pursuant to the terms of such option, warrant or convertible security; (c) shares of capital stock, options, warrants, or convertible securities issued to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, or real property leasing transaction; (d) shares of capital stock, options, warrants, or convertible securities issued to suppliers or third party service providers in connection with the provision of goods or services; (e) shares of capital Stock, options, warrants, or convertible securities issued pursuant to the acquisition of another corporation by the Lessee by merger, purchase of substantially all of the assets, or other reorganization or to a joint venture agreement, provided; (f) shares of capital stock, options, warrants, or convertible securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships. This option shall survive the termination of this Agreement.] [NTD: Subject to corporate review.]

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LEASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Master Lease Agreement to be duly executed as of the day and year first above set forth.

Lessor		Lessee

Trinity Capital Fund IV, L.P.
General Partner:
TRINITY SBIC PARTNERS IV, LLC, a Delaware limited liability company, its general partner

By: TRINITY SBIC MANAGEMENT, LLC, a Delaware limited liability company, its manager

By:	/s/ Steven L. Brown	By:	>
Name:	Steven L. Brown	Name:	>
Title:	Managing Member	Title:	>

3075 West Ray Road, Suite 525		Address:	>
Chandler, AZ 85226
Phone: (480) 374-5350		Telephone:	>
		Facsimile:	>

LEASE AGREEMENT

Schedule I

Eligibility Criteria

Representations and Warranties as to Assets

(a)      such Asset has been originated by the related Originator in the ordinary course of its business and the applicable documentation that governs the terms of or secure such Asset has been duly executed by the parties thereto;

(b)      such Asset provides for, in the case of an Asset that is a Loan, periodic payments of interest and/or principal in cash, and in the case of an Asset that is a Lease, periodic payments of rent, which (in each of the foregoing cases) are due and payable on a monthly or quarterly basis;

(c)      such Asset provides for, in the event that such Asset is a loan and is prepaid in whole or in part, a prepayment that fully pays the principal amount of such prepayment together with interest at the related rate of return of such Asset through and including the date of payment;

(d)      the information provided to the Borrowers and its assigns in respect of such Asset pursuant to the Transaction Documents is true and correct in all material respects as of the date such information was provided (or such other date specified with respect thereto);

(e)       such Asset satisfies in all material respects the requirements under the Servicer’s Risk Policy and Procedures and was originated in accordance therewith;

(f)       such Asset represents the unconditional, irrevocable, legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(g)      such Asset is not due from the United States or any state thereof or from any agency, department or instrumentality of the United States or any state thereof;

(h)      such Asset is secured by a security interest in the Obligor’s relevant collateral;

(i)       such Asset is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any contract with respect to such Asset, or the exercise of any right thereunder, will not render such Asset unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and neither the related Originator nor the Borrowers have received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto;

(j)       [reserved];

 Schedule I-1

(k)     such Asset has not been modified or restructured in connection with a default, delinquency or financial distress of the related Obligor;

(l)       such Asset has not been terminated or discharged;

(m)      prior to the Fund II License Surrender Date (in the case of Fund II), the Fund III License Surrender Date (in the case of Fund III) or immediately prior to the Initial Borrowing Date (in the case of Fund IV), the Originator has good and marketable title to such Asset free and clear of all liens, encumbrances, security interests and rights of others (other than Permitted Liens); from and after the Initial Borrowing Date (in the case of Fund IV), the Fund II License Surrender Date (in the case of Fund II), and the Fund III License Surrender Date (in the case of Fund III), immediately prior to the transfer of such Asset to the Borrower, the related Originator had good and marketable title to such Asset free and clear of all liens, encumbrances, security interests and rights of others (other than Permitted Liens) and, immediately upon such transfer, the Borrower shall have good and marketable title to such Asset, free and clear of all liens, encumbrances, security interests and rights of others (other than Permitted Liens);

(n)      a UCC-1 financing statement has been filed naming the related Obligor as debtor and the Originator or relevant Borrower as secured party;

(o)       such Asset has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer, assignment and conveyance of such contract under the applicable Sale and Contribution Agreement or the pledge of such Asset under the Security Agreement is unlawful, void or voidable;

(p)       such Asset has an Obligor that is domiciled or principally located in the United States, Canada, Australia, or the United Kingdom;

(q)      such Asset is not due from an Obligor that was the subject of a proceeding under the Bankruptcy Code or was bankrupt;

(r)       such Asset has an underwritten interest rate of at least 7.0% per annum;

(s)       such Asset, in the case of a loan, has a fixed rate of interest, or has a fixed spread over a common index, and is fully amortizing;

(t)       such Asset has an LTV Ratio of less than or equal to 45%;

(u)      such Asset is not, by its terms, convertible into or exchangeable for an equity security at any time over the its life, unless such conversion may apply only at the option of the Borrower;

(v)      (i) in the case of the Initial Assets, the Custodian Files relating to such Initial Assets have been delivered to the Custodian prior to the Initial Borrowing Date and (ii) in the case of each Additional Asset and Substitute Asset, the Custodian Files relating to such Assets have been delivered to the Custodian prior to the applicable Transfer Date;

 Schedule I-2

(w)      such Asset is not an obligation that is the subject of an exchange or conversion offer and has been called for redemption or tender into any other security or property that does not satisfy the Eligibility Criteria;

(x)       such Asset had no payment due that was 31 or more days past due and such Loan was not a Defaulted Asset;

(y)       such Asset is payable in U.S. Dollars;

(z)       such Asset has not been modified, except as permitted under the Servicing Agreement;

(aa)     such Asset is due from and payable by an Obligor with a Trinity Rating of at least 2.0;

(bb)    such Asset has a maximum principal amount not to exceed $25,000,000;

(cc)    such Asset has an original term to maturity of no more than 60 months and an interest only term not greater than 24 months;

(dd)    such Asset is in registered form for U.S. federal income tax purposes (or in registered or bearer form if not a “registration-required obligation” as defined in Section 163(f)(2)(A) of the Internal Revenue Code);

(ee)     [reserved];

(ff)     such Asset was not selected for sale to a Borrower pursuant to selection procedures believed by the related Originator or the Borrower to be adverse to the interests of the Lenders;

(gg)    the documents in the related Custodian File contain satisfactory legal documentation for loans or equipment leases; and

(hh)    such Asset has a Senior LTV Ratio of less than or equal to 30%.

 Schedule I-3

SCHEDULE II

LOckbox Bank, Lockbox Accounts, Collection Accounts, the Distribution Account, the Reserve Account and Takeout Transaction Account

For the SPE 1 Deposit Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  4226037679

Acct Name:   Wells Fargo Bank, NA

For the Fund II Deposit Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  4066479767

Acct Name:    Wells Fargo Bank, NA

For the Fund III Deposit Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  4722932951

Acct Name:   Wells Fargo Bank, NA

For SPE 1 Collection Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  0001038377

Acct Name:Wells Fargo Bank, NA

For further credit: Acct # 83991400 SPE 1 Collection Account

Attn: Tanner Midas - (612) 667-4376

For SPE 2 Collection Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  0001038377

Acct Name:    Wells Fargo Bank, NA

For further credit: Acct # 83991401 SPE 2 Collection Account

Attn: Tanner Midas - (612) 667-4376

For SPE 3 Collection Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248 (wire)

Acct:  0001038377

Acct Name:   Wells Fargo Bank, NA

For further credit: Acct # 83991402 SPE 3 Collection Account

Attn: Tanner Midas - (612) 667-4376

 Schedule II-1

For Reserve Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name:   Wells Fargo Bank, NA

For further credit: Acct # 83991403 Reserve Account

Attn: Tanner Midas - (612) 667-4376

For Distribution Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct:   0001038377

Acct Name:    Wells Fargo Bank, NA

For further credit: Acct # 83991404 Distribution Account

Attn: Tanner Midas - (612) 667-4376

For Hedge Reserve Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct:   0001038377

Acct Name:   Wells Fargo Bank, NA

For further credit: Acct # 83991405 Hedge Reserve Account

Attn: Tanner Midas - (612) 667-4376

For Takeout Transaction Account deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name:   Wells Fargo Bank, NA

For further credit: Acct # 83991406 Takeout Transaction Account

Attn: Tanner Midas - (612) 667-4376

For Closing Funds deposits:

Wells Fargo Bank, N.A.

ABA: 121000248

Acct: 0001038377

Acct Name:   Wells Fargo Bank, NA

For further credit: Acct # 83991407 Closing Funds Account

Attn: Tanner Midas - (612) 667-4376

 Schedule II-2